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Exhibit 99.4

ABOUT THIS OFFERING CIRCULAR

        References to "Edgen," "our company," "we," "us," "our" and other similar terms refer to Edgen Corporation and all of its subsidiaries, except where it is clear that the term refers only to Edgen Corporation individually. Unless otherwise stated, all historical financial and other information concerning Edgen Corporation contained in this offering circular, including all information regarding our business, is information of Edgen Corporation prior to the acquisition of MIM US (as defined below). Unless otherwise stated, the term "on a pro forma as adjusted basis," when used to describe our operations, refers to operations after giving effect to this offering and the transactions described under "Offering Circular Summary—Recent Developments" and "Offering Circular Summary—Timing of Transactions and Use of Proceeds."

        In presenting our operating results and cash flows in this offering circular, we refer to Edgen Corporation prior to the merger described under "Summary—Recent Developments—Buy-out Transaction" as the "Predecessor." We refer to Edgen Corporation following the merger as the "Successor." When we refer to "combined nine months ended September 30, 2005" in this offering circular, we are referring to our operating results and cash flows on a non-GAAP combined basis. This combined presentation for the nine month period ended September 30, 2005 simply represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2005 to January 31, 2005 and the results of operations of the Successor for the period from February 1, 2005 to September 30, 2005. The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005. We believe that the combined presentation provides relevant information for investors. These combined results, however, are not intended to represent what our operating results would have been had the merger and related transactions occurred at the beginning of the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—General—Predecessor and Successor."

        Our web site address is www.edgencorp.com. The information contained on our web site is not part of this offering circular and is not incorporated in this offering circular by reference.

        Any market share, ranking and other industry data contained in this offering circular are based on independent industry publications, reports by market research firms or other published independent sources. We have not independently verified market share, ranking or other industry data from third-party sources. While we believe this information is reliable and market definitions are appropriate, this information has not been verified by independent sources. Accordingly, we cannot assure you that such market share, ranking and other and industry data are accurate in all material respects.

        Throughout this offering circular we use the terms EBITDA and "adjusted EBITDA" which are not indicators of performance or liquidity determined in accordance with Generally Accepted Accounting Principles in the United States (GAAP), and may not be comparable to similarly titled measures used by other companies.

        We define EBITDA as net income (loss) before cumulative effect of change in accounting principle, loss from discontinued operations net of income tax benefit, net interest expense, income taxes, and depreciation and amortization. We define adjusted EBITDA as EBITDA as adjusted for (1) Buy-out Transaction related expenses, (2) extraordinary employee bonuses, and (3) additional cost of sales related to an inventory purchase price allocation adjustment. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA and adjusted EBITDA, which do not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA and adjusted EBITDA are not complete net cash flow measures or measures of liquidity because EBITDA and adjusted EBITDA do not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity's ability to fund these cash requirements. EBITDA and adjusted EBITDA are not measures of profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA and adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. A reconciliation of income from continuing operations to EBITDA for each of the years ended December 31, 2002, 2003 and 2004, the combined nine months ended September 30, 2005 and the nine months ended September 30, 2004 and a reconciliation of net income (loss) to adjusted EBITDA for the twelve months ended September 30, 2005 is set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FORWARD-LOOKING STATEMENTS

        This offering circular contains forward looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

        Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

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  our substantial leverage;

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  volatility in the oil and gas, processing and power generation industries that we serve;

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  oil and gas drilling activities in North America;

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  steel price volatility;

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  general economic conditions and construction activity in North America;

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  the risks associated with the expansion of our business, including the acquisitions described in this offering circular;

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  our possible inability to integrate any businesses we acquire;

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  domestic and foreign competitive pressures;

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  fluctuations in industry-wide inventory levels;

ii

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  fluctuations in currency exchange rates;

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  asserted and unasserted claims against us;

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  compliance with laws and regulations, including those relating to environmental matters;

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  technological changes; and

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  other factors discussed under "Risk Factors" or elsewhere in this offering circular.

        We believe the forward looking statements in this offering circular are reasonable; however, you should not place undue reliance on any forward looking statement. Further, forward looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information, future events or otherwise.

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Summary

        This summary highlights certain information concerning Edgen Corporation's business and this offering. It does not contain all of the information that may be important to you and to your investment decision. We urge you to carefully read the entire offering circular, including the financial data and related notes and the matters set forth in "Risk Factors" before deciding to invest in the notes.

Edgen Corporation

        We are a leading global distributor of specialty steel pipe, fittings and pipe components for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products we distribute are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are used in maintenance and repair projects, expansions of infrastructure and development projects. We have two operating segments—our alloy products group and our carbon products group. Our alloy products group primarily distributes alloy-based specialty pipes, fittings and flanges that are principally used in high-pressure, extreme temperature and high-corrosion applications such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Our carbon products group primarily distributes prime carbon-based specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the offshore drilling and production segment of the oil and gas industry.

        We purchase specialty steel pipe, fittings and pipe components from manufacturers and sell these products in smaller quantities to a diverse base of end-users and certain maintenance, repair and operations (MRO) distributors for use in high performance niche applications. As an essential intermediary between these manufacturers and end-users, we provide manufacturers, or our vendors, with the inventory stocking and distribution capabilities necessary to effectively service the product and delivery needs of end-users. Also, for our vendors we are a volume purchaser that performs sales, marketing, inventory and credit functions with respect to the products we distribute for them. These are functions that manufacturers generally are not as well-equipped as we are to perform, given the specialized nature of the markets we serve.

        We are a one-stop supply source for many end-users and certain MRO distributors for a broad range of these highly specialized products. We serve our customers by providing them with products, service, inventory management, technical product knowledge and just-in-time product delivery. Our significant distribution capabilities include field locations that stock and distribute inventory and that are in close proximity to our customers. This enables us to provide our customers with rapid execution on their product orders, often within 24 hours of their order. We also provide ancillary services and support to customer specifications for many of the products we sell, including cutting, welding, threading, coating, cleaning and painting.

        We are headquartered in Baton Rouge, Louisiana and we operate in 17 locations, including 15 in the United States and two in Canada. We also conduct European operations through an exclusive full-time sales agent in Scotland. Fourteen of our locations stock inventory for distribution. On a pro forma as adjusted basis, our total sales and adjusted EBITDA for the twelve months ended September 30, 2005 were $305.8 million and $37.3 million, respectively. For an explanation of combined results and for our definition of EBITDA and adjusted EBITDA and a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, see "About this Offering Circular" and "Summary Historical and Pro Forma Consolidated Financial Data."

        We are a Nevada corporation and our principal offices are located at 18444 Highland Road, Baton Rouge, Louisiana 70809 and our telephone number is (225) 756-9868.

Industry Overview

        We operate within the steel pipe, tube, fitting and pipe components industry which is comprised of manufacturers and distributors of welded or seamless pipe, tube and components made from carbon steel and various alloy steels. This industry consists of a large number of small companies, which are limited with respect to product line, inventory size, and customers located within a specific geographic area, and a few relatively large distribution and manufacturing companies.

        Full service distributors like us fulfill an important function for many end-users. Manufacturers sell pipe, tube and components generally in large volumes only to distributors or end-users that can order in large quantities and tolerate relatively long lead times. By providing storage, distribution and services in accordance with customer specifications, distributors act as an effective intermediary between manufacturers and end-users. The inventory management and just-in-time delivery services provided by full service distributors reduce the need, and associated costs and capital requirements, for an end-user to perform its own inventory functions. As a large and sophisticated distributor, we have certain advantages over smaller companies, such as our ability to obtain higher discounts from manufacturers for volume purchases, our ability to service customers with operations in multiple locations, and our sophisticated information technology systems. The specialty pipe and tube market has experienced softness in recent years principally due to weak economic conditions in general and reduced spending on expansion and development projects by end-users. We believe that our focus on the maintenance and repair market and the diversity of our product offerings, customer base and geographic markets tempers the effects to us of downturns in a particular market.

Business Strengths

        We offer a broad range of specialized products.    We are an effective intermediary between vendors and buyers of highly specialized steel pipe, fittings and pipe components for use in high performance niche applications. We offer and deliver a broad range of products that are difficult for our customers to purchase directly from manufacturers because of the large order size and lengthy lead times typically required by manufacturers. Our diverse inventory of specialized products includes over 14,000 stock- keeping units (SKUs) for specialty pipes, fittings and pipe components. For many of our customers, we function as a single inventory source for all of their product requirements in this area.

        We have significant distribution capabilities.    We operate in 17 locations, including 15 in the United States and two in Canada. We conduct European operations through an exclusive full-time sales agent in Scotland. Fifteen of our locations stock inventory for quick turnaround to our customers. Our approximately 87-member sales force consists of field sales representatives as well as on-site sales and service representatives who provide 24-hour customer support. Our distribution locations are located throughout the United States and are in close proximity to our U.S. customers so that we can ship the majority of our products in an expedited manner. In addition, we have developed strong relationships with logistics providers and other shippers to provide access to reliable transportation. These distribution capabilities enable us to provide our customers with rapid execution of their specialized orders.

        Our vendor network is extensive.    We have mutually beneficial, longstanding relationships with an established network of vendors. We believe our vendor relationships are difficult for others to replicate. There are a limited number of manufacturers with the capabilities to produce high grade, specialty pipe and component products, and we are a volume purchaser of their products. Our global network enables us to stock and distribute a considerable breadth of products for use in niche markets. Although we concentrate our purchasing power on a select group of highly valued vendors, we have multiple sources for the products we distribute and are not dependent on any single manufacturer.

        We have a broad customer base.    We distribute to a diverse base of over 2,000 customers in a variety of geographic locations and industries. Our customers include, among others, oil and gas companies, processing and fabrication companies, power generation companies, and MRO distributors. They are generally large companies with recognized names in their respective industries. For the fiscal year ended December 31, 2004, our top ten customers represented less than 23% of our total sales and no single customer represented more than 6% of total sales. For the combined nine months ended September 30, 2005, our top ten customers represented approximately 29% of our total sales and one customer represented approximately 12% of total sales. Due to the nature of our business, customer sales concentrations may materially fluctuate from quarter to quarter based on customer needs.

        We focus on high margin specialty products.    We focus on high margin specialty steel pipe and components that are designed for their high performance characteristics and are frequently used in harsh or extreme environments. Concentrating our sales and marketing resources on higher margin products has contributed to our higher gross profit margins and sales per employee.

        We have a streamlined operating structure.    In 2003, we focused efforts on capturing the synergies, efficiencies and business development opportunities from integrating the six businesses we acquired since 1997. These efforts resulted in simplified operations, improved working capital management, streamlined costs, and enhanced sales, marketing and cross-selling. We now have an integrated business with enhanced operating efficiency. For the fiscal year ended December 31, 2004 as compared to the fiscal year ended December 31, 2003, we increased inventory turns to 2.8 times from 2.1 times and increased gross profit margins by 43.4%.

        We have an experienced management team.    We have an experienced executive management team, averaging nearly 25 years of experience in the steel pipe distribution industry. Daniel J. O'Leary, our President and Chief Executive Officer, has 28 years of experience in the pipe and tube industry and has held executive management positions at Stupp Corporation, Maverick Tube Corporation, Lone Star Steel Company and Red Man Pipe & Supply Company. Our management team also has substantial experience operating under a leveraged capital structure, as well as significant acquisition experience gained from our acquisition of seven companies since 1997. Our management made an equity investment in us of approximately $2.4 million in cash at the closing of the Buy-out Transaction and owns approximately 19% of our equity on a fully diluted basis. Our management is expected to exchange its investment in us for partnership interests in a newly formed holding company and is expected to own approximately 11% of the common interests and 6% of the preferred interests in the holding company after giving effect to the transactions described in "Recent Developments—Formation of New Holding Company."

Business Strategy

        Maximize business development opportunities.    Consistent with our efforts to integrate our acquisitions and streamline our operating structure, we have focused on maximizing opportunities for business development. We have repositioned our field sales and business development team to work together with our regional sales offices, with a focus on increasing sales to our current customers and to developing new customers across our entire portfolio of specialty products. As part of this effort, we intend to continue to:

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  leverage our broad product portfolio by developing relationships with end-users with purchasing needs ranging across all areas of our product portfolio;

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  focus our business development efforts on identifying opportunities to offer our full portfolio of carbon and alloy products to end-users, fabricators and engineering and construction firms;

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  penetrate the MRO distribution market. This distribution market has integrated supply contracts with end-users to supply primarily high-turnover commodity products. These contracts include the sourcing of specialty products and are an opportunity for us to provide products to these MRO suppliers for distribution to their end-users;

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  use customer feedback to enable us to provide meaningful product and service solutions through our inventory depth and breadth, our vendor relationships and our distribution capabilities; and

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  expand customer development opportunities with engineering and construction companies to capitalize on the broad range of products that we can provide to large capital projects.

        Expand Our International Presence.    The international specialty pipe and component market is substantially larger than the domestic market and provides significant potential growth opportunity for our business. Many of our domestic customers have international operations and may provide a built-in market for our products as we expand into select international markets. We have five field sales representatives dedicated to international business development, two outside international sales agents with whom we contract on an agency basis and eight multilingual on-site sales and service representatives focused solely on the international effort. For the year ended December 31, 2004, our sales to international customers grew by 317% to $16.5 million, as compared to the year ended December 31, 2003. The majority of these sales were to customers in Mexico, Western Europe, South America, Canada and Asia. For the combined nine months ended September 30, 2005, our sales to international customers were $28.2 million, as compared to $12.1 million for the nine months ended September 30, 2004. As of September 30, 2005, our international order backlog was approximately $4.0 million.

        Optimize Purchasing and Inventory Levels.    Our vendors often consider us to be a favored, and in some instances, single distribution channel for their specialty products. We aim to continue to build strong relationships with our vendors. While we have established favorable relationships with certain vendors, we continue to maintain secondary suppliers for all key products. During 2004 we consolidated our purchasing power significantly. For the fiscal year ended December 31, 2004, approximately 55% of our purchases were from our top ten vendors, as compared to 43% in 2003. By consolidating our purchasing power we have gained favored status with certain vendors in regard to lead times, discounts and payment terms. As we continue to strengthen our vendor relationships, we are able to devote increased resources to providing our customers with products that are of greater importance to their business and have fewer substitutes.

        Pursue Accretive Strategic Acquisitions.    From 1997 to 2002, we grew through a series of six acquisitions. In addition, we completed the acquisition of Western Flow Products in July 2005, and we are in negotiations with respect to the possible purchase of another company, each as described below under "Recent Developments." We continue to evaluate strategic acquisition opportunities in our core business as they become available, with a view to expanding our geographical reach to attract new customers and more effectively service existing customers. We believe our new business platform will afford quicker integration of any acquisition and facilitate the realization of cost synergies and the growth of sales and earnings.

Recent Developments

Buy-out Transaction

        On December 31, 2004, we entered into a stock purchase agreement with our then existing stockholders and Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, pursuant to which Edgen Acquisition Corporation agreed to purchase all of our outstanding capital stock from our stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption and repayment of our indebtedness but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105.0 million 9 7/8% senior secured notes due 2011 as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

        Concurrently with the acquisition, Edgen Corporation entered into a new $20.0 million senior secured revolving credit facility, referred to as the revolving credit facility, and borrowed $2.7 million in loans thereunder.

        Also, immediately following these transactions, we merged with Edgen Acquisition Corporation. We were the surviving corporation in the merger and became liable for all obligations under the 9 7/8% senior secured notes due 2011 and borrowings under the revolving credit facility. In this offering circular we refer to Edgen Corporation following the merger as the "Successor" and refer to Edgen Corporation prior to the merger as the "Predecessor." We refer to the acquisition and the merger, including the related financing transactions, as the "Buy-out Transaction."

The Exchange Offer

        On July 21, 2005, we exchanged all of our $105.0 million 9 7/8% senior secured notes due 2011 for a like principal amount of registered, publicly tradable 9 7/8% senior secured notes due 2011 having substantially identical terms.

Acquisition of Western Flow

        On July 15, 2005, we purchased 100% of the common stock of Western Flow Products, Inc. ("Western Flow"), an Alberta corporation, for an aggregate purchase price of approximately 2.4 million Canadian dollars. The acquisition of Western Flow was funded with approximately $2.0 million of borrowings under our revolving credit facility and available cash.

        Western Flow is based in Edmonton, Alberta and is a specialty alloy pipe and components distributor primarily to the oil and gas, processing and power generation industries. We believe the acquisition of Western Flow has provided us with the opportunity for geographical expansion in the Canadian marketplace with a broader mix of products.

The Murray Transactions

        On November 29, 2005, our subsidiary, Edgen Carbon Products Group, L.L.C., entered into a purchase agreement with Murray International Metals Limited ("MIM UK") to acquire all of the equity interests of MIM UK's U.S. subsidiary, Murray International Metals, Inc. ("MIM US") for an aggregate purchase price, including assumption of debt, of approximately $20.6 million. We refer to the potential acquisition of MIM US as the "MIM US Acquisition" in this offering circular. In connection with the MIM US Acquisition, Pipe Acquisition Limited, a newly formed limited company organized under the laws of England and Wales, which we refer to as "PAL," organized by funds managed by Jefferies Capital Partners has entered into a purchase agreement with Murray International Holdings Limited and the shareholders of MIM UK to acquire all of the equity interests of MIM UK. We refer to this potential acquisition as the "MIM UK Acquisition" in this offering circular.

Murray International Metals, Inc.

        MIM US is a major supplier of high yield and special grade structural steel to international oil and gas projects being engineered and managed by leading operators, engineering houses and offshore fabricators in the oil and gas industry primarily in North and South America. MIM US is based in Houston, Texas, and is presently a wholly owned subsidiary of MIM UK. MIM US offers a complete range of high-yield steel plate, shapes, and tubulars to customers primarily in North and South

America. We believe the MIM US Acquisition will expand our international presence throughout the Americas. For the fiscal year ended January 31, 2005, MIM US's sales were $29.6 million.

Formation of Holding Company

        Prior to the consummation of this offering, our shareholders organized a new holding company to hold all of the outstanding equity interests of us and PAL. The new holding company, which we refer to as "Holdings," is a Delaware limited partnership and is expected to be controlled by funds managed by Jefferies Capital Partners. Following the MIM UK Acquisition, MIM UK and our company will both be directly or indirectly wholly owned by Holdings. Additionally, certain members of our management will become officers of Holdings. In connection with the MIM UK Acquisition, Holdings will issue additional partnership interests to the funds managed by Jefferies Capital Partners, certain members of management of our company and MIM UK and the sellers of MIM UK.

Timing of Transactions and Use of Proceeds

        We intend to use the proceeds of this offering to fund the purchase price for the MIM US Acquisition, to repay a portion of indebtedness outstanding under our revolving credit facility and to pay related fees and expenses. See "Use of Proceeds." The closing of this offering will occur simultaneously with, and is contingent upon, receipt of a waiver under our revolving credit facility and the satisfaction or waiver of the conditions to the closing of the MIM US Acquisition. The closing of the MIM US Acquisition is contingent upon, among other things, receipt of a favorable opinion from an independent investment banking or appraisal firm as to the fairness to our company of the financial terms of the MIM US Acquisition and the satisfaction or waiver of certain conditions to the closing of the MIM UK Acquisition, including, among other things, PAL entering into financing arrangements for the MIM UK Acquisition and credit facility commitments.

Securities Offered
$30.9 million aggregate principal amount of 9 7/8% Senior Secured Notes due 2011. The notes will be issued under the same indenture as our outstanding $105.0 million 9 7/8% senior secured notes due 2011 (the "Existing Notes") and will be treated as a single class for all purposes under the indenture.
Exchange Offer; Registration Rights	Under a registration rights agreement to be executed in connection with this offering, we will agree to:
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file a registration statement for the exchange notes with the SEC within 120 days of the issue date of the notes to enable the holders of the notes to exchange the privately placed notes for publicly registered notes with substantially identical terms;
• use commercially reasonable efforts to cause the registration statement to be declared effective within 210 days of the issue date of the notes; and
• complete the exchange offer within 30 business days after the effective date of the registration statement.
In addition, in certain circumstances, we have agreed to file a shelf registration statement that would allow some or all of the notes to be offered to the public.
We expect that the exchange notes will have the same CUSIP number and trade together as a single series with the Existing Notes.
We will be required to pay additional interest on the notes if we do not comply with our obligations under the registration rights agreement. See "Exchange Offer and Registration Rights."
Use of Proceeds
We will use the proceeds from this offering to finance the MIM US Acquisition, to repay a portion of indebtedness outstanding under the revolving credit facility and to pay fees and expenses related to this offering and the related transactions. The closing of the MIM US Acquisition is contingent upon, among other things, receipt of a favorable opinion from an independent investment banking or appraisal firm as to the fairness to our company of the financial terms of the MIM US Acquisition and the satisfaction or waiver of certain conditions to the closing of the MIM UK Acquisition, including, among other things, PAL entering into financing arrangements for the MIM UK Acquisition and credit facility commitments.
Delayed Settlement Special Payment
Each purchaser of the notes from the initial purchaser will be entitled to receive a delayed settlement special payment equal to % of the principal amount of the notes so purchased. In order to purchase notes from the initial purchaser and receive this fee, a purchaser must also deliver to us a written agreement to treat the receipt of such fee as ordinary income (in the year of receipt) for tax purposes.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table sets forth, for the periods and dates indicated, our summary historical and pro forma consolidated financial data. On February 1, 2005, Edgen Acquisition Corporation, a newly formed corporation, purchased all of our outstanding common stock from our then existing shareholders for an aggregate purchase price of approximately $124.0 million, which included the assumption and repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. Simultaneously with the acquisition and related transactions, we merged with Edgen Acquisition Corporation and we survived the merger. In this summary, Edgen Corporation following the merger is referred to as the "Successor" and Edgen Corporation prior to the merger is referred to as the "Predecessor." The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005.

        We have derived (i) our summary historical consolidated statement of operations and balance sheet data for the fiscal years ended December 31, 2004, 2003 and 2002 from our audited consolidated financial statements included elsewhere in this offering circular and (ii) our summary historical condensed consolidated statement of operations data for the period February 1, 2005 to September 30, 2005 (Successor), the period January 1, 2005 to January 31, 2005 (Predecessor) and the nine months ended September 30, 2004 (Predecessor) and our summary historical condensed consolidated balance sheet data as of September 30, 2005 from the interim unaudited condensed consolidated financial statements included elsewhere in this offering circular. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. Historical results are not necessarily indicative of results of future operations, and results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        The summary unaudited pro forma balance sheet data as of September 30, 2005 has been prepared to give pro forma effect to the following transactions as if they had occurred on that balance sheet date:

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  the MIM US Acquisition; and

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  this offering and the use of proceeds therefrom.

        The summary unaudited pro forma financial data for the year ended December 31, 2004, the nine months ended September 30, 2005 and 2004 and the twelve months ended September 30, 2005 have been prepared to give pro forma effect to the following transactions as if they had occurred on January 1, 2004, the beginning of our 2004 fiscal year:

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  the Buy-out Transaction (including the issuance of our Existing Notes and borrowings under our revolving credit facility); and

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  the acquisition of Western Flow.

        The summary unaudited pro forma as adjusted financial data as of and for the year ended December 31, 2004, the nine months ended September 30, 2005 and 2004 and the twelve months ended September 30, 2005 have been prepared to give pro forma effect to the following transactions as if they had occurred on January 1, 2004, the beginning of our 2004 fiscal year:

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  the Buy-out Transaction (including the issuance of our Existing Notes and borrowings under our revolving credit facility);

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  the acquisition of Western Flow;

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  the MIM US Acquisition; and

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  this offering and the use of proceeds therefrom.

        The summary unaudited pro forma and pro forma as adjusted financial data presented below is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions listed above actually been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

        The summary historical and pro forma consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the sections entitled "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements, the audited financial statements of MIM US and the related notes thereto contained elsewhere in this offering circular.

	Predecessor
	Fiscal Year Ended December 31,
						Twelve Months Ended September 30, 2005 Pro Forma As Adjusted(4)
	2004 Historical	2003 Historical	2002 Historical	2004 Pro Forma	2004 Pro Forma As Adjusted
	(dollars in thousands)
Statement of Operations Data:
Sales	$207,821	$147,025	$212,312	$210,415	$240,047	$305,779
Gross profit	52,463	25,879	43,944	53,250	58,612	67,253
Operating income (loss)	18,055	(5,717)	14,621	18,960	22,744	17,275
Other Financial Data:
Depreciation and amortization	2,400	2,001	1,672	2,464	2,497	2,560
Total capital expenditures	1,112	2,499	2,369	1,174	1,176	1,375
Net cash provided by (used in):
Cash flows—operating activities	5,849	24,738	(1,770)	2,465	2,467	(5,631)
Cash flows—investing activities	(1,036)	(3,115)	(10,214)	(124,030)	(144,972)	(147,423)
Cash flows—financing activities	(7,803)	(18,499)	11,401	118,575	139,515	156,544
EBITDA(1)	$20,561	$(3,542)	$16,347	$21,549	$25,331	$20,137
Adjusted EBITDA(1)				$25,149	$28,931	$37,279
Pro Forma Ratios—
Total pro forma as adjusted debt/Adjusted EBITDA(2)						3.8	x
Adjusted EBITDA/pro forma interest expense(3)						2.4	x

	Successor	Predecessor	Predecessor
	Period February 1, 2005 to September 30, 2005 Historical	Period January 1, 2005 to January 31, 2005 Historical	Nine Months Ended September 30, 2004 Historical	Nine Months Ended September 30, 2005 Pro Forma	Nine Months Ended September 30, 2005 Pro Forma As Adjusted
	(dollars in thousands)
Statement of Operations Data:
Sales	$196,000	$18,945	$149,927	$218,006	$238,240
Gross profit	40,608	4,792	37,902	46,352	50,324
Operating income (loss)	18,338	(9,773)	14,459	9,286	11,844
Other Financial Data:
Depreciation and amortization	1,689	201	1,796	1,902	1,927
Total capital expenditures	1,073	4	558	920	1,538
Net cash provided by (used in):
Cash flows—operating activities	(17,859)	4,249	(2,071)	(13,610)	(13,607)
Cash flows—investing activities	(123,957)	(1)	(550)	(123,958)	(123,961)
Cash flows—financing activities	142,563	(1,477)	(341)	141,086	141,086
EBITDA(1)	$20,170	$(9,622)	$16,218	$11,281	$13,961
Adjusted EBITDA(1)				$24,823	$27,503
	As of September 30, 2005
	Historical	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$753	$753	$753
Net property, plant and equipment	11,609	11,609	11,696
Total assets	194,677	194,677	219,970
Total debt	119,323	119,323	142,462
Total shareholders' equity	$30,650	$30,650	$30,650

(1)
We define EBITDA as net income (loss) before cumulative effect of change in accounting principle, loss from discontinued operations net of income tax benefit, net interest expense, income taxes, and depreciation and amortization. We define adjusted EBITDA as EBITDA as adjusted for (1) Buy-out Transaction related expenses, (2) extraordinary employee bonuses, and (3) additional cost of sales related to an inventory purchase price allocation adjustment. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA and adjusted EBITDA, which do not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA and adjusted EBITDA are not complete net cash flow measures or measures of liquidity because EBITDA and adjusted EBITDA do not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity's ability to fund these cash requirements. EBITDA and adjusted EBITDA are not measures of profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA and adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. Our presentation of EBITDA and adjusted EBITDA may not comply with SEC guidelines relating to non-GAAP financial measures. See "Securities and Exchange Commission Review."

Set forth below is a reconciliation of net income (loss) to EBITDA for the periods presented.

	Predecessor
	Fiscal Year Ended December 31,
						Twelve Months Ended September 30, 2005 Pro Forma As Adjusted(3)
	2004 Historical	2003 Historical	2002 Historical	2004 Pro Forma	2004 Pro Forma As Adjusted
	(dollars in thousands)
Statement of Operations Data:
Net income (loss)	$16,209	$(4,659)	$(31,935)	$12,698	$12,769	$7,192
Cumulative effect of change in accounting principle	—	—	39,414	—	—	—
Loss from discontinued operations, net of income tax benefit	—	189	2,709	—	—	—
Income tax (benefit) expense	(3,211)	(4,195)	1,385	(5,242)	(5,200)	(5,227)
Interest expense, net	5,163	3,122	3,102	11,629	15,265	15,612
Depreciation and amortization	2,400	2,001	1,672	2,464	2,497	2,560

EBITDA	$20,561	$(3,542)	$16,347	$21,549	$25,331	$20,137

The following table sets forth the calculation of adjusted EBITDA for the Pro Forma and Pro Forma As Adjusted columns:

EBITDA	$21,549	$25,331	$20,137
Buy-out Transaction related expenses(5)	—	—	11,998
Extraordinary employee bonuses(6)	3,600	3,600	3,600
Inventory purchase price allocation adjustment(7)	—	—	1,544

Adjusted EBITDA	$25,149	$28,931	$37,279

	Successor	Predecessor	Predecessor
	Period February 1, 2005 to September 30, 2005 Historical	Period January 1, 2005 to January 31, 2005 Historical	Nine Months Ended September 30, 2004 Historical	Nine Months Ended September 30, 2005 Pro Forma	Nine Months Ended September 30, 2005 Pro Forma As Adjusted
	(dollars in thousands)
Statement of Operations Data:
Net income (loss)	$6,548	$(8,240)	$7,871	$(1,868)	$(1,905)
Cumulative effect of change in accounting principle	—	—	—	—	—
Loss from discontinued operations, net of income tax benefit	—	—	—	—	—
Income tax (benefit) expense	3,810	(1,916)	3,372	2,152	2,130
Interest expense, net	8,123	333	3,179	9,095	11,809
Depreciation and amortization	1,689	201	1,796	1,902	1,927

EBITDA	$20,170	$(9,622)	$16,218	$11,281	$13,961

The following table sets forth the calculation of adjusted EBITDA for the combined nine months ended September 30, 2005:

EBITDA	$13,961
Buy-out Transaction related expenses(5)	11,998
Inventory purchase price allocation adjustment(7)	1,544

Adjusted EBITDA	$27,503

(2)
Total pro forma as adjusted debt gives effect to the issuance of the notes offered hereby and the repayment of borrowings under the revolving line of credit without consideration of the discount and delayed settlement special payment in connection with the Notes offered hereby.

(3)
The pro forma interest expense gives effect to the issuance of notes offered hereby with an assumed interest rate of 9 7/8% per annum.

(4)
The following table presents the calculation of the pro forma as adjusted statement of operations data for the twelve months ended September 30, 2005, which was derived by adding the statements of operations data for the year ended December 31, 2004 and the combined nine months ended September 30, 2005 and then subtracting the statement of operations data for the nine months ended September 30, 2004. These pro forma statements of operations were derived from the unaudited pro forma condensed combined financial statements included elsewhere in this offering circular.

	Pro Forma As Adjusted
	Year Ended December 31, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Twelve Months Ended September 30, 2005
	(dollars in thousands)
SALES	$240,047	$238,240	$172,508	$305,779
COST OF SALES	181,435	187,916	130,825	238,526

Gross profit	58,612	50,324	41,683	67,253
OPERATING EXPENSES:
Yard and shop expense	4,592	3,692	3,430	4,854
Selling, general, and administrative expense	28,779	32,861	19,076	42,564
Depreciation and amortization expense	2,497	1,927	1,864	2,560

Total operating expenses	35,868	38,480	24,370	49,978
INCOME FROM OPERATIONS	22,744	11,844	17,313	17,275
OTHER INCOME (EXPENSE):
Other income (expense)	90	190	(22)	302
Interest income (expense)	(15,265)	(11,809)	(11,462)	(15,612)

INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAX
EXPENSE	7,569	225	5,829	1,965
INCOME TAX EXPENSE (BENEFIT)	(5,200)	2,130	2,157	(5,227)

INCOME FROM CONTINUING OPERATIONS	12,769	(1,905)	3,672	7,192
PREFERRED DIVIDEND REQUIREMENT	(1,836)	(1,384)	(1,377)	(1,843)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$10,933	$(3,289)	$2,295	$5,349

(5)
Includes expenses directly related to the Buy-out Transaction on February 1, 2005, including fees paid to management, directors and the previous owners and related legal and other expenses. Management believes these expenses to be one-time nonrecurring costs.

(6)
The employee bonus pool achieved in 2004 was higher than expected due to strong business performance relative to our business plan. Management believes that the normalized employee bonus pool for 2004 would have been reduced by $3.6 million given a more comparable business plan compared to our 2004 performance results.

(7)
In connection with the Buy-out Transaction on February 1, 2005, purchase accounting was applied as of that date resulting in a purchase price adjustment of $1.9 million to write-up the fair value of our inventory. As this inventory is used, the purchase price adjustment is reduced resulting in an increase in cost of sales and a reduction in gross profit. For the period from February 1, 2005 to September 30, 2005, cost of sales was increased by $1.5 million related to this purchase price adjustment. Management believes this non-cash charge should not be considered in deriving our gross profits.

RISK FACTORS

        An investment in the notes involves a significant degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this offering circular before deciding to invest in the notes. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition, results of operations or liquidity. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Relating to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        Our indebtedness is substantial. As of September 30, 2005, we had $119.3 million of total indebtedness outstanding. After giving pro forma effect to this offering (including the use of proceeds therefrom) and the MIM US Acquisition we will have approximately $142.5 million of total indebtedness outstanding, including approximately $7.1 million of indebtedness under our revolving credit facility, and the ability to borrow up to an additional $12.9 million under our revolving credit facility. As a result, we are a highly leveraged company. This level of leverage could have important consequences to you, including the following:

  •
  it may be more difficult for us to satisfy our obligations under the notes and our other indebtedness (for example, we may not be able to pay interest or repurchase the notes when and if we are required to do so);

  •
  a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, which would reduce the funds available for operations, future business opportunities or other purposes;

  •
  our ability to obtain additional debt or equity financing in the future to fund working capital, capital expenditures, acquisitions, general corporate or other purposes will be limited;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate will be limited;

  •
  we may be placed at a competitive disadvantage compared to those of our competitors who operate on a less leveraged basis; and

  •
  we will be more vulnerable to adverse changes in economic and industry conditions.

        In addition, the indenture governing the notes and our revolving credit facility contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

The credit ratings assigned to the notes and the Existing Notes may be downgraded.

        The credit ratings assigned by Standard & Poor's Ratings Group and/or Moody's Investor Service, Inc. (the "Rating Agencies") to the notes and the Existing Notes represent the opinion and assessment of the Rating Agencies of the credit quality of the notes and the Existing Notes and are not a guaranty of quality or a recommendation to buy, sell or hold the notes and the Existing Notes. Any ratings assigned by each Rating Agency to the notes and the Existing Notes reflect such Rating Agency's assessment of the likelihood that you will receive timely payments of interest and principal to which you are entitled. Such ratings do not constitute an assessment of the likelihood that principal prepayments (including those caused by defaults) on the notes and the Existing Notes will be made, the degree to which the rate of such prepayments might differ from that originally anticipated or the likelihood of early optional termination of the notes and the Existing Notes. Such ratings do not address the possibility that prepayment at higher or lower rates than anticipated by you may cause you to experience a lower than anticipated yield or that you might fail to recoup its initial investment under certain prepayment scenarios. Such ratings may be downgraded, qualified and/or withdrawn by the Rating Agencies from time to time if, in their judgment, circumstances in the future warrant such action. We believe that the credit ratings assigned to the notes and the Existing Notes may be downgraded in the future by one or both Rating Agencies as a result of the application of a new formula to the notes and the Existing Notes. Any such downgrade, or any qualification or withdrawal, by one or both Rating Agencies may adversely effect the value of the notes and the Existing Notes and/or your ability to transfer your notes and Existing Notes to certain investors. You are advised to consult with your advisors regarding the effect that a downgrade, qualification or withdrawal of the credit ratings on the notes and the Existing Notes may have on your ability to continue to hold or invest in such notes.

Risks Relating to Our Business

Volatility in oil and gas prices and refining margins could reduce demand for our specialty pipe and tube products, which could cause our sales to decrease.

        Proceeds from the sale of specialty steel pipe, fittings and flanges to the oil and gas industry constitute a significant portion of our sales. As a result, we depend upon the oil and gas industry and its ability and willingness to make capital expenditures to explore for, develop and produce oil and gas and produce refined products. If these expenditures decline, our business will suffer. The industry's willingness to explore, develop, produce, and refine depends largely upon the availability of attractive drilling prospects and the prevailing view of future oil and gas prices. Many factors affect the supply and demand for oil and gas and therefore influence our product prices, including:

  •
  level of domestic and worldwide oil and natural gas production;

  •
  level of domestic and worldwide supplies of, and demand for, oil and natural gas;

  •
  expected cost of delivery of new reserves;

  •
  availability of attractive oil and gas fields for production, which may be affected by governmental action, or environmental activists which may restrict drilling prospects;

  •
  changes in the cost or availability of transportation infrastructure;

  •
  level of drilling activity;

  •
  national, governmental and other political requirements, including the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and pricing;

  •
  impact of political instability or armed hostilities involving one or more oil and gas producing nations;

  •
  domestic and worldwide refinery overcapacity or undercapacity and utilization rates;

  •
  pricing and other actions taken by competitors that impact the market;

  •
  failure to successfully implement planned capital projects or to realize the benefits expected for those projects;

  •
  changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

  •
  aggregate refinery capacity to convert heavy sour crude oil into refined products;

  •
  cost of developing alternate energy sources;

  •
  domestic and foreign governmental regulations, especially environmental regulations, trade laws and tax policies; and

  •
  the overall domestic and foreign economic environment.

        Volatility in the oil and gas markets and general economic conditions could cause demand for our principal products to decrease, which would adversely affect our business, consolidated financial condition, results of operations and liquidity.

        Oil and gas, power and refined products prices have been and are expected to remain volatile. This volatility causes oil and gas companies, drilling contractors, power generators and utilities, MROs and refiners to change their strategies and expenditure levels. We have experienced in the past, and we may experience in the future, significant fluctuations in operating results based on these changes.

Supply of steel and the price we pay for steel pipe and components may fluctuate due to a number of factors beyond our control, which could adversely affect our operating results.

        We purchase large quantities of carbon and alloy steel pipe and components, which we sell to a variety of end-users and certain MRO distributors. The prices we pay for these products and the prices we charge for our products may change depending on many factors outside of our control, including general economic conditions (both domestic and international), competition, production levels, import duties and other trade restrictions, currency fluctuations and surcharges imposed by our suppliers. Prices for raw materials used in the production of steel have increased significantly in recent months due primarily to international demand. We seek to maintain our profit margin by attempting to increase the price of our products in response to increases in the prices we pay for our inventories. If, however, we are unable to pass on higher costs to our customers, there is a delay in our ability to pass on higher costs to our customers or our supply of products is delayed or curtailed, this could have a material adverse effect on our business, financial condition, results of operations and liquidity. Alternatively, significant steel price decreases can have a material adverse effect on our business, financial condition, results of operation and liquidity if decreases in steel prices necessitate us to reduce product pricing, especially to the extent inventory has been purchased by us prior to the steel price decreases.

Our business is sensitive to economic downturns, which could cause our revenues to decrease.

        The demand for our products is dependent on the general economy, the oil and gas, processing and power generation industries and other factors. Downturns in the general economy or in the oil and gas, processing or power generation industries can cause demand for our products to materially decrease. The specialty pipe and tube market has experienced softness in recent years principally due to weak economic conditions in general and reduced spending on expansion and development projects by end-users. During 2003, we experienced a significant decline in sales and profitability, primarily as a result of a severely depressed power generation market and reduced spending in the processing and oil and gas industries, and an internal decision to liquidate inventory of certain low-margin products. In addition, if we are not adequately able to predict demand and if our inventories (or the inventories of manufacturers, other distributors or our customers) become excessive, there could be a material adverse effect on price levels for our products, the quantity of products sold by us and our revenues.

Significant competition from a number of companies could reduce our market share and have an adverse effect on our selling prices and sales volumes.

        We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We might be unable to compete successfully with respect to these or other factors. If we are unsuccessful, we could lose market share to our competitors. Moreover, actions by our competitors could have an adverse effect on our selling prices and sales volumes.

The development of alternatives to specialty pipe and component products distributors in the supply chain could cause a decrease in our sales and operating results and limit our ability to grow our business.

        Our customers could begin satisfying more of their product needs by purchasing directly from manufacturers, which could result in decreases in our sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and inventory stocking capabilities and sell more products directly to our customers. These or other actions that remove us from, or limit our role in, the distribution chain, may harm our competitive position in the specialty pipe and component products marketplace and reduce our sales and earnings.

Increases in customer, manufacturer and distributor inventory levels could reduce our sales and profit.

        Customer, manufacturer and distributor inventory levels of specialty pipe and component products can change significantly from period to period. Increases in our customers' inventory levels can have a direct adverse effect on the demand for these products when customers draw from inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and overall profitability.

        Increased inventory levels by manufacturers or other distributors can cause an oversupply of specialty products in our markets and reduce the prices that we are able to charge for our products. Reduced prices, in turn, would likely reduce our margins and overall profitability.

We rely on our information technology systems to manage numerous aspects of our business and customer and supplier relationships and a disruption of these systems could adversely affect our business.

        Our information technology (IT) system is an integral part of our business and growth strategies, and a serious disruption to our IT system could significantly limit our ability to manage and operate our business efficiently, which in turn could cause our business and competitive position to suffer and cause our results of operations to be reduced. We depend on our IT system to process orders, track credit risk and manage inventory and accounts receivable collections. Our IT system also allows us to efficiently purchase products from our suppliers and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. While we have contingency plans in place in case of an emergency, we cannot assure you that the plans will allow us to continue to operate at our current level of efficiency.

Loss of third-party transportation providers upon whom we depend or conditions negatively affecting the transportation industry could increase our costs or cause a disruption in our operations.

        We depend upon third-party transportation providers for delivery of products to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, increases in fuel prices and weather conditions, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis. We cannot predict whether or to what extent recent increases or anticipated increases in fuel prices may impact our costs or cause a disruption in our operations going forward.

Loss of key suppliers or reduced product availability could decrease our sales and earnings.

        For the fiscal year ended December 31, 2004, our ten largest suppliers accounted for approximately 55% of our purchases and our single largest supplier accounted for approximately 12% of our purchases. The loss of any of these suppliers—or a reduction in purchases by us from these suppliers that results in the loss of volume discounts—could result in a decrease in our sales, operating results and earnings by decreasing the availability, or increasing the prices, of products we distribute, which could limit our ability to satisfy our customers' product needs. Such reduced product availability could put us at a competitive disadvantage.

        In addition, particular products or product lines may not be available to us, or available in quantities sufficient to meet our customer demand. A substantial decrease in the availability of these products or product lines could result in a decrease in our sales, operating results and earnings as we might not be able to satisfy our customer's product needs. Such reduced product availability could put us at a competitive disadvantage.

Our ten largest customers account for a substantial portion of our sales and profits, and the loss of these customers could result in materially decreased sales and profits.

        Our top ten customers accounted for approximately 29% of our overall sales for the combined nine months ended September 30, 2005 and one customer represented approximately 12% of total sales. While we generally have contracts with our major customers, these contracts generally may be discontinued with 30 days' notice by either party, are not exclusive and do not require minimum levels of purchases. We may lose a customer for any number of reasons, including as a result of a merger or acquisition, contract expiration, the selection of another provider of specialty pipe and component products, business failure or bankruptcy, or our performance. We may not retain long-term relationships or secure renewals of short-term relationships with our major customers in the future. If we were to lose major customers, our revenues and profits would materially decrease.

We may need additional capital in the future and it may not be available on acceptable terms.

        We may require more capital in the future to:

  •
  fund our operations;

  •
  finance investments in equipment and infrastructure needed to maintain and expand our distribution capabilities;

  •
  enhance and expand the range of products we offer; and

  •
  respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

        We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness as our competitors may provide better maintained networks or offer an expanded range of services.

Risks generally associated with acquisitions, including identifying and integrating future acquisitions.

        An important element of our growth strategy has been and is expected to continue to be the pursuit of acquisitions of other businesses that either expand or complement our existing product lines. We cannot assure you, however, that we will be able to identify additional acquisitions or that we would realize any anticipated benefits from such acquisitions. Integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers and potential adverse short-term effects on operating results. Acquired businesses may require a greater amount of capital, infrastructure or other spending than we anticipate. In addition, we may incur debt or issue securities to finance future acquisitions, which could adversely affect our ability to fulfill our obligations under the notes. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or at all. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy could be adversely impacted.

We may not be able to effectively integrate MIM US into our operations.

        Our operating results may be adversely effected if we are unable to consolidate and effectively integrate the operations of MIM US into our operations, or if the integration takes longer or is more complex or expensive than anticipated. We may not be able to do so successfully without substantial costs, delays or other difficulties. We may face significant challenges in consolidating functions and integrating procedures, information technology systems, personnel and operating philosophies in a timely and efficient manner. The integration process is complex and time consuming and may pose a number of obstacles, such as:

  •
  the loss of key employees or customers;

  •
  the challenge of maintaining the quality of customer service;

  •
  the need to coordinate geographically diverse operations;

  •
  retooling and reprogramming of equipment and information technology systems; and

  •
  the resulting diversion of management's attention from our day-to-day business and the need to hire and integrate additional management personnel to manage our expanded operations.

        If we are not successful in completing the integration of MIM US into our operations, or if we cannot operate the MIM US business as effectively as we anticipate, whether as a result of deficiency of the MIM US business or otherwise, or if the MIM US business fails to achieve market acceptance, our operating performance, margins, sales and reputation could be materially adversely affected.

Disruptions in the political and economic conditions of the foreign countries in which we purchase and/or distribute our products could adversely affect our business.

        We distribute our products internationally, including to Western Europe, South America, Canada, Mexico and Asia and expect to expand our distribution into new regions. In addition, substantially all of our alloy products are imported from international markets such as Germany, Italy, South Korea or Japan and we also purchase a portion of our carbon products from abroad. International distribution increases our exposure to risks of war, terrorist attacks, local economic conditions, political disruption, civil disturbance and governmental policies that may:

  •
  disrupt our purchasing and/or distribution capabilities;

  •
  restrict the movement of funds or limit repatriation of profits;

  •
  lead to U.S. government or international sanctions; and

  •
  limit access to markets for periods of time.

Hurricanes or other adverse weather events could negatively affect our local economies or disrupt our operations, which could have an adverse effect on our business or results of operations.

        Our market areas in the southeastern United States are susceptible to hurricanes. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. Additionally, we may experience communication disruptions with our customers, suppliers and employees. In late August 2005 and September 2005, Hurricanes Katrina and Rita struck the gulf coast of Louisiana, Mississippi, Alabama and Texas and caused extensive and catastrophic physical damage to those market areas. Although an initial assessment has shown that our Louisiana and Texas locations in the affected areas sustained minor physical damage and were closed for a minimal number of days to secure our employees, our sales order backlog was negatively affected for the nine months ended September 30, 2005. We cannot predict whether or to what extent damage caused by Hurricanes Katrina and Rita or future hurricanes will affect our operations or the economies in those market areas. Such weather events could result in disruption of our purchasing and/or distribution capabilities, interruption of our business that exceeds our insurance coverage, our inability to collect from customers and increased operating costs. Our business or results of operations may be adversely affected by these and other negative effects of hurricanes or other adverse weather events.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

        Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. The departure of our executive officers could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us. See "Management."

We might be unable to employ and retain a sufficient number of sales and customer service personnel.

        Many of our customers require products that are complex, highly engineered and often must be able to perform in harsh conditions. We believe that our success depends upon our ability to employ and retain qualified sales and service personnel with the ability to understand our products and provide tailored product solutions to our customer base. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase and our growth potential could be impaired.

We are subject to environmental laws and regulations relating to hazardous materials, substances and waste used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

        Our operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. As with other companies engaged in like businesses, the nature of our operations expose us to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. We cannot assure you that material costs will not be incurred in connection with such liabilities or claims.

        Based on our company's experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations. We cannot predict, however, what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. Nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

We may not have adequate insurance for potential liabilities.

        Our specialty pipe and component products are sold primarily for use in the oil and gas, processing and power generation industries, which are subject to inherent risks that could result in death, personal injury, property damage, pollution or loss of production. In addition, defects in our specialty pipes and component products could result in death, personal injury, property damage, pollution or damage to equipment and facilities. Actual or claimed defects in the products we distribute may give rise to claims against us for losses and expose us to claims for damages. Our insurance may be inadequate or unavailable to protect us in the event of a claim or our insurance coverage may be canceled or otherwise terminated. We face the following additional risks under our insurance coverage:

  •
  we may not be able to continue to obtain insurance on commercially reasonable terms or at all;

  •
  we may be faced with types of liabilities that will not be covered by our insurance, such as damages from environmental contamination or terrorist attacks;

  •
  the dollar amount of any liabilities may exceed our policy limits; and

  •
  we may incur losses from interruption of our business that exceed our insurance coverage.

        Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

We are subject to litigation risks that may not be covered by insurance.

        In the ordinary course of business, we become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have sold, and some relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

The ownership and control of our company and MIM UK by a single holding company may result in conflicts of interest between our company and MIM UK.

        Prior to the completion of the offering, we will become a wholly owned subsidiary of Holdings, an entity to be organized by Jefferies Capital Partners and our other existing stockholders. In a separate transaction, Holdings is expected to acquire all outstanding equity interests of MIM UK. The ownership of our company and MIM UK by a single holding company may result in conflicts of interest between MIM UK and our company. For example, Holdings may cause MIM UK to pursue opportunities that would be attractive to us. If such potential opportunities were diverted from our company to MIM UK, our business, financial condition and results of operations could be adversely effected. Additionally, we expect that our CEO and CFO will become officers of Holdings. As officers of Holdings, our CEO and CFO will have substantial responsibilities in connection with the management of the business and operations of Holdings, which may lead to the diversion of their time and resources from the day-to-day business and operations of our company. If our CEO or CFO is unable to devote sufficient time and resources to our company, our business, financial condition or results of operations could be adversely effected.

We are controlled by parties whose interests may not be aligned with yours.

        JCP currently controls our company and following the formation of Holdings, will control Holdings. Accordingly, JCP has and will continue to have, by virtue of its stock ownership and the terms of the securities holders agreement, significant influence over our management, and the ability to elect a majority of our board of directors and to determine the outcome of any other matter submitted to the stockholders for their approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations and the sale of all or substantially all of our assets. The interests of JCP may differ from your interests as a noteholder, and as such JCP may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of JCP might conflict with your interests as a noteholder. In addition, JCP may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance its equity investment, even though such transactions might involve risks to you as a holder of the notes. Holdings will be controlled by JCP. One of the managing members of JCP is an executive officer of the initial purchaser and a member of the Board of Directors of the parent of the initial purchaser. The parent company of the initial purchaser is an investor in certain of the funds managed by JCP and has an interest in a portion of the incentive fees earned by JCP. See "Certain Relationships and Related Transactions" and "Plan of Distribution."

USE OF PROCEEDS

        The estimated net proceeds from this offering after deducting estimated commissions, fees and expenses of this offering will be approximately $27.8 million, which will be used to finance the MIM US Acquisition, to repay a portion of indebtedness outstanding under our revolving credit facility and to pay related fees, expenses and commissions. The closing of this offering is conditioned upon the receipt of a waiver under our revolving credit facility and the closing of the MIM US Acquisition and MIM UK Acquisition. The following table sets forth the estimated sources and uses of funds (actual amounts may differ):

Sources of Funds	Amount	Uses of Funds	Amount
	(dollars in thousands)		(dollars in thousands)
Notes offered hereby	$30,900	Purchase stock of MIM US(1)	$20,940
Assumed discount	(386)	Repayment of outstanding indebtedness(2)	6,860
		Fees and expenses(3)	2,714
Total sources	$30,514	Total uses	$30,514

(1)
Includes $300,000 of direct acquisition costs related to the acquisition of MIM US and assumed MIM US debt of $5,000,000 to be paid shortly after the closing of the MIM US Acquisition. See "Business—Recent Developments."

(2)
On September 30, 2005, the weighted average interest rate under the revolving loan outstanding under our revolving credit facility was 5.6%.

(3)
Includes delayed settlement special payment.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2005:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to (1) the sale of the notes in this offering and the application of the net proceeds as described under "Use of Proceeds;" and (2) the MIM US Acquisition as if they all had occurred on September 30, 2005.

        You should read the information in this table in conjunction with "Use of Proceeds," "Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and notes thereto contained elsewhere in this offering circular.

	As of September 30, 2005
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$753	$753

Debt:
Revolving credit facility(1)	$13,982	$7,122
9 7/8% Senior Secured Notes due 2011	105,000	135,900
Initial purchase discount(2)	—	(386)
Delayed settlement special payment(3)	—	(514)
Various other notes and capital leases	340	340

Total debt, including current portion	119,322	142,462
Shareholders' equity(4)
Series A cumulative compounding preferred stock, $.01 par value per share. 40,000 shares are authorized, and 21,600 are issued and outstanding on an actual and on an as adjusted basis	1,234	1,234
Class A Common stock, $.01 par value per share. 5,000,000 shares are authorized and 2,681,564 shares are issued and outstanding on an actual and on an as adjusted basis	27	27
Paid-in capital	24,255	24,255
Unearned stock-based compensation	(263)	(263)
Accumulated other comprehensive income (loss)	83	83
Retained earnings	5,314	5,314

Total shareholders' equity	30,650	30,650

Total capitalization	$149,972	$173,112

(1)
The revolving credit facility provides for borrowings of up to $20.0 million. At September 30, 2005, we had approximately $14.0 million outstanding under the revolving credit facility. We expect to use approximately $6.9 million of the proceeds of this offering to repay indebtedness outstanding under the revolving credit facility. See "Description of Certain Indebtedness—Revolving Credit Facility."

(2)
Assumes an initial purchase discount of 1.249%.

(3)
Assumes a delayed settlement special payment of 1.664%.

(4)
See "Security Ownership of Certain Beneficial Owners and Management" for a description of our common stock and Series A preferred stock.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the following transactions on our historical financial position and results of operations:

  •
  the Buy-out Transaction (including the issuance of our Existing Notes and borrowings under our revolving credit facility);

  •
  the acquisition of Western Flow;

  •
  the MIM US Acquisition; and

  •
  this offering and the use of proceeds therefrom, including the repayment of a portion of indebtedness outstanding under our revolving credit facility.

        We have derived (i) our summary historical consolidated statement of operations and balance sheet data for the fiscal years ended December 31, 2004 from our audited consolidated financial statements included elsewhere in this offering circular and (ii) our summary historical condensed consolidated statement of operations data for the period February 1, 2005 to September 30, 2005 (Successor), the period January 1, 2005 to January 31, 2005 (Predecessor) and the nine months ended September 30, 2004 (Predecessor) and our summary historical condensed consolidated balance sheet data as of September 30, 2005 from the interim unaudited condensed consolidated financial statements included elsewhere in this offering circular. The unaudited condensed financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. Historical results are not necessarily indicative of results of future operations, and results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        We have derived (i) the MIM US summary historical consolidated statement of operations and balance sheet data for the fiscal year ended January 31, 2005 from the audited financial statements included elsewhere in this offering circular and (ii) the MIM US summary historical condensed statement of operations data for the six months ended July 31, 2005 and the summary historical condensed balance sheet data as of July 31, 2005 from the interim unaudited condensed financial statements included elsewhere in this offering circular. The unaudited condensed financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management of MIM US, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. Historical results are not necessarily indicative of results of future operations, and results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        The Western Flow historical condensed statements of operations and balance sheet data for the year ended December 31, 2004, and the historical condensed statements of operations data for the nine months ended September 30, 2005 and 2004 have been derived from the unaudited financial statements of Western Flow.

        The unaudited pro forma condensed combined balance sheet at September 30, 2005 assumes that the MIM US Acquisition and the offering transactions took place on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 and 2004 assume that the transactions described above took place on January 1, 2004, the beginning of our 2004 fiscal year. The information presented in the unaudited pro forma condensed combined financial statements is not necessarily indicative of our financial position or results of operations that would have occurred if the transactions described above had been consummated as of the dates indicated, nor should it be construed as being a representation of our future financial position or results of operations.

        The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable under the circumstances. The acquisitions of Western Flow and MIM US by Edgen Corporation are to be accounted for using the purchase method of accounting and the resulting assets acquired and liabilities assumed have been reflected at their estimated fair market values at the date of acquisition. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

        The pro forma condensed combined financial statements should be read in conjunction with, and are qualified in its entirety by reference to, the sections entitled "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited consolidated financial statements, the audited financial statements of MIM US and the related notes thereto contained elsewhere in this offering circular.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
SEPTEMBER 30, 2005
(IN THOUSANDS)

	Historical
	Edgen Corporation	Murray International Metals, Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$753	$607	$(607	)(1)	$753
Accounts receivable—net of allowance	46,760	761	(25	)(2)	47,496
Inventory	80,549	7,004	—		87,553
Prepaid expenses and other current assets	9,751	235	—		9,986

Total current assets	137,813	8,607	(632)		145,788
PROPERTY, PLANT AND EQUIPMENT—net	11,609	87	—		11,696
GOODWILL AND OTHER INTANGIBLES	38,786	—	15,031	(3)	53,817
DEFERRED FINANCING COSTS	6,469	—	2,200	(4)	8,669

TOTAL	$194,677	$8,694	$16,599		$219,970

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Managed cash overdrafts	$6,898	$—	$—		$6,898
Accounts payable	26,796	1,978	(44	)(2)	28,730
Accrued expenses and other current liabilities	10,074	219	—		10,293
Current portion of long-term debt	141	197	(197	)(5)	141

Total current liabilities	43,909	2,394	(241)		46,062
DEFERRED TAX LIABILITY	937	—	—		937
LONG-TERM DEBT	119,181	4	—
			30,000	(6)
			(6,860	)(6)
			(4	)(5)	142,321

Total liabilities	164,027	2,398	22,895		189,320

COMMITMENTS AND CONTINGENCIES	—	—	—		—
SHAREHOLDERS' EQUITY (DEFICIT):
Series A cumulative compounding preferred stock, $.01 par value per share. 40,000 shares authorized, and 21,600 are issued and outstanding on an actual and on an as adjusted basis	1,234	—	—		1,234
Common stock—Class A, $.01 par value, 5,000,000 shares authorized; 4,307,880 shares issued and outstanding on an actual and on an as adjusted basis	27	—	—		27
Common stock—Class B, $.01 par value, 505,512 shares authorized, issued, and outstanding on an actual and on an as adjusted basis	—	1	(1	)(7)	—
Stock-based compensation	(263)	—	—		(263)
Paid-in capital	24,255	49	(49	)(7)	24,255
Accumulated other comprehensive income	83	—	—		83
Retained earnings	5,314	6,246	(6,246	)(7)	5,314

Total shareholders' equity	30,650	6,296	(6,296)		30,650

TOTAL	$194,677	$8,694	$16,599		$219,970

(1)
Reflects the elimination of cash not acquired in the MIM US Acquisition.

(2)
Reflects the elimination of related party accounts receivable and accrued expenses and other current liabilities.

(3)
Represents the allocation of the excess of purchase price of the MIM US Acquisition over the fair value of the assets acquired. This excess will be recorded as goodwill and is calculated as follows:

Purchase price for the MIM US Acquisition(a)	$20,640
Direct acquisition costs	300

Total purchase price	20,940
Less: Fair value of assets acquired(b)	5,909

Goodwill	$15,031

  (a)
  Purchase price includes assumed MIM US debt of $5,000 to be paid shortly after the closing of the MIM US Acquisition.

  (b)
  We are currently evaluating the fair value of the assets acquired in excess of their net book value, and the final purchase price allocation related to the MIM US Acquisition may be different than reflected in the unaudited pro forma condensed combined balance sheet.

(4)
Reflects the recording of debt issuance costs of $2,200 associated with the offering of the $30,900 of new senior secured notes due 2011 (the "New Notes").

(5)
Reflects the elimination of related party current and long-term portions of notes payable not assumed in connection with the MIM US Acquisition.

(6)
Reflects the issuance of $30,900 in New Notes, net of discount and the delayed settlement special payment, and the use of $6,860 of proceeds to repay a portion of indebtedness outstanding under Edgen Corporation's revolving credit facility.

(7)
Reflects the elimination of the historical equity of MIM US.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
(IN THOUSANDS)

	Historical
	Nine Months Ended September 30, 2005	Six Months Ended July 31, 2005
					Pro Forma As Adjusted Edgen Corporation
	Pro Forma Edgen Corporation(A)	Murray International Metals, Inc.	Pro Forma Adjustments
SALES	$218,006	$12,889	$7,345	(1)	$238,240
COST OF SALES	171,654	10,278	5,984	(1)	187,916

Gross profit	46,352	2,611	1,361		50,324
OPERATING EXPENSES:
Yard and shop expense	3,692	—	—		3,692
Selling, general, and administrative expense	31,472	874	515	(1)	32,861
Depreciation and amortization expense	1,902	16	9	(1)	1,927

Total operating expenses	37,066	890	524		38,480
INCOME FROM OPERATIONS	9,286	1,721	837		11,844
OTHER INCOME (EXPENSE):
Other income (expense)	93	88	9	(1)	190
Interest income (expense)	(9,095)	20	(2,734)	(2)	(11,809)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	284	1,829	(1,888)		225
INCOME TAX EXPENSE (BENEFIT)	2,152	664	(686)	(3)	2,130

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,868)	1,165	(1,202)		(1,905)
PREFERRED DIVIDEND REQUIREMENT	(1,384)	—	—		(1,384)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(3,252)	$1,165	$(1,202)		$(3,289)

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share amounts)

1)
Reflects the unaudited operating results of MIM US for the period August 1, 2005 to October 31, 2005.

2)
Reflects (i) the elimination of historical interest expense on debt not expected to be acquired in the MIM US Acquisition, (ii) interest expense on the New Notes to be issued in connection with the offering at a rate assumed to be in effect at the time of the offering and (iii) amortization of debt issue costs and discount, as follows:

Nine Months September 30, 2005
Elimination of historical interest expenses	$(12)
Interest on New Notes at 9 7/8%	2,289
Amortization of debt issue costs and discount	457

Total	$2,734

3)
Reflects (i) an adjustment to the historical income tax expense (benefit) of MIM US at Edgen Corporation's statutory rate (37%) and (ii) the tax effect of the pro forma adjustments at Edgen Corporation's statutory rate (37%) for the period presented.

(A)
The following table describes the pro forma adjustments to the statement of operations data of Edgen Corporation for the combined nine months ended September 30, 2005:

	Historical
	Period February 1, 2005 to September 30, 2005	Period January 1, 2005 to January 31, 2005	Combined Nine Months Ended September 30, 2005	Western Flow Products, Inc.	Pro Forma Adjustments		Pro Forma Edgen Corporation
SALES	$196,000	$18,945	$214,945	$3,061	$—		$218,006
COST OF SALES	155,392	14,153	169,545	1,947	162	(a)	171,654

Gross profit	40,608	4,792	45,400	1,114	(162)		46,352
OPERATING EXPENSES:
Yard and shop expense	3,302	390	3,692	—	—		3,692
Selling, general, and administrative expense	17,279	13,974	31,253	367	(150	)(b)
					2	(c)	31,472
Depreciation and amortization expense	1,689	201	1,890	8	4	(d)	1,902

Total operating expenses	22,270	14,565	36,835	375	(144)		37,066
INCOME (LOSS) FROM OPERATIONS	18,338	(9,773)	8,565	739	(18)		9,286
OTHER INCOME (EXPENSE):
Other income (expense)	143	(50)	93	—	—		93
Interest income (expense)	(8,123)	(333)	(8,456)	4	(643	)(e)	(9,095)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	10,358	(10,156)	202	743	(661)		284
INCOME TAX EXPENSE (BENEFIT)	3,810	(1,916)	1,894	227	31	(f)	2,152

INCOME (LOSS) FROM CONTINUING OPERATIONS	6,548	(8,240)	(1,692)	516	(692)		(1,868)
PREFERRED DIVIDEND REQUIREMENT	(1,234)	(190)	(1,424)	—	190	(g)
					(150	)(h)	(1,384)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$5,314	$(8,430)	$(3,116)	$516	$(652)		$(3,252)

(a)
Represents the impact of additional costs of sales related to the increase in value of inventory at the acquisition date of Edgen Corporation so as to properly state inventory at fair value.

(b)
Reflects the elimination of certain annual management and directors fees paid prior to the Buy-out Transaction.

(c)
Reflects the amortization of unearned compensation in connection with the issuance of 281,565 shares of restricted common stock on February 2, 2005 to certain members of our management. Of the 281,565 shares issued, 140,782 vest in equal amounts over five years. The unearned compensation associated with these restricted shares, which had a total value of $141 on the date of grant, is being expensed over the five year vesting period. The remaining shares vest only if certain performance targets are met. For pro forma purposes, none of these performance based shares are considered to have vested.

(d)
Represents additional depreciation expense on the increase in property and equipment. The increase in property and equipment is the result of the allocation of a portion of the purchase price in excess of the net book value to the assets acquired so as to properly state the assets at fair value.

(e)
Reflects (i) the elimination of historical interest expense on debt settled in connection with the Buy-out Transaction and debt not assumed in the Western Flow acquisition and (ii) interest expense on debt issued in connection with the Buy-out Transaction (including the issuance of $105.0 million of our Existing Notes) at rates assumed to be in effect at the time of the Buy-out Transaction, as follows:

Period January 1, 2005 to January 31, 2005
Elimination of historical interest expense	$(329)
Interest on Existing Notes at 9 7/8%	864
Interest on revolving credit facility(1)	9
Amortization of debt issue costs	99

Total	$643

    (1)
    For purposes of calculating interest on the revolving credit facility, LIBOR is assumed to be 2.5% for the period. Each one-eighth percent change in the interest rate would not have a material change in the assumed pro forma interest expense.

(f)
Reflects the tax effect of the pro forma adjustments to income at Edgen Corporation's statutory rate (37%) for the periods presented.

(g)
Reflects the elimination of dividends on Edgen Corporation's mandatorily redeemable preferred stock, which was retired in connection with the Buy-out Transaction.

(h)
Represents accrued but unpaid dividends on 21,600 shares of Series A 8 1/2% cumulative compounding preferred stock, $0.01 par value, issued to our shareholders in connection with the Buy-out Transaction.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS)

	Historical
	Nine Months Ended September 30, 2004	Six Months Ended July 31, 2004
					Pro Forma As Adjusted Edgen Corporation
	Pro Forma Edgen Corporation(C)	Murray International Metals, Inc.	Pro Forma Adjustments
SALES	$151,705	$15,135	$5,668	(1)	$172,508
COST OF SALES	113,313	13,099	4,413	(1)	130,825

Gross profit	38,392	2,036	1,255		41,683
OPERATING EXPENSES:
Yard and shop expense	3,430	—	—		3,430
Selling, general, and administrative expense	18,057	623	396	(1)	19,076
Depreciation and amortization expense	1,838	17	9	(1)	1,864

Total operating expenses	23,325	640	405		24,370
INCOME FROM OPERATIONS	15,067	1,396	850		17,313
OTHER INCOME (EXPENSE):
Other Income	(25)	—	3		(22)
Interest income (expense)	(8,723)	5	(2,744	)(2)	(11,462)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	6,319	1,401	(1,891)		5,829
INCOME TAX EXPENSE (BENEFIT)	2,338	488	(669	)(3)	2,157

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,981	913	(1,222)		3,672
PREFERRED DIVIDEND REQUIREMENT	(1,377)	—	—		(1,377)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$2,604	$913	$(1,222)		$2,295

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share amounts)

1)
Reflects the unaudited operating results of MIM US for the period August 1, 2005 to October 31, 2005.

2)
Reflects (i) the elimination of historical interest expense on debt not expected to be acquired in the MIM US Acquisition, (ii) interest expense on the New Notes to be issued in connection with the offering at rates assumed to be in effect at the time of the offering and (iii) amortization of debt issue costs and discount, as follows:

Nine Months Ended September 30, 2004
Elimination of historical interest expense	$(2)
Interest on New Notes at 9 7/8%	2,289
Amortization of debt issue costs and discount	457

Total	$2,744

3)
Reflects (i) an adjustment to the historical income tax expense (benefit) of MIM US at Edgen Corporation's statutory rate (37%) and (ii) the tax effect of the pro forma adjustments at Edgen Corporation's statutory rate (37%) for the period presented.

(B)
The following table sets forth the pro forma adjustments applied to the historical results of Edgen Corporation as a result of the Buy-out Transaction and the acquisition of Western Flow.

	Historical
	Nine Months Ended September 30, 2004	Western Flow Products, Inc. Nine Months Ended September 30, 2004	Pro Forma Adjustments		Pro Forma Edgen Corporation
	(Predecessor)
SALES	$149,927	$1,778	$—		$151,705
COST OF SALES	112,025	1,288	—		113,313

Gross profit	37,902	490	—		38,392
OPERATING EXPENSES:
Yard and shop expenses	3,430	—	—		3,430
Selling, general, and administrative expense	18,217	326	(507	)(a)
	—	—	21	(b)	18,057
Depreciation and amortization expense	1,796	3	39	(c)	1,838

Total operating expenses	23,443	329	(447)		23,325
INCOME FROM OPERATIONS	14,459	161	447		15,067
OTHER INCOME (EXPENSE):
Other income (expense)	(37)	12	—		(25)
Interest income (expense)	(3,179)	(1)	(5,543	)(d)	(8,723)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	11,243	172	(5,096)		6,319
INCOME TAX EXPENSE (BENEFIT)	3,372	—	(1,034	)(c)	2,338

INCOME (LOSS) FROM CONTINUING OPERATIONS	7,871	172	(4,062)		3,981
PREFERRED DIVIDEND REQUIREMENT	(1,679)	—	1,679	(f)
	—	—	(1,377	)(g)	(1,377)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$6,192	$172	$(3,760)		$2,604

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share amounts)

(a)
Reflects the elimination of certain annual management and directors fees paid prior to the Buy-out Transaction.

(b)
Reflects the amortization of unearned compensation in connection with the issuance of 281,565 shares of restricted common stock on February 2, 2005 to certain members of our management. Of the 281,565 shares issued, 140,782 vest in equal amounts over five years. The unearned compensation associated with these restricted shares, which had a total value of $141 on the date of grant, is being expensed over the five year vesting period. The remaining shares vest only if certain performance targets are met. For pro forma purposes, none of these performance based shares are considered to have vested.

(c)
Represents additional depreciation expense on the increase in property and equipment. The increase in property and equipment is the result of the allocation of a portion of the purchase price in excess of the net book value to the assets acquired so as to properly state the assets at fair value.

(d)
Reflects (i) the elimination of historical interest expense on debt settled in connection with the Buy-out Transaction or debt not acquired in the Western Flow acquisition and (ii) interest expense on debt issued in connection with the Buy-out Transaction (including the issuance of $105.0 million of our Existing Notes) at rates assumed to be in effect at the time of the Buy-out Transaction, as follows:

Nine Months Ended September 30, 2004
Elimination of historical interest expense	$(3,180)
Interest on the revolving credit facility(1)	53
Interest on New Notes at 9 7/8%	7,777
Amortization of debt issue costs	893

Total	$5,543

    (1)
    For purposes of calculating interest on the revolving credit facility, LIBOR is assumed to be 1.12% for the period. Each one-eighth percent change in the interest rate would not have a material change in the assumed pro forma interest expense.

(e)
Reflects (i) an adjustment to the historical income tax expense (benefit) of Western Flow at Edgen Corporation's statutory rate (37%) and (ii) the tax effect of the pro forma adjustments at Edgen Corporation's statutory rate (37%) for the period presented.

(f)
Reflects the elimination of dividends on Edgen Corporation's mandatorily redeemable preferred stock, which was retired in connection with the Buy-out Transaction.

(g)
Represents accrued but unpaid dividends on 21,600 shares of Series A 8 1/2% cumulative compounding preferred stock, $0.01 par value, issued to our shareholders in connection with the Buy-out Transaction.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(IN THOUSANDS)

	Historical
	Pro Forma Edgen Corporation(C)	Murray International Metals, Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
SALES	$210,415	$29,632	$—		$240,047
COST OF SALES	157,165	24,270	—		181,435

Gross profit	53,250	5,362	—		58,612
OPERATING EXPENSES:
Yard and shop expense	4,592	—	—		4,592
Selling, general, and administrative expense	27,234	1,545	—		28,779
Depreciation and amortization expense	2,464	33	—		2,497

Total operating expense	34,290	1,578	—		35,868
INCOME FROM OPERATIONS	18,960	3,784	—		22,744
OTHER INCOME (EXPENSE):
Other income (expense)	125	(35)	—		90
Interest income (expense)	(11,629)	13	(3,649	)(1)	(15,265)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	7,456	3,762	(3,649)		7,569
INCOME TAX EXPENSE (BENEFIT)	(5,242)	1,408	(1,366	)(2)	(5,200)

INCOME FROM CONTINUING OPERATIONS	12,698	2,354	(2,283)		12,769
PREFERRED DIVIDEND REQUIREMENT	(1,836)	—	—		(1,836)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$10,862	$2,354	$(2,283)		$10,933

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share amounts)

(1)
Reflects (i) the elimination of historical interest expense on debt not expected to be acquired in the MIM US Acquisition, (ii) interest expense on the New Notes to be issued in connection with the offering at rates assumed to be in effect at the time of the offering and (iii) amortization of debt issue costs and discount, as follows:

Year Ended December 31, 2004
Elimination of historical interest expense	$(13)
Interest on New Notes at 9 7/8%	3,051
Amortization of debt issue costs and discount	611

Total	$3,649

(2)
Reflects (i) an adjustment to the historical income tax expense (benefit) of MIM US at Edgen Corporation's statutory rate (37%) and (ii) the tax effect of the pro forma adjustments at Edgen Corporation's statutory rate (37%) for the period presented.

(C)
The following table describes the pro forma adjustments to the statement of operations data of Edgen Corporation for the twelve months ended December 31, 2004.

	Historical
	Edgen Corporation	Western Flow Products, Inc.	Pro Forma Adjustments		Pro Forma Edgen Corporation
SALES	$207,820	$2,595	$—		$210,415
COST OF SALES	155,357	1,808	—		157,165

Gross profit	52,463	787	—		53,250
OPERATING EXPENSES:
Yard and shop expense	4,592	—	—		4,592
Selling, general, and administrative expense	27,416	558	(676	)(a)
			28	(b)
			(92)	(c)	27,234
Depreciation and amortization expense	2,400	12	52	(d)	2,464

Total operating expense	34,408	570	(688)		34,290
INCOME FROM OPERATIONS	18,055	217	688		18,960
OTHER INCOME (EXPENSE):
Other income (expense)	106	19	—		125
Interest income (expense)	(5,163)	(5)	(6,461)	(e)	(11,629)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	12,998	231	(5,773)		7,456
INCOME TAX EXPENSE (BENEFIT)	(3,211)	41	(2,072)	(f)	(5,242)

INCOME FROM CONTINUING OPERATIONS	16,209	190	(3,701)		12,698
PREFERRED DIVIDEND REQUIREMENT	(2,206)	—	2,206	(g)
			(1,836)	(h)	(1,836)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$14,003	$190	$(3,331)		$10,862

(a)
Reflects the elimination of certain annual management and directors fees paid by Edgen Corporation prior to the Buy-out Transaction.

(b)
Reflects the amortization of unearned compensation in connection with the issuance of 281,565 shares of restricted common stock on February 2, 2005 to certain members of our management. Of the 281,565 shares issued, 140,782 vest in equal amounts over five years. The unearned compensation associated with these restricted shares, which had a total value of $141 on the date of grant is being expensed over the five year vesting period. The remaining shares vest only if certain performance targets are met. For pro forma purposes, none of these performance based shares are considered to have vested.

(c)
Represents the elimination of management fees paid by Western Flow to its previous owners during the period.

(d)
Represents additional depreciation expense on the increase in property and equipment. The increase in property and equipment is the result of the allocation of a portion of the purchase price in excess of the net book value to the assets acquired so as to properly state the assets at fair value.

(e)
Reflects (i) the elimination of historical interest expense on debt settled in connection with the Buy-out Transaction or debt not acquired in the Western Flow acquisition and (ii) interest expense on debt issued in connection with the Buy-out Transaction (including the issuance of our existing notes of $105.0 million) at rates assumed to be in effect at the time of the Buy-out Transaction, as follows:

Fiscal Year Ended December 31, 2004
Elimination of historical interest expense	$(5,168)
Interest on existing notes at 9 7/8%	10,369
Interest on revolving credit facility(1)	70
Amortization of debt issue costs	1,190

Total	$6,461

    (1)
    For purposes of calculating interest on the revolving credit facility, LIBOR is assumed to be 1.12% for the period. Each one-eighth percent change in the interest rate would not have a material change in the assumed pro forma interest expense.

(f)
Reflects (i) an adjustment to the historical income tax expense (benefit) of Western Flow at Edgen Corporation's statutory rate (37%) and (ii) the tax effect of the pro forma adjustments at Edgen Corporation's statutory rate (37%) for the period presented.

(g)
Reflects the elimination of dividends on Edgen Corporation's mandatorily redeemable preferred stock, which was retired in connection with the Buy-out Transaction.

(h)
Represents dividends on 21,600 shares of Series A 8 1/2% cumulative compounding preferred stock, $0.01 par value, issued to the existing shareholders of Edgen Corporation in connection with the Buy-out Transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this offering circular. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this offering circular.

General

Background

        We are a leading global distributor of specialty steel pipe, fittings and pipe components for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products we distribute are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are principally used in maintenance and repair projects as well as expansions of infrastructure and development projects. We operate in 17 locations, including 15 in the United States, and two in Canada. We also conduct European operations through an exclusive full-time sales agent in Scotland. Fifteen of our locations stock inventory for quick turnaround to our customers. Our inventory generally consists of non-commodity products that we distribute to over 2,000 customers worldwide. We offer our customers significant breadth in our product offering and consistently provide products that may not otherwise be available on a quick response basis in quantities that are usable by customers. The depth and breadth of our inventory positions us as a leading distributor of difficult-to-find, specialty products.

        We were founded in 1983 as Thomas Pipe and Steel, Inc. and were acquired in 1996 by an investor group. Since 1996 we have grown significantly from one location to our current 17 locations through seven add-on acquisitions and two greenfield start-up locations. Until 2003, the companies we acquired were not fully integrated with respect to management, business strategy, sales force coordination, marketing, inventory management, information systems and brand consolidation. Also, during 2003, we experienced a significant decline in sales and profitability, primarily as a result of a severely depressed power generation market, reduced spending in the processing and oil and gas industries, and an internal decision to liquidate inventory of certain low-margin products. In 2003 management focused on addressing operating issues and identifying growth opportunities, and we implemented new operating initiatives to integrate our acquired businesses, streamline our operating structure, cut costs, focus on specialty products and enhance sales and marketing.

Predecessor and Successor

        On December 31, 2004, Edgen Acquisition Corporation, a corporation newly formed by Jefferies Capital Partners, entered into a stock purchase agreement with Edgen Corporation and the stockholders of Edgen Corporation to purchase all of the outstanding capital stock of Edgen Corporation from its then existing stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption or repayment of indebtedness of Edgen Corporation but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105.0 million 9 7/8% senior secured notes 2011, which we refer to as the Existing Notes, as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

        Concurrently with the acquisition and the offering and issuance of the Existing Notes, Edgen Corporation also entered into a new $20.0 million senior secured revolving credit facility, which we refer to as the revolving credit facility, and borrowed $2.7 million in loans thereunder.

        Simultaneously with the acquisition and the related financing transactions, Edgen Acquisition Corporation was merged with and into Edgen Corporation, which survived the merger and became liable for all obligations under the Existing Notes and borrowings under the revolving credit facility. Edgen Corporation following the merger is referred to as the "Successor." Edgen Corporation prior to the merger is referred to as the "Predecessor."

        In accordance with GAAP, we have separated our historical financial results for the Predecessor and the Successor. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied to the acquisition of the Predecessor. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, at the time of the acquisition of the Predecessor, we experienced changes in our business as a result of the Buy-out Transaction, which was consummated simultaneously with the acquisition of the Predecessor. There have been no material changes to the operations or customer relationships of our business as a result of the acquisition of the Predecessor.

        In evaluating our results of operations and financial performance, our management has used combined results for the nine months ended September 30, 2005 as a single measurement period. Due to the Buy-out Transaction, we believe that comparisons between the nine months ended September 30, 2004 and either the Predecessor's results for the period from January 1, 2005 to January 31, 2005 or the Successor's results for the period from February 1, 2005 to September 30, 2005 may impede the ability of users of our financial information to understand our operating and cash flow performance.

        Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the nine month period ended September 30, 2005. This combined presentation for the nine month period ended September 30, 2005 simply represents the mathematical addition of the pre-merger results of operations of the Predecessor for the period from January 1, 2005 to January 31, 2005 and the results of operations of the Successor for the period from February 1, 2005 to September 30, 2005. The Successor conducted no operations from the date of formation of Edgen Acquisition Corporation until the merger on February 1, 2005. We believe the combined presentation provides relevant information for investors. These combined results, however, are not intended to represent what our operating results would have been had the Buy-out Transaction occurred at the beginning of the period. A reconciliation showing the mathematical combination of our operating results for such periods is included below under "—Results of Operations."

Operating Segments

        We have two operating segments—our alloy products group and our carbon products group. Our alloy products group primarily distributes alloy based specialty pipes, fittings and flanges that are principally used in high-pressure, extreme temperature and high-corrosion applications in the process and power generation industries. Our carbon products group primarily distributes prime carbon specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile applications in the oil and gas, offshore construction and mining industries.

Revenue Sources

        Total Sales.    We generate substantially all of our total revenues from the sale of our products. Our carbon products group accounts for the most significant portion of our total sales and our alloy products group accounts for the remainder. For the combined nine months ended September 30, 2005 and the nine months ended September 30, 2004, approximately 26.9% and 26.3%, respectively, of our total sales were attributable to the alloy products group and approximately 73.1% and 73.7%, respectively, of our total sales were attributable to the carbon products group. For the fiscal year ended December 31, 2004 (fiscal 2004), and for the fiscal year ended December 31, 2003 (fiscal 2003), approximately 25.1% and 27.9%, respectively, of our total sales were attributable to the alloy products group and approximately 74.9% and 72.1%, respectively, to the carbon products group. We recognize revenue on products sales when products are shipped and the customer takes title and assumes risk of loss. Shipping and handling costs incurred are included as a component of cost of goods sold.

        The products we sell are used principally in maintenance and repair projects, expansions of infrastructure and development projects. Over the last two years most of the products sold by us have been used in maintenance and repair applications because there have been relatively few new installations in our end-use markets. We fill large orders for new installations or expansions of infrastructure that sometimes exceed $1.0 million in value but the majority of our product sales orders are smaller, maintenance related orders. In the processing and power generation markets, and in smaller oil and gas projects, the variety and non-standard nature of the products necessitate procurement from distributors like us. New pipeline construction projects, however, usually require large quantities of custom specialty steel pipe and are typically obtained directly from the manufacturer due to long lead times and large order quantities. For the year ended December 31, 2004:

  •
  approximately 89% of our product orders were for less than $10,000 per order, which in the aggregate represented approximately 21% of our consolidated sales;

  •
  approximately 11% of our product orders ranged from $10,000 to $500,000 per order, which in the aggregate represented approximately 64% of our consolidated sales; and

  •
  approximately one-tenth of one percent of our product orders were for more than $500,000 per order, which in the aggregate represented approximately 15% of our consolidated sales.

        For a discussion of the impact of seasonality on our product sales, see "Seasonality" below.

        Alloy Products Group Segment.    The alloy products we sell are principally used in high-pressure, extreme temperature and high-corrosion applications, such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Substantially all of our alloy products are imported from international markets such as Germany, Italy, South Korea or Japan. Alloy pipe and components are more expensive and generally have higher margins than carbon pipe and components.

        Carbon Products Group Segment.    The carbon products we sell are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the off-shore drilling and production segment of the oil and gas industry. We purchase our carbon products from both domestic and international manufacturers. A substantial majority of our total sales represents sales of our carbon products.

        Sales in our alloy product groups segment and our carbon products group segment are primarily driven by the following factors:

  •
  changes in oil and natural gas markets;

  •
  refining industry margins;

  •
  demand for electrical power and the use of fuel for power generation;

  •
  worldwide demand for chemicals and refined products in the processing industry; and

  •
  the level of spending for construction projects in the oil and gas, processing and power generation industries.

Principal Costs and Expenses

        Our largest expense is the cost to purchase the products we distribute, which is included in cost of goods sold. We buy and pay for most of our products on standard commercial terms (e.g., payment typically due within 30 to 60 days). For the combined nine months ended September 30, 2005 and the nine months ended September 30, 2004, cost of goods sold was $169.5 million and $112.0 million, respectively. For fiscal 2004, and for fiscal 2003, our cost of goods sold was approximately $155.4 million and $121.1 million, respectively. Our operating expenses consists principally of selling, general and administrative expense, and yard and shop expense. For the combined nine months ended September 30, 2005 and the nine months ended September 30, 2004, our operating expenses were approximately $36.8 million (including $12.0 million of buyout transaction related fees) and $23.4 million, respectively. For fiscal 2004 and for fiscal 2003, our operating expenses were approximately $34.4 million and $31.6 million, respectively.

Principal Cash Flows

        We generate cash primarily from our operating activities, and historically we have used cash flows from operating activities, if positive, and our revolving credit facility as the primary sources of funds to purchase our inventory, fund working capital and capital expenditures, and make acquisitions.

Principal External Factors that Affect our Business

        We are subject to a number of external factors that may adversely affect our businesses. These factors, which are discussed below and under the headings "Forward Looking Statements," "Risk Factors" and "Business" and elsewhere in this offering circular, include:

  •
  Oil and gas price volatility.  Proceeds from the sale of specialty steel pipe, fittings and flanges to the oil and gas industry constitute a significant portion of our sales. As a result, we depend upon the oil and gas industry and its ability and willingness to make capital expenditures to explore for, develop and produce oil and gas and refined products. If these expenditures decline, our business will suffer.

  •
  Fluctuations in steel prices.  Fluctuations in steel prices can lead to volatility in the pricing of our products, which can influence the buying patterns of our customers and have a negative impact on our results of operations.

  •
  Economic downturns.  The demand for our products is dependent on the general economy, the oil and gas, processing and power generation industries and other factors. Downturns in the general economy or in the oil and gas, processing or power generation industries can cause demand for our products to materially decrease. During 2003, we experienced a significant decline in sales and profitability, primarily as a result of a severely depressed power generation market and reduced spending in the processing and oil and gas industries, and an internal decision to liquidate inventory of certain low-margin products.

  •
  Decreases in demand for energy and electrical power.  Reduced demand for energy and electrical power would reduce demand for our products, which depending on the level of reduced demand, could have a material adverse effect on our results of operations.

  •
  Increases in customer, manufacturer and distributor inventory levels of specialty pipe and component products. Customer, manufacturer and distributor inventory levels of specialty pipe and component products can change significantly from period to period. Increases in our customers' inventory levels can have a direct adverse effect on the demand for our products when customers draw from inventory rather than purchase new products. Reduced demand, in turn, would likely result in reduced sales volume and overall profitability. Increased inventory levels by manufacturers or other distributors can cause an oversupply of specialty products in our markets and reduce the prices that we are able to charge for our products. Reduced prices, in turn, would likely reduce our margins and overall profitability.

        We believe that our focus on the maintenance and repair market and the diversity of our product offerings, customer base and geographic markets tempers the effects to us of downturns in a particular market. We continue to:

  •
  implement business development initiatives;

  •
  expand our international presence;

  •
  optimize our purchasing and inventory levels; and

  •
  pursue accretive strategic acquisitions, with a view to:

  •
  expanding our geographical reach to attract new customers and more effectively service existing customers; and

  •
  realizing cost synergies while growing sales and earnings.

Critical Accounting Policies; Use of Estimates

        The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different circumstances or conditions. If actual amounts are ultimately different from these estimates, the revisions are included in our results of operations for the period in which the actual amounts become known.

        We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in preparing our consolidated financial statements. (See note 1 of the notes to consolidated financial statements for a summary of our significant accounting policies.) There have been no material changes made to our critical accounting policies and estimates during the periods presented in our consolidated financial statements, except as noted below under "—Income Tax Expense Estimates and Policies."

Accounts Receivable

        We maintain an allowance for doubtful accounts to reflect our estimate of the uncollectibility of accounts receivable. Concentration of credit risk with respect to trade accounts is within several industries and is limited because of our broad customer base. We perform ongoing credit evaluations of customers and set credit limits based upon reviews of customers' current credit information and payment histories. We monitor customer payments and maintain a provision for estimated uncollectible accounts based on historical experience and specific customer collection issues that we have identified. Estimation of such losses requires adjusting historical loss experience for current economic conditions and judgments about the probable effects of economic conditions on certain customers. The rate of future credit losses may not be similar to past experience.

        We record the effect of any necessary adjustments prior to the publication of our consolidated financial statements. We consider all available information when assessing the adequacy of the provision for allowances, claims and doubtful accounts. Adjustments made with respect to the allowance for doubtful accounts often relate to improved information not previously available. Uncertainties with respect to the allowance for doubtful accounts are inherent in the preparation of financial statements.

Inventories

        We state our inventories at the lower of cost or market. We account for our inventories using the weighted average cost method of accounting. We maintain allowances for damaged, slow-moving and unmarketable inventory to reflect the difference between the cost of the inventory and the estimated market value. We regularly review our inventory on hand and update our allowances based on historical and current sales trends. Changes in product demand and our customer base may affect the value of inventory on hand and may require higher inventory allowances. Uncertainties with respect to the inventory valuation are inherent in the preparation of financial statements.

Goodwill and Intangible Assets

        In assessing the recoverability of our goodwill and other intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. Effective January 1, 2002, we adopted SFAS No. 142 and have performed impairment testing in accordance with the Statement. We estimate future cash flows at the reporting unit level. A key assumption that we make is that our business will grow at approximately 10% per year, adjusted for the current economic outlook. If these estimates or their related assumptions change in the future, we may be required to record impairment charges not previously recorded for these assets.

Income Tax Expense Estimates and Policies

        As part of the income tax provision process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe the recovery is not likely, we must establish a valuation allowance. Further, to the extent that we establish a valuation allowance or increase this allowance in a financial accounting period, we must include a tax provision, or reduce our tax benefit in our consolidated statement of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        We recorded a valuation allowance in 2002 against a portion of deferred tax assets because management believed that the deferred tax assets related to goodwill impairment (see notes 5 and 9 to our consolidated financial statements included elsewhere herein) would not more than likely be realized in full through future audited operating results and the reversal of taxable timing differences. Based on operating results for fiscal 2004 and projected operating results for fiscal 2005 and 2006, management believes this no longer to be the case and this valuation allowance was reversed as of December 31, 2004. This resulted in an increase in the deferred tax asset and a related decrease in income tax expense of $7.1 million.

        There are various factors that may cause our tax assumptions to change in the near term, and we may have to record a valuation allowance against our deferred tax assets. We cannot predict whether future U.S. federal and state income tax laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes to the U.S. federal and state income tax laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when new legislation and regulations are enacted.

Results of Operations

        The following table provides our statements of operations, our sales to international customers and our sales, operating profits and gross margins as a percentage of sales for our operating segments. The table shows the segments as they are reported to management, and they are consistent with the segmented reporting in note 14 to our audited consolidated financial statements and note 6 to our unaudited condensed consolidated financial statements included elsewhere in this document. The period-to-period comparisons of financial results are not necessarily indicative of future results, or in the case of the interim periods, results for a full year.

	Successor	Predecessor	Non-GAAP Combined	Predecessor
	Period February 1, 2005 to September 30, 2005	Period January 1, 2005 to January 31, 2005			Fiscal Year Ended December 31,
			Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
					2004	2003	2002
	(in thousands, except percentages)
SALES	$196,000	$18,945	$214,945	$149,927	$207,821	$147,025	$212,312
COST OF SALES	155,392	14,153	169,545	112,025	155,357	121,146	168,368

Gross Profit	40,608	4,792	45,400	37,902	52,464	25,879	43,944
OPERATING EXPENSES:
Yard and shop expense	3,302	390	3,692	3,430	4,592	4,013	4,596
Selling, general, and administrative expense	17,279	13,974	31,253	18,217	27,417	25,582	23,055
Depreciation and amortization expense	1,689	201	1,890	1,796	2,400	2,001	1,672
Total operating expenses	22,270	14,565	36,835	23,443	34,408	31,596	29,323
INCOME (LOSS) FROM OPERATIONS	18,338	(9,773)	8,565	14,459	18,055	(5,717)	14,621
OTHER INCOME (EXPENSE)
Other income (expense)	143	(50)	93	(37)	106	174	54
Interest expense	(8,123)	(333)	(8,456)	(3,179)	(5,163)	(3,122)	(3,102)

	(7,980)	(383)	(8,363)	(3,216)	(5,057)	(2,948)	(3,041)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	10,358	(10,156)	202	11,243	12,998	(8,665)	11,573
INCOME TAX EXPENSE (BENEFIT)	3,810	(1,916)	1,849	3,372	(3,211)	(4,195)	1,385

INCOME (LOSS) FROM CONTINUING OPERATIONS	6,548	(8,240)	(1,692)	7,871	16,209	(4,470)	10,188
DISCONTINUED OPERATIONS	—	—	—	—	—	(189)	(2,709)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	6,548	(8,240)	(1,692)	7,871	16,209	(4,659)	7,479
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	—	—	—	(39,414)

NET INCOME (LOSS)	6,548	(8,240)	(1,692)	7,871	16,209	(4,659)	(31,935)
PREFERRED DIVIDEND REQUIREMENT	(1,234)	(190)	(1,424)	(1,679)	(2,206)	(2,212)	(2,236)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$5,314	$(8,430)	$(3,116)	$6,192	$14,003	$(6,871)	$(34,171)

Sales to International Customers	$25,946	$2,253	$28,199	$12,075	$16,525	$3,963	$1,773
Segment Sales
Alloy Products	$53,630	$4,214	$57,844	$39,473	$52,252	$41,011	$77,409
Carbon Products	142,370	14,731	157,101	110,454	155,569	106,014	134,903

Total	$196,000	$18,945	$214,945	$149,927	$207,821	$147,025	$212,312

Segment Operating Profits (Losses)
Alloy Products	$8,563	$960	$9,523	$4,776	$5,309	$1,435	$11,788
Carbon Products	15,271	1,981	17,252	15,715	21,844	1,627	9,118
General Corporate	(5,496)	(12,714)	(18,210)	(6,032)	(9,098)	(8,779)	(6,285)

Operating profits (Losses)	$18,338	$(9,773)	$8,565	$14,459	$18,055	$(5,717)	$14,621

Segment Gross Margins as a Percentage of Segment Sales
Alloy Products	30.0%	41.3%	30.8%	30.5%	30.6%	25.1%	28.0%
Carbon Products	17.2%	20.7%	17.6%	23.4%	23.5%	14.7%	16.5%
Total operations	20.7%	25.3%	21.1%	25.3%	25.2%	17.6%	20.7%
Segment Operating Profits (Losses) as a Percentage of Segment Sales
Alloy Products	16.0%	22.8%	16.5%	12.1%	10.2%	3.5%	15.2%
Carbon Products	10.7%	13.4%	11.0%	14.2%	14.0%	1.5%	6.8%
Total operations	9.4%	(51.6)%	4.0%	9.6%	8.7%	(3.9)%	6.9%
Net cash provided by (used in):
Cash flows—operating activities	$(17,859)	$4,249	$(13,610)	$(2,071)	$5,849	$24,738	$(1,770)
Cash flows—investing activities	(123,957)	(1)	(123,958)	(550)	(1,036)	(3,115)	(10,214)
Cash flows—financing activities	142,563	(1,477)	141,086	(341)	(7,803)	(18,499)	11,401

        As used under this "Results of Operations" section the terms listed below have the following meanings:

        Sales.    Our sales represent revenues from product sales to third parties net of returns and allowances.

        Segment Operating Profits.    Our segment operating profits are our revenues minus cost of sales and operating expenses (such as yard and shop expenses) and depreciation and amortization, excluding general corporate expenses and interest expense.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses include sales and administrative employee compensation and benefit costs, as well as travel expenses for sales representatives, information technology infrastructure and communication costs, office rent and supplies, professional services, management fees and other general corporate expenses.

        Yard and Shop Expenses.    Our yard and shop expenses include costs for warehouse personnel and benefits, supplies, equipment maintenance and rental and contract storage.

        Gross Margin.    Our gross margin is equal to our sales minus cost of sales expressed as a percentage of sales. The primary components of our cost of sales are product costs, freight in and freight out and outsourced services to prepare the product for sale.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

Sales

Reporting Segment	Three Months Ended September 30, 2005 Sales	Three Months Ended September 30, 2004 Sales	% Increase
	(dollars in thousands)
Alloy Products	$20,670	$13,878	48.9%
Carbon Products	55,042	39,176	40.5%

Total	$75,712	$53,054	42.7%

        Overall.    For the three months ended September 30, 2005, our consolidated sales increased $22.7 million, or 42.7%, to $75.7 million as compared to the three months ended September 30, 2004. This increase in sales was primarily the result of commodity price increases for alloy and carbon steel products, particularly chrome pipe, an increase in carbon pipe sales volume domestically and internationally, partially offset by a decrease in alloy pipe sales volume. The strong worldwide demand for iron ore, nickel, chrome and copper has positively impacted pipe and component pricing and the demand for oil, gas and refined products has driven our carbon sales volume. Both of these factors have positively impacted our sales for the three months ended September 30, 2005.

        Sales order backlog decreased from $41.4 million at June 30, 2005 to $26.0 million at September 30, 2005. This decrease was primarily the result of the shipment of various large project orders to customers during the three months ended September 30, 2005. This decrease in backlog reflects the impact project orders can have on our backlog, and ultimately our sales, from period to period. Project orders are driven by scheduled shipment dates and planned major capital expenditures, as opposed to quick-ship inventory orders used primarily for daily customer repair and maintenance activity. Additionally, we believe our backlog was negatively impacted by Hurricanes Katrina and Rita as many of our gulf coast customer's operations were disrupted. For the weeks following Hurricanes Katrina and Rita, our carbon pipe sales orders from customers in the areas directly impacted by the hurricanes declined by approximately one-third, when compared to the sales orders received in the eight weeks prior to the hurricanes.

        Alloy Products.    For the three months ended September 30, 2005, alloy product sales increased $6.8 million, or 48.9%, to $20.7 million as compared to the three months ended September 30, 2004. This increase was the result of commodity price increases, particularly chrome pipe, partially offset by a decline in alloy and stainless pipe sales volume. Alloy products sales order backlog decreased from $14.2 million at June 30, 2005 to $10.3 million at September 30, 2005.

        Carbon Products.    For the three months ended September 30, 2005, carbon product sales increased $15.9 million, or 40.5%, to $55.0 million as compared to the three months ended September 30, 2004. This increase was driven by an increase in carbon pipe sales unit volume primarily through several large project orders to natural gas transmission and distribution customers, and by commodity price increases for our carbon pipe and fittings. Carbon products sales order backlog decreased from $27.2 million at June 30, 2005 to $15.7 million at September 30, 2005. The decrease in carbon product sales backlog is due primarily to the completion of several large projects, as previously discussed, partially offset by new sales orders.

Gross Profit

Reporting Segment	Three Months Ended September 30, 2005 Gross Profit	Three Months Ended September 30, 2004 Gross Profit	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$5,793	$4,667	24.1%
Carbon Products	8,153	10,199	(20.1)%

Total	$13,946	$14,866	(6.2)%

Reporting Segment	Three Months Ended September 30, 2005 Gross Profit Margin	Three Months Ended September 30, 2004 Gross Profit Margin
Alloy Products	28.0%	33.6%
Carbon Products	14.8%	26.0%
Total	18.4%	28.0%

        Overall.    Our consolidated gross profit for the three months ended September 30, 2005 was $13.9 million, a decrease of approximately $0.9 million, or 6.2%, from the three months ended September 30, 2004. Our gross profit margin (gross profit as a percentage of sales) for the three months ended September 30, 2005 decreased to 18.4% as compared to 28.0% for the three months ended September 30, 2004. The decrease in gross profit and gross profit margin for the three months ended September 30, 2005 is due primarily to commodity price increases for our alloy and carbon products, which increased average inventory costs, to reduced gross profit margins on several large, lower margin carbon product sales to customers, and to a change in our carbon product sales mix. The decrease in total gross profit and gross profit margin was partially offset by an increase in sales prices for our alloy and carbon products.

        In addition, gross profit and gross profit margin for the three months ended September 30, 2005 was negatively impacted by $0.3 million related to a purchase price allocation adjustment that increased the value of our alloy inventory as of February 1, 2005. This purchase price allocation adjustment will continue to impact gross profit margins until all of the acquired alloy inventory is sold. As of September 30, 2005, $0.4 million of the purchase price adjustment remained on our Company's balance sheet. We cannot predict the exact timing of these inventory sales, which we expect will fluctuate from period to period.

        Alloy Products.    Gross profit for our alloy products for the three months ended September 30, 2005 increased $1.1 million, or 24.1%, to $5.8 million as compared to the three months ended September 30, 2004 while the gross profit margin decreased to 28.0% for the three months ended September 30, 2005 as compared to 33.6% for the three months ended September 30, 2004. The increase in gross profit is attributable to an increase in alloy product sales when compared to the same period in 2004 while the decrease in gross profit margin for the three months ended September 30, 2005 is primarily due to a large, lower margin alloy product sale to one of our customers during the three months ended September 30, 2005 and the impact of a purchase price allocation adjustment of $0.3 million discussed above.

        Carbon Products.    Gross profit for our carbon products for the three months ended September 30, 2005 decreased $2.0 million, or 20.1%, to $8.2 million as compared to the three months ended September 30, 2004. Gross profit margin decreased to 14.8% for the three months ended September 30, 2005 as compared to 26.0% for the three months ended September 30, 2004. The decrease in gross profit and gross profit margin for the three months ended September 30, 2005 is due primarily to an increase in inventory costs for carbon steel as compared to the same period for 2004, reduced gross profit margins on several large, lower margin carbon product sales to customers, and a change in our carbon product sales mix related to increased sales of lower margin products.

Operating Income (Loss)

Reporting Segment	Three Months Ended September 30, 2005 Operating Income (Loss)	Three Months Ended September 30, 2004 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$2,854	$1,852
Carbon Products	4,775	6,426
General Corporate	(1,832)	(2,261)

Total	$5,797	$6,017

        Overall.    Our consolidated operating income for the three months ended September 30, 2005 decreased $0.2 million from operating income of $6.0 million for the three months ended September 30, 2004. The decrease in consolidated operating income was primarily the result of the $2.0 million decline in carbon products segment gross profit discussed above, which was partially offset by the growth in alloy products gross profit and by reduced company operating expenses of approximately $0.7 million. Expense reductions were driven primarily by lower employee costs and related payroll taxes.

        Alloy Products.    Our alloy products operating income for the three months ended September 30, 2005 was $2.9 million, an increase of $1.0 million from the three months ended September 30, 2004. The majority of the increase was the result of sales and gross margin increases as described above, partially offset by a slight increase in segment operating expenses.

        Carbon Products.    Our carbon products operating income for the three months ended September 30, 2005 was $4.8 million, a decrease of $1.7 million from the three months ended September 30, 2004. The decrease in operating income was driven primarily by lower gross profit margins as a result of increased inventory costs for carbon steel products and various larger, lower margin carbon product sales to customers.

Yard and Shop Expenses

        Yard and shop expenses were 1.7% and 2.4% of sales for the three months ended September 30, 2005 and the three months ended September 30, 2004, respectively. Yard and shop expenses remained relatively consistent for the three months ended September 30, 2004 compared to the three months ended September 30, 2005.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for the three months ended September 30, 2005 decreased approximately $0.8 million, or 10.8%, for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004. The decrease is primarily attributable to a reduction in the employee bonus pool accrual and related payroll taxes and a decrease in legal and accounting expenses for the three months ended September 30, 2005 as compared to the same period in 2004. This decrease was partially offset by increases in employee salaries and related payroll taxes, and increases in travel and selling expenses associated with business development efforts.

Interest Expense

        Interest expense, net, for the three months ended September 30, 2005 increased $1.6 million, or 100.0%, to $3.2 million from $1.6 million for the three months ended September 30, 2004. The increase in interest expense was the result of the issuance of $105 million of Notes on February 1, 2005 and borrowings under the Company's new revolving line of credit during the three months ended September 30, 2005, partially offset by the retirement of $47.7 million of revolving line of credit and term loan debt on February 1, 2005. Interest expense for the three months ended September 30, 2005 included $0.3 million of deferred financing costs amortization compared to zero deferred financing costs for the three months ended September 30, 2004.

Income Tax Expense

        Income tax expense was $1.1 million for the three months ended September 30, 2005 as compared to income tax expense of $0.6 million for the three months ended September 30, 2004. The effective tax rate of approximately 39% for the three months ended September 30, 2005, as compared to approximately 14% for the three months ended September 30, 2004 is primarily due to the reduction of a deferred tax liability that was related to the fair value purchase price allocation adjustment to inventory and was recognized in the period the inventory was sold while the effective tax rate for the three months ended September 30, 2004 was reduced by asset impairment charges and the establishment of reserves.

Preferred Stock Dividends and Related Charges

        Preferred stock dividends and related charges were $0.5 million for the three months ended September 30, 2005 as compared to $0.6 million for the three months ended September 30, 2004. The decrease resulted from our repurchase of all outstanding shares of our mandatorily redeemable preferred stock partially offset by the issuance of our Series A cumulative compounding preferred stock.

Combined Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Sales

Reporting Segment	Non-GAAP Combined Nine Months Ended September 30, 2005 Sales	Nine Months Ended September 30, 2004 Sales	% Increase
	(dollars in thousands)
Alloy Products	$57,844	$39,473	46.5%
Carbon Products	157,101	110,454	42.2%

Total	$214,945	$149,927	43.4%

        Overall.    For the combined nine months ended September 30, 2005, our consolidated sales increased $65.0 million, or 43.4%, to $214.9 million as compared to the nine months ended September 30, 2004. This increase in sales was primarily the result of commodity price increases for alloy and carbon products, particularly chrome pipe, and an increase in carbon pipe sales volume, domestically and internationally, partially offset by a decrease in alloy pipe sales volume. The strong worldwide demand for iron ore, nickel, chrome and copper has positively impacted pipe and component pricing and has positively impacted our sales pricing for the combined nine months ended September 30, 2005 while demand for oil, gas and refined products has driven sales volume. Our sales order backlog decreased from $36.7 million at December 31, 2004 to $26.0 million at September 30, 2005 due to several large project order shipments to various customers in the second and third quarters of 2005. Additionally, we believe our backlog was negatively impacted by Hurricanes Katrina and Rita as many of our gulf coast customer's operations were disrupted. For the weeks following Hurricanes Katrina and Rita, our carbon pipe sales orders from customers in the areas directly impacted by the hurricanes declined by approximately one-third, when compared to the sales orders received in the eight weeks prior to the hurricanes.

        Alloy Products.    For the combined nine months ended September 30, 2005, our alloy products sales increased $18.4 million, or 46.5%, to $57.8 million as compared to the nine months ended September 30, 2004. This increase was primarily the result of higher commodity price increases offset by a decrease in alloy pipe and stainless unit sales volume. For the combined nine months ended September 30, 2005, our alloy products sales order backlog decreased from $18.5 million at December 31, 2004 to $10.3 million at September 30, 2005. This decrease reflects the completion of several large project orders since December 31, 2004.

        Carbon Products.    For the combined nine months ended September 30, 2005, our carbon products sales increased $46.6 million, or 42.2%, to $157.1 million as compared to the nine months ended September 30, 2004. This increase was driven by an increase in carbon pipe sales volume which included several large project order shipments primarily to natural gas transmission and distribution customers, and by commodity price increases for our carbon pipe and fittings. Carbon products sales order backlog decreased from $18.2 million at December 31, 2004 to $15.7 million at September 30, 2005. The decrease in carbon products sales order backlog is due to the shipment of several large project orders since December 31, 2004 partially offset by new project orders.

Gross Profit

Reporting Segment	Non-GAAP Combined Nine Months Ended September 30, 2005 Gross Profit	Nine Months Ended September 30, 2004 Gross Profit	% Increase
	(dollars in thousands)
Alloy Products	$17,818	$12,027	48.1%
Carbon Products	27,582	25,875	6.6%

Total	$45,400	$37,902	19.8%

Reporting Segment	Non-GAAP Combined Nine Months Ended September 30, 2005 Gross Profit Margin	Nine Months Ended September 30, 2004 Gross Profit Margin
Alloy Products	30.8%	30.5%
Carbon Products	17.6%	23.4%
Total	21.1%	25.3%

        Overall.    Our consolidated gross profit for the combined nine months ended September 30, 2005 was $45.4 million, an increase of $7.5 million, or 19.8%, from the nine months ended September 30, 2004. The increase in gross profit is due primarily to the increase in overall alloy and carbon sales when compared to the same period in 2004. Our gross profit margin (gross profit as a percentage of sales) for the combined nine months ended September 30, 2005 decreased to 21.1% as compared to 25.3% for the nine months ended September 30, 2004. The decrease in gross profit margin is due primarily to an increase in inventory costs associated with our alloy and carbon products and the impact of several large, lower margin shipments to customers. The decrease in gross profit margin was partially offset by an increase in sales prices for both our alloy and carbon products.

        The gross profit and gross profit margin for the combined nine months ended September 30, 2005 were also negatively impacted by additional cost of sales of $1.5 million related to a purchase price allocation adjustment that increased the value of our alloy inventory as of February 1, 2005. This purchase price allocation adjustment will continue to impact gross profit margins until all of the acquired alloy inventory is sold. As of September 30, 2005, $0.4 million of the purchase price adjustment remained on our Company's balance sheet. We cannot predict the exact timing of these inventory sales, which we expect will fluctuate from period to period.

        Alloy Products.    Gross profit for our alloy products for the combined nine months ended September 30, 2005 was $17.8 million, an increase of $5.8 million, or 48.1%, from the nine months ended September 30, 2004. The increase in gross profit is attributable to an increase in alloy product sales when compared to the same period in 2004. Gross profit margin remained consistent for the combined nine months ended September 30, 2005 compared to the same period in 2004 despite a large, lower margin shipment to a customer in the third quarter 2005 and the impact of the $1.5 million purchase price adjustment discussed above.

        Carbon Products.    Gross profit for our carbon products for the combined nine months ended September 30, 2005 was $27.6 million, an increase of $1.7 million, or 6.6%, from the nine months ended September 30, 2004. The increase is gross profit is attributable to an increase in carbon product sales while the decrease in gross profit margin is attributable to higher inventory costs as a result of the current market price of steel when compared to the same period in 2004 and several large, lower margin shipments to customers in the second and third quarters of 2005.

Operating Income (Loss)

Reporting Segment	Non-GAAP Combined Nine Months Ended September 30, 2005 Operating Income (Loss)	Nine Months Ended September 30, 2004 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$9,523	$4,776
Carbon Products	17,252	15,715
General Corporate	(18,210)	(6,032)

Total	$8,565	$14,459

        Overall.    Our consolidated operating income of $8.6 million for the combined nine months ended September 30, 2005 decreased $5.9 million from operating income of $14.5 million for the nine months ended September 30, 2004. The consolidated operating income for the combined nine months ended September 30, 2005 includes Transaction-related expenses of approximately $12.0 million. Consolidated operating income as a percentage of consolidated sales for the periods January 1, 2005 to January 31, 2005, the period February 1, 2005 to September 30, 2005, and the nine months ended September 30, 2005 was (51.6)%, 9.4% and 9.6%, respectively. Excluding the Transaction-related expenses, consolidated operating income as a percentage of consolidated sales for the combined nine months ended September 30, 2005 remained consistent when compared to the operating income as a percentage of consolidated sales of 9.6% for the nine months ended September 30, 2004. Operating income for the periods January 1, 2005 to January 31, 2005 and February 1, 2005 to September 30, 2005 was (5.2)% and 9.4%, respectively. Operating income was also reduced for the combined nine months ended September 30, 2005 by increases in employee salaries and related payroll taxes, and increases in travel expenses associated with business development efforts.

        Alloy Products.    Our alloy products operating income for the combined nine months ended September 30, 2005 was $9.5 million, an increase of $4.7 million from the nine months ended September 30, 2004. The majority of the increase was the result of sales and gross margin increases as described above and was partially offset by an increase in salaries and related payroll taxes, and travel and selling expenses associated with increased business development efforts.

        Carbon Products.    Our carbon products operating income for the combined nine months ended September 30, 2005 was $17.3 million, an increase of $1.5 million from the nine months ended September 30, 2004. Similar to the alloy product group results, the increase in operating income was driven primarily by sales increases and was partially offset by an increase in salaries and related payroll taxes, and travel and selling expenses associated with increased business development efforts.

Yard and Shop Expenses

        Yard and shop expenses were 1.7% and 2.3% of sales for the combined nine months ended September 30, 2005 and the nine months ended September 30, 2004, respectively. Yard and shop expenses were $3.4 million for the nine months ended September 30, 2004 compared to $3.7 million for the combined nine months ended September 30, 2005.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses for the combined nine months ended September 30, 2005 increased approximately $13.0 million, or 71.6%, as compared to the nine months ended September 30, 2004. The majority of the increase is related to the approximately $12.0 million in Transaction-related expenses previously discussed above, increases in employee salaries and related payroll taxes, and increases in travel and selling expenses associated with increased business development efforts. The increase in selling, general and administrative expenses was partially offset by a reduction in the employee bonus pool accrual and related payroll taxes, and legal and accounting expenses for the combined nine months ended September 30, 2005 compared to the same period in 2004.

Interest Expense

        Interest expense, net, for the combined nine months ended September 30, 2005 increased $5.3 million, or 166.0%, to $8.5 million. Interest expense, net for the nine months ended September 30, 2004 was $3.2 million. The increase in interest expense was the result of the issuance of the Notes on February 1, 2005 and borrowings under the Company's new revolving line of credit, partially offset by the retirement of $47.7 million of revolving line of credit and term loan debt as of February 1, 2005. Interest expense for the combined nine months ended September 30, 2005 included $0.8 million of deferred financing costs amortization compared to less than $0.1 million for the nine months ended September 30, 2004.

Income Tax Expense

        Income tax expense was $3.8 million for the period February 1, 2005 to September 30, 2005 as compared to an income tax benefit of $1.9 million for the period January 1, 2005 to January 31, 2005 and income tax expense of $3.4 million for the nine months ended September 30, 2004. The effective tax rate was approximately 37% for the period February 1, 2005 to September 30, 2005, approximately (19%) for the period January 1, 2005 to January 31, 2005 and approximately 30% for the nine months ended September 30, 2004. The effective tax rate for the period February 1, 2005 to September 30, 2005 is primarily caused by the reduction of the deferred tax liability related to the fair value purchase price allocation adjustment to inventory and is reduced in the period the inventory is sold. The income tax benefit and effective tax rate for the period January 1, 2005 to January 31, 2005 is due to the net loss incurred in the first quarter 2005 as a result of Transaction-related expenses, which may not be fully deductible for income tax purposes.

Preferred Stock Dividends and Related Charges

        Preferred stock dividends and related charges were $1.4 million for the combined nine months ended September 30, 2005 as compared to $1.7 million for the nine months ended September 30, 2004. The decrease resulted from our repurchase of all outstanding shares of our mandatorily redeemable preferred stock, partially offset by the issuance of our Series A cumulative compounding preferred stock in connection with the Transactions.

Fiscal 2004 Compared to Fiscal 2003

Sales

	Fiscal Year Ended December 31,
Reporting Segment	2004 Sales	2003 Sales	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$52,252	$41,011	27.4%
Carbon Products	155,569	106,014	46.7%

Total	$207,821	$147,025	41.4%

        Overall.    For fiscal 2004, our consolidated sales increased $60.8 million, or 41.4%, to $207.8 million as compared to fiscal 2003. This increase in overall sales was primarily the result of commodity price increases, increased sales volume, strong organic growth (which includes the establishment of a sales offices in Canada, an international sales office in Houston, Texas and the appointment of sales agents in Scotland, China and Asia, all of which increased our international sales), and of changes in customer and product mix. The worldwide demand for iron ore, nickel, chrome and copper positively impacted pipe and component prices during 2004, which in turn positively impacted our overall sales. Overall sales order backlog grew from $13.4 million at January 1, 2004 to $36.7 million at December 31, 2004.

        Alloy Products.    For fiscal 2004, our alloy products sales increased $11.2 million or 27.4% to $41.0 million. This increase was primarily the result of increased sales of our products for use in processing and petrochemical maintenance and construction projects as well as our international business development efforts. Alloy products sales order backlog grew from $3.9 million at January 1, 2004 to $18.5 million at December 31, 2004.

        Carbon Products.    For fiscal 2004, our carbon products sales increased $49.6 million or 46.7% to $155.6 million. This increase was primarily the result of increased sales to the oil and gas industry and our international business development efforts. Carbon products sales order backlog grew from $9.5 million at January 1, 2004 to $18.2 million at December 31, 2004.

        Customers.    For fiscal 2004, our top ten customers represented less than 23% of our consolidated sales for that period and no single customer represented more than 6% of consolidated sales. For fiscal 2004, there was not a material difference between our overall customer concentration levels as compared to our customer concentration levels on a segment basis.

Gross Profit

	Fiscal Year Ended December 31,
Reporting Segment	2004 Gross Profit	2003 Gross Profit	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$15,967	$10,305	55.0%
Carbon Products	36,497	15,574	134.3%

Total	$52,464	$25,879	102.7%

	Fiscal Year Ended December 31,
Reporting Segment	2004 Gross Profit Margin	2003 Gross Profit Margin
	(dollars in thousands)
Alloy Products	30.6%	25.1%
Carbon Products	23.5%	14.7%
Total	25.2%	17.6%

        Overall.    Our consolidated gross profit for fiscal 2004 was $52.5 million, an increase of $26.6 million, or 102.7%, from fiscal 2003. Our overall gross profit margin (gross profit as a percentage of sales) for fiscal 2004 increased to 25.2% as compared to 17.6% in fiscal 2003. The improvement in gross profit margin is due to an increase in selling prices for our products, improved controls over product sales margins as a result of the implementation of a new company-wide ERP platform, increased sales of higher margin products and improved purchasing arrangements with key suppliers.

        Alloy Products.    Our alloy products gross profit for fiscal 2004 was $16.0 million, an increase of $5.7 million, or 55.0%, from fiscal 2003. The increase in gross profit is attributable to improved pricing controls, to increased shipments and to the impact of inventory profits in a rapidly rising sales price environment.

        Carbon Products.    Our carbon products gross profit for fiscal 2004 was $36.5 million, an increase of $20.9 million, or 134.3%, from fiscal 2003. The increase in gross profit is the result of increased shipments and improved pricing controls.

Operating Income

	Fiscal Year Ended December 31,
Reporting Segment	2004 Operating Income	2003 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$5,309	$1,436
Carbon Products	21,844	1,627
General Corporate	(9,098)	(8,780)

Total	$18,055	$(5,717)

        Overall.    Our consolidated operating income for fiscal 2004 increased $23.8 million to $18.1 million for fiscal 2004 from an operating loss of $5.7 million for fiscal 2003. Our consolidated operating income as a percentage of consolidated sales increased to 8.7% in fiscal 2004 from a consolidated operating loss of 3.9% as a percentage of consolidated sales in fiscal 2003. The increase in consolidated operating income was the result of increased sales and gross profit margins as previously discussed, improved controls over operating expenses and staff reductions, partially offset by increases in employee performance bonuses.

        Alloy Products.    Our alloy products operating income for fiscal 2004 was $5.3 million, an increase of $3.9 million from fiscal 2003. The majority of the increase was the result of sales and gross margin increases as described above and also by reduced staff expenses.

        Carbon Products.    Our carbon products operating income for fiscal 2004 was $21.8 million, an increase of $20.2 million from fiscal 2003. Similar to the alloy product group results, the increase in operating income was driven primarily by sales and gross margin increases and also by reduced staff expenses.

Yard and Shop Expenses

        Yard and shop expenses (excluding employee bonus pool accruals) decreased approximately $0.3 million, or 6.6% for fiscal 2004 compared to fiscal 2003. The majority of the decrease was the result of low equipment repair and rental costs in 2004.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses (excluding employee bonus pool accruals) decreased approximately $1.2 million, or 5.2% for fiscal 2004 compared to fiscal 2003. The majority of the cost savings were the result of reduced staffing levels and reduced expenses for consultants in 2004 as compared to 2003.

        Expenses related to the employee bonus pool were significantly higher during fiscal 2004 compared to fiscal 2003. For fiscal 2004 and 2003, the bonus accruals were $6.1 million and $0.6 million, respectively. The bonus pool is based on achieving a target EBITDA that excludes bonus expense. The bonus pool achieved in 2004 was higher than expected due to strong business performance relative to our business plan. Management believes that the normalized bonus pool for our current size and number of full-time-equivalents is approximately $3.0 million.

Interest Expense

        Interest expense, net increased $2.1 million, or 65.4%, to $5.2 million for fiscal 2004 from $3.1 million for fiscal 2003. The increase in interest expense was the result of the amortization of deferred financing costs incurred in connection with obtaining the revolving credit facility in February 2004 and slightly higher interest rates during 2004 on our variable rate debt.

Income Tax Expense

        Income tax benefit decreased to $3.2 million for fiscal 2004 from an income tax benefit of $4.2 million for fiscal 2003. The income tax benefit of $3.2 million in fiscal 2004 is primarily the result of the reversal of the valuation allowance recorded against the deferred tax asset related to goodwill impairment (see notes 5 and 9 to our audited consolidated financial statements included elsewhere herein). This reversal created an increase in the deferred tax asset and corresponding decrease in income tax expense of $7.1 million for fiscal 2004. Net of this adjustment, income tax expense would have been $3.9 million for an effective tax rate of 30.1%.

Preferred Stock Dividends Accumulated and Related Charges

        Preferred stock dividends and related charges decreased $6,000 for fiscal 2004 from $2.2 million for fiscal 2003. The decrease was caused by a reduction in the number of outstanding shares of Series A preferred stock.

Fiscal 2003 Compared to Fiscal 2002

Sales

	Fiscal Year Ended December 31,
Reporting Segment	2003 Sales	2002 Sales	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$41,011	$77,409	(47.0)%
Carbon Products	106,014	134,903	(21.4)%

Total	$147,025	$212,312	(30.8)%

        Overall.    For fiscal 2003, our consolidated sales decreased $65.3 million, or 30.8%, to $147.0 million as compared to the twelve months ended December 31, 2002 (fiscal 2002). The significant decline in overall sales was caused by the lack of power generation projects, a reduction in infrastructure spending on oil and gas pipelines and by a very soft market in offshore Gulf of Mexico oil and gas development. In addition we sold our unprofitable steel service center operations in May 2003, in order to focus on growth opportunities on our alloy and carbon products. Alloy pipe and carbon pipe tonnage shipped during fiscal 2003 as compared to fiscal 2002 decreased by approximately 20.4% to slightly less than 137,000 tons. Our sales order backlog decreased from $16.3 million at January 1, 2003 to $13.4 million at December 31, 2003.

        Alloy Products.    For fiscal 2003, our alloy products sales decreased $36.4 million, or 47.0%, to $41.0 million. This decrease was primarily the result of turmoil in the power generation market, which led to a greater than 70% decrease in sales to power generation customers. Alloy products sales order backlog grew from $3.3 million at January 1, 2003 to $3.9 million at December 31, 2003.

        Carbon Products.    For fiscal 2003, our carbon products sales decreased $28.9 million, or 21.4%, to $106.0 million. This decrease was primarily the result of reduced domestic capital expenditures for natural gas transmission pipelines and for the development of oil and natural gas infrastructure in the Gulf of Mexico. High yield fittings sales to the gas transmission industry decreased by approximately 48% because of reduced pipeline construction and maintenance activity. Carbon products sales order backlog decreased from $13.1 million at January 1, 2003 to $9.5 million at December 31, 2003.

        Customers.    For fiscal 2003, our top ten customers represented less than 24.0% of our consolidated sales for that period and no single customer represented more than 7.0% of consolidated sales. For fiscal 2003, there was not a material difference between our overall customer concentration levels as compared to our customer concentration levels on a segment basis.

Gross Profit

	Fiscal Year Ended December 31,
Reporting Segment	2003 Gross Profit	2002 Gross Profit	% Increase (Decrease)
	(dollars in thousands)
Alloy Products	$10,305	$21,654	(52.4)%
Carbon Products	15,574	22,290	(30.1)%

Total	$25,879	$43,944	(41.1)%

	Fiscal Year Ended December 31,
Reporting Segment	2003 Gross Profit Margin	2002 Gross Profit Margin
Alloy Products	25.1%	28.0%
Carbon Products	14.7%	16.5%
Total	17.6%	20.7%

        Overall.    Our overall gross profit for fiscal year 2003 was $25.9 million, a decrease of $18.1 million, or 41.1%, from fiscal 2002. Our overall gross profit margin (gross profit as a percentage of sales) for fiscal 2003 decreased 15.0% as compared to the comparable period in 2002.

        The decline in our overall gross profit was primarily attributable to a decrease in both the volume and prices of our products sold and a change in the mix of alloy and carbon products sold. In fiscal 2003, alloy products sales, which carry significantly higher gross profit margins, were only 27.9% of total sales. In fiscal 2002, alloy product sales represented 36.5% of total sales. In addition to problems in our primary markets, gross profit margins were also adversely affected by the pricing policies of our competitors, by our attempts to reduce inventory levels to generate additional cash flows and by several large, low margin orders that we fulfilled in an attempt to promote future sales activity.

        Alloy Products.    Our alloy products gross profit for fiscal 2003 was $10.3 million, a decrease of $11.3 million, or 52.4%, from fiscal 2002. The reduced gross profit was the result of reduced sales volume as previously discussed and by an approximately 17% decrease in alloy pipe sales prices.

        Carbon Products.    Our carbon products gross profit for fiscal 2003 was $15.6 million, a decrease of $6.7 million, or 30.1%, from fiscal 2002. The decrease in gross profit margin was primarily the result of a 15% decline in carbon pipe shipments and to lower sales prices.

Operating Income (Loss)

	Fiscal Year Ended December 31,
Reporting Segment	2003 Operating Income (Loss)	2002 Operating Income (Loss)
	(dollars in thousands)
Alloy Products	$1,436	$11,788
Carbon Products	1,627	9,118
General Corporate	(8,780)	(6,285)

Total	$(5,717)	$14,621

        Overall.    As a result of the foregoing, we incurred an overall operating loss of $5.7 million in fiscal 2003, as compared to $14.6 million of overall operating income for fiscal 2002. Our operating income decrease of $20.3 million was caused primarily by the adverse sales impact of 2003 market conditions as previously discussed. In addition, we incurred significant non-recurring expenses associated with the implementation of a new company-wide management information system and the consolidation of our organizational structure. These non-recurring expenses exceeded $5.1 million in fiscal 2003.

        Alloy Products.    Our alloy products operating income for fiscal 2003 was $1.4 million, a decrease of $10.4 million from fiscal 2002. This decrease was the result of sales decreases as discussed above and was partially offset by reduced operating expenses as a result of staff reductions and organizational consolidation.

        Carbon Products.    Our carbon products operating income for fiscal 2003 was $1.6 million, a decrease of $7.5 million from fiscal 2002. The decrease was caused primarily by decreased sales as discussed above and was partially offset by staff reductions, improved expense controls and organizational consolidation.

Yard and Shop Expenses

        Yard and shop expenses decreased from $4.6 million in fiscal 2002 to $4.0 million in fiscal 2003. The decrease was primarily the result of staff reductions and improved expense controls.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased from approximately $23.1 million in fiscal 2002 to approximately $25.6 million in fiscal 2003. The $2.5 million increase was the result of including the operating expenses of SISCO for the full year of fiscal 2003, the write-off of accounts receivable, restructuring costs and the costs associated with the implementation of a new management information system ERP platform.

Interest Expense

        Net interest expense, net, was $3.1 million for fiscal 2003 and was similar to fiscal 2002 interest expense, net, of $3.1 million. Reduced borrowings in fiscal 2003 were partially offset by slightly higher borrowing costs and increased amortization of deferred financing costs associated with our then existing revolving credit agreement.

Income Tax Expense (Benefit)

        Income tax benefit increased to $4.2 million for fiscal 2003 from an income tax expense of $1.4 million in fiscal 2002. Our effective tax rate for fiscal 2003 was 48.4% and was 11.9% for fiscal 2002. The change in effective tax rate was caused primarily by impairment charges, reserves and tax amortization of goodwill that was written down in fiscal 2002.

Income (Loss) From Discontinued Operations

        In fiscal 2002, we committed to a plan to sell our steel service center assets, which was then a division of our carbon products group. The steel service center operated in a very competitive market that severely restricted the center's growth and profitability. The sale of the assets was completed in May 2003. Additionally, in fiscal 2002, we discontinued the steel trading operations by the Bartow Steel International division of the carbon products group. All assets of the steel trading operations were liquidated by December 2002. The activity related to these divisions is accounted for as discontinued operations and is further described in note 12 to our audited consolidated financial statements included elsewhere in this offering circular. The results of operations and cash flows from the steel service center and steel trading operations have been removed from our results of continuing operations for all periods presented in this offering circular and are shown as discontinued operations in a separate category on our consolidated statements of operations following results from continuing operations. The decrease in the loss from discontinued operations in fiscal 2003 as compared to fiscal 2002 reflects the sale of the steel service center assets and the absence of any steel trading operations in fiscal 2003.

Preferred Stock Dividend Accumulated and Related Charges

        Preferred stock dividends and related charges decreased $24,000 to $2.2 million for fiscal 2003 as a result of the redemption of shares Series A preferred stock from a former shareholder.

Liquidity and Capital Resources

Combined Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

        Operating Activities.    Net cash outflows from operating activities were $13.6 million for the combined nine months ended September 30, 2005, when compared with net cash outflows from operating activities of $2.1 million for the nine months ended September 30, 2004. The increase in cash outflows from operating activities was due primarily to the payment of $12.0 million in Buy-out Transaction related expenses during the combined nine months ended September 30, 2005 as previously discussed. Excluding the $12.0 million in Buy-out Transaction related expenses, cash outflows from operations activities for the combined nine months ended September 30, 2005 would have declined slightly from the nine months ended September 30, 2004. Cash outflows from operating activities for the combined nine months ended September 30, 2005 also included a $5.2 million interest payment on the Notes and the receipt of approximately $0.6 million in income tax refunds.

        Investing Activities.    Net cash outflows from investing activities were $124.0 million for the combined nine months ended September 30, 2005, compared with net cash outflows from investing activities of $0.6 million for the nine months ended September 30, 2004. The increase in cash outflows is due primarily to the acquisitions of Edgen Corporation and Western Flow for a combined cash purchase price of approximately $122.9 million. Capital expenditures increased to $1.1 million for the nine months ended September 30, 2005 compared to $0.6 million for the same period in 2004. The $0.5 million increase in capital expenditures reflects approximately $0.4 million of leasehold improvements, office equipment and machinery and equipment related to our expanded Canadian operations.

        Financing Activities.    Net cash inflows from financing activities were $141.1 million for the combined nine months ended September 30, 2005 compared with net cash outflows of $0.3 million from financing activities in the nine months ended September 30, 2004. The increase in cash flows from financing activities of $141.4 million is due primarily to the issuance of the Notes, additional borrowings under our revolving credit facility and the issuance of common and preferred stock in connection with the Transactions.

        Non-Cash Transactions.    Non-cash transactions during the combined nine months ended September 30, 2005 include the issuance of restricted stock of $0.3 million, assets acquired under capital lease obligations of $0.1 million and the issuance of a $0.3 million note payable to the previous owners of Western Flow. There were no non-cash transactions during the nine months ended September 30, 2004.

Fiscal 2004 Compared to Fiscal 2003

        Operating Activities.    Our business generated net cash inflows from operating activities of $5.8 million for fiscal 2004 compared with net cash inflows from operating activities of $24.7 million for fiscal 2003. The decrease in cash flows from operating activities of $18.9 million was primarily attributable to increased working capital requirements of $36.2 million, which was partially offset by increased operating income and increased income tax deferrals.

        Our business generated net cash inflows from operating activities of $24.7 million in fiscal 2003 compared with net cash outflows from operating activities of $1.8 million in fiscal 2002. The increase in cash generated from operating activities of $26.5 million was primarily attributable to a $34.8 million decrease in net working capital and liquidation of the inventory.

        Investing Activities.    Net cash outflows from investing activities were $1.0 million for fiscal 2004, compared with net cash outflows from investing activities of $3.1 million for fiscal 2003. Capital expenditures for fiscal 2004 were $1.1 million versus $2.5 million for fiscal 2003. Cash outflows from investing activities decreased by $2.1 million from period to period because capital expenditures for fiscal 2004 were limited to general maintenance expenditures while capital expenditures for fiscal 2003 included significant expenditures for our new enterprise resource planning (ERP) system as well as for the refurbishment of equipment, equipment replacement and improvement of leasehold property.

        Net cash outflows from investing activities were $3.1 million in fiscal 2003, compared with net cash outflows from investing activities of $10.2 million in fiscal 2002. The decrease in cash outflows from investing activities of $7.1 million is due to reduced acquisition expenditures in fiscal 2003, partially offset by increased purchases of property and equipment. Capital expenditures in fiscal 2003 increased to $2.5 million from $2.4 million in same period in 2002.

        Financing Activities.    Net cash outflows from financing activities were $7.8 million for fiscal 2004 compared with net cash outflows of $18.5 million from financing activities in fiscal 2003. Net cash outflows from financing activities were $18.5 million in fiscal 2003 compared with net cash inflows from financing activities of $11.4 million in fiscal 2002. The increase in cash flows from financing activities of $10.7 million in fiscal 2004 as compared to fiscal 2003 and the increase in cash outflows from financing activities of $29.9 million in fiscal 2003 as compared to fiscal 2002 is due primarily to the repayment of debt in 2003.

Debt

        Senior Secured Notes.    We have outstanding $105.0 million aggregate principal amount of 9 7/8% Secured Senior Notes due 2011. Total cash interest payments required under the Notes are in excess of $10.3 million on an annual basis. The indenture governing the Notes contains various covenants that limit our discretion in the operation of our business. It, among other things: (i) limits our ability and the ability of our subsidiaries to incur additional indebtedness, issue shares of preferred stock, incur liens and enter into certain transactions with affiliates; (ii) places restrictions on our ability to pay dividends or make certain other restricted payments; and (iii) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. The indenture provides for a restricted payment pool out of which we are permitted to make certain restricted payments, including cash dividends, provided that no event of default has occurred and we would be able to incur additional indebtedness under the applicable restrictive covenant. The restricted payment pool is generally an amount calculated based on 50% of our consolidated net income, as defined in the indenture, and earned during the period beginning on the date the Notes were issued and ending on the last day of the most recent fiscal quarter prior to the restricted payment, as adjusted and subject to certain exceptions as provided in the indenture. All of our domestic subsidiaries fully and unconditionally guarantee the Notes on a joint and several basis. The Notes and the related guarantees are secured by liens on substantially all of our assets and the assets of our existing and future domestic restricted subsidiaries (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries). These liens, in the case of assets consisting of inventory, accounts receivable and certain related assets, are contractually subordinated to liens thereon that secure our revolving credit facility.

        Senior Credit Facility.    On February 1, 2005, we entered into a five-year $20.0 million senior secured revolving credit facility, with a $5.0 million sublimit for letters of credit. Interest is determined based on several alternative rates as stipulated in the revolving credit facility, including the base lending rate per annum plus an applicable margin, or LIBOR plus an applicable margin. The revolving credit facility contains covenants that restrict, among other things, our ability to incur additional indebtedness, pay dividends and create certain liens. We borrowed approximately $2.7 million under the revolving credit facility in connection with the consummation of the Buy-out Transaction. As of September 30, 2005, we had $14.0 million outstanding under the revolving credit facility. The revolving credit facility is secured by a first priority security interest in all of our and our domestic subsidiaries' working capital assets, which is contractually senior to the liens on such assets securing the Notes, and by a second priority security interest in substantially all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries), which is contractually subordinated to the liens on such assets securing the Notes.

Future Capital Needs

        Our principal source of liquidity is cash flow generated from operations and borrowings under our revolving credit facility. Our principal liquidity requirements are to meet debt service requirements, finance our capital expenditures and provide working capital. Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. During the third quarter 2005, we made our first $5.2 million interest payment under our Notes and our indebtedness increased from $119.0 million at June 30, 2005 to $119.3 million at September 30, 2005.

        Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our liquidity needs for at least the next twelve months. Additionally, we continue to evaluate appropriate growth strategies for the Company including possible acquisition opportunities. These growth strategies may require us to use cash on hand, make additional borrowings under our revolving credit facility, or enter into other financing arrangements in order to support these growth strategies. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

Commitments and Contractual Obligations

        Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations as set forth in the following tables (the second of which gives pro forma effect to the Buy-out Transaction, the acquisition of Western Flow, the offering of the notes and the use of proceeds therefrom and the MIM US Acquisition) as of December 31, 2004. Other than in connection with the Buy-out Transaction (including the issuance of our Existing Notes and borrowings under our revolving credit facility), there have been no material changes outside the ordinary course of our business in the specified contractual obligations during the combined nine months ended September 30, 2005.

	Actual Payments Due by Period
Contractual Obligations	Fiscal 2005	Fiscal 2006 and 2007	Fiscal 2008 and 2009	Fiscal 2010 and Thereafter	TOTAL
	(dollars in thousands)
Long term debt(1)	$9,806	$5,018	$40,328	$—	$55,152
Operating lease obligations	1,210	1,771	648	885	4,514
Purchase commitments(2)	69,291	—	—	—	69,291

Total	$80,307	$6,789	$40,976	$885	$128,957

	Actual Payments Due by Period
Contractual Obligations	Fiscal 2005	Fiscal 2006 and 2007	Fiscal 2008 and 2009	Fiscal 2010 and Thereafter	TOTAL
	(dollars in thousands)
Long term debt(3)	$13,776	$27,552	$27,552	$156,798	$225,678
Operating lease obligations	1,210	1,771	648	885	4,514
Purchase commitments(2)	69,291	—	—	—	69,291

Total	$84,277	$29,323	$28,200	$157,683	$299,483

(1)
Includes interest obligations on our then existing revolving credit agreement, term loan and variable rate demand note.

(2)
Includes purchase commitments for inventory.

(3)
Includes interest obligations on the notes and the Existing Notes at an interest rate of 9.875% per annum and borrowings of $7.5 million under our revolving credit facility after giving effect to the repayment of $6.9 million of indebtedness outstanding under our revolving credit facility. See "Use of Proceeds."

Recent Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) which are adopted by us as of the specified effective date. Unless otherwise discussed, our management believes the impact of recently issued standards which are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

Related Party Transactions

        See "Certain Relationships and Related Transactions."

Off-balance Sheet Arrangements

        As of December 31, 2004 and September 30, 2005, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

        Except as noted below, inflation has not had a material impact on our results of operations or financial condition during the preceding six years. In the past, we have generally been successful in adjusting prices to our customers to reflect changes in metal prices. For example, in 2004 we were able to increase the prices of our products in response to higher inventory costs resulting from higher steel prices. We can provide no assurance that our operating results will not be affected by inflation in the future.

Seasonality

        Some of our customers may be in seasonal businesses, especially those customers who purchase our products for use in new capital expenditure projects at refineries, rigs and processing and power generation plants. As a consequence, our results of operations and working capital, including our accounts receivable, inventory and accounts payable, fluctuate during the year. However, because of our geographic, product and customer diversity, our operations have not shown any material seasonal trends. We believe that our significant operations in more mild southern climates moderate our seasonality. In addition, our sales to MRO distributors, who tend not to be seasonal purchasers, mitigate the overall effects of seasonality on our business. Sales in the months of November and December traditionally have been lower than in other months because of a reduced number of working days for shipments of our products and holiday closures for some of our customers. We cannot assure you that period-to-period fluctuations will not occur in the future. Results of any one or more quarters are, therefore, not necessarily indicative of annual results.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of operations, we are exposed to market risks arising from adverse changes in interest rates and foreign exchange rates. Market risk is defined for these purposes as the potential change in the fair value of financial assets or liabilities resulting from an adverse movement in interest rates or foreign exchange rates.

        Interest Rate Risk.    As of December 31, 2004, our only variable rate borrowings were under our then existing revolving credit facility, which bore interest at several alternative variable rates as stipulated in the revolving credit facility, and under our then existing variable rate demand notes, which bore interest at a rate determined weekly based on LIBOR. A 100 basis point increase in interest rates, applied to our borrowings at December 31, 2004, would have resulted in an annual increase in interest expense and a corresponding reduction in cash-flow of $0.45 million and $0.28 million, respectively.

        As of September 30, 2005, our variable rate borrowings are $14.0 million under our revolving credit facility. A 100 basis point increase in interest rates, applied to our borrowings at September 30, 2005, would have resulted in an increase in interest expense and a corresponding reduction in cash-flow of approximately $0.1 million per annum.

        Foreign Currency Risk.    Substantially all of our net sales and expenses are denominated in U.S. dollars. Therefore, foreign currency fluctuations did not materially impact our financial statements for the three months ended September 30, 2005.

BUSINESS

Edgen Corporation

        We are a leading global distributor of specialty steel pipe, fittings and pipe components for use in niche applications, primarily in the oil and gas, processing and power generation industries. The products we distribute are highly specialized and are used in environments that require high performance characteristics, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, or high-pressure. These products are used in maintenance and repair projects, expansions of infrastructure and development projects. We have two operating segments—our alloy products group and our carbon products group. Our alloy products group primarily distributes alloy-based specialty pipes, fittings and flanges that are principally used in high-pressure, extreme temperature and high-corrosion applications such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Our carbon products group primarily distributes prime carbon-based specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the offshore drilling and production segment of the oil and gas industry.

        We purchase specialty steel pipe, fittings and pipe components from manufacturers and sell these products in smaller quantities to a diverse base of end-users and certain maintenance, repair and operations (MRO) distributors for use in high performance niche applications. As an essential intermediary between these manufacturers and end-users, we provide manufacturers, or our vendors, with the inventory stocking and distribution capabilities necessary to effectively service the product and delivery needs of end-users. Also, for our vendors we are a volume purchaser that performs sales, marketing, inventory and credit functions with respect to the products we distribute for them. These are functions that manufacturers generally are not as well-equipped as we are to perform, given the specialized nature of the markets we serve.

        We are a one-stop supply source for many end-users and certain MRO distributors for a broad range of these highly specialized products. We serve our customers by providing them with products, service, inventory management, technical product knowledge and just-in-time product delivery. Our significant distribution capabilities include field locations that stock and distribute inventory and that are in close proximity to our customers. This enables us to provide our customers with rapid execution on their product orders, often within 24 hours of their order. We also provide ancillary services and support to customer specifications for many of the products we sell, including cutting, welding, threading, coating, cleaning and painting.

        We are headquartered in Baton Rouge, Louisiana and we operate in 17 locations, including 15 in the United States and two in Canada. We also conduct European operations through an exclusive full-time sales agent in Scotland. Fourteen of our locations stock inventory for distribution. For the combined nine months ended September 30, 2005, our total sales were $214.9 million, and EBITDA was $10.5 million. On a pro forma as adjusted basis, our total sales and EBITDA for the fiscal year ended December 31, 2004 and the combined nine months ended September 30, 2005 were $240.0 million and $25.3 million, and $238.3 million and $14.0 million, respectively. On a pro forma as adjusted basis, adjusted EBITDA for the twelve months ended September 30, 2005 were $305.8 million and $37.3 million, respectively. For the combined nine months ended September 30, 2005, adjusted EBITDA was $27.6 million. For the combined nine months ended September 30, 2005, our sales for our alloy products group were $57.8 million and our total sales for our carbon products group were $157.1 million. For the fiscal year ended December 31, 2004, our total sales were $207.8 million, EBITDA was $20.6 million, and our sales for our alloy products group and our carbon products group were $52.2 million and $155.6 million, respectively. For an explanation of combined results and for our definition of EBITDA and adjusted EBITDA and a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, see "About this Offering Circular" and "Summary Historical and Pro Forma Consolidated Financial Data."

        We are a Nevada corporation and our principal offices are located at 18444 Highland Road, Baton Rouge, Louisiana 70809 and our telephone number is (225) 756-9868.

Industry Overview

        We operate within the steel pipe, tube, fitting and pipe components industry which is comprised of manufacturers and distributors of welded or seamless pipe, tube and components made from carbon steel and various alloy steels. This industry consists of a large number of small companies, which are limited with respect to product line, inventory size, and customers located within a specific geographic area, and a few relatively large distribution and manufacturing companies.

        Full service distributors like us fulfill an important function for many end-users. Manufacturers sell pipe, tube and components generally in large volumes only to distributors or end-users that can order in large quantities and tolerate relatively long lead times. By providing storage, distribution and services in accordance with customer specifications, distributors act as an effective intermediary between manufacturers and end-users. The inventory management and just-in-time delivery services provided by full service distributors reduce the need, and associated costs and capital requirements, for an end-user to perform its own inventory functions. As a large and sophisticated distributor, we have certain advantages over smaller companies, such as our ability to obtain higher discounts from manufacturers for volume purchases, our ability to service customers with operations in multiple locations, and our sophisticated information technology systems. The specialty pipe and tube market has experienced softness in recent years principally due to weak economic conditions in general and reduced spending on expansion and development projects by end-users. We believe that our focus on the maintenance and repair market and the diversity of our product offerings, customer base and geographic markets tempers the effects to us of downturns in a particular market.

Business Strengths

        We offer a broad range of specialized products.    We are an effective intermediary between vendors and buyers of highly specialized steel pipe, fittings and pipe components for use in high performance niche applications. We offer and deliver a broad range of products that are difficult for our customers to purchase directly from manufacturers because of the large order size and lengthy lead times typically required by manufacturers. Our diverse inventory of specialized products includes over 14,000 stock- keeping units (SKUs) for specialty pipes, fittings and pipe components. For many of our customers, we function as a single inventory source for all of their product requirements in this area.

        We have significant distribution capabilities.    We operate in 17 locations, including 15 in the United States and two in Canada. We conduct European operations through an exclusive full-time sales agent in Scotland. Fifteen of our locations stock inventory for quick turnaround to our customers. Our approximately 87-member sales force consists of field sales representatives as well as on-site sales and service representatives who provide 24-hour customer support. Our distribution locations are located throughout the United States and are in close proximity to our U.S. customers so that we can ship the majority of our products in an expedited manner. In addition, we have developed strong relationships with logistics providers and other shippers to provide access to reliable transportation. These distribution capabilities enable us to provide our customers with rapid execution of their specialized orders.

        Our vendor network is extensive.    We have mutually beneficial, longstanding relationships with an established network of vendors. We believe our vendor relationships are difficult for others to replicate. There are a limited number of manufacturers with the capabilities to produce high grade, specialty pipe and component products, and we are a volume purchaser of their products. Our global network enables us to stock and distribute a considerable breadth of products for use in niche markets. Although we concentrate our purchasing power on a select group of highly valued vendors, we have multiple sources for the products we distribute and are not dependent on any single manufacturer.

        We have a broad customer base.    We distribute to a diverse base of over 2,000 customers in a variety of geographic locations and industries. Our customers include, among others, oil and gas companies, processing and fabrication companies, power generation companies, and MRO distributors. They are generally large companies with recognized names in their respective industries. For the fiscal year ended December 31, 2004, our top ten customers represented less than 23% of our total sales and no single customer represented more than 6% of total sales. For the combined nine months ended September 30, 2005, our top ten customers represented approximately 29% of our total sales and one customer represented approximately 12% of total sales. Due to the nature of our business, customer sales concentrations may materially fluctuate from quarter to quarter based on customer needs.

        We focus on high margin specialty products.    We focus on high margin specialty steel pipe and components that are designed for their high performance characteristics and are frequently used in harsh or extreme environments. Concentrating our sales and marketing resources on higher margin products has contributed to our higher gross profit margins and sales per employee.

        We have a streamlined operating structure.    In 2003, we focused efforts on capturing the synergies, efficiencies and business development opportunities from integrating the six businesses we acquired since 1997. These efforts resulted in simplified operations, improved working capital management, streamlined costs, and enhanced sales, marketing and cross-selling. We now have an integrated business with enhanced operating efficiency. For the fiscal year ended December 31, 2004, as compared to the fiscal year ended December 31, 2003, we increased inventory turns to 2.8 times from 2.1 times and increased gross profit margins by 43.4%.

        We have an experienced management team.    We have an experienced executive management team, averaging nearly 25 years of experience in the steel pipe distribution industry. Daniel J. O'Leary, our President and Chief Executive Officer, has 28 years of experience in the pipe and tube industry and has held executive management positions at Stupp Corporation, Maverick Tube Corporation, Lone Star Steel Company and Red Man Pipe & Supply Company. Our management team also has substantial experience operating under a leveraged capital structure, as well as significant acquisition experience gained from our acquisition of seven companies since 1997. Our management made an equity investment in us of approximately $2.4 million in cash at the closing of the Buy-out Transaction and owns approximately 19% of our equity on a fully diluted basis. Our management is expected to exchange its investment in us for partnership interests in a newly formed holding company and is expected to own approximately 11% of the common interests and 6% of the preferred interests in the holding company after giving effect to the transactions described in "Recent Developments—Formation of New Holding Company."

Business Strategy

        Maximize business development opportunities.    Consistent with our efforts to integrate our acquisitions and streamline our operating structure, we have focused on maximizing opportunities for business development. We have repositioned our field sales and business development team to work together with our regional sales offices, with a focus on increasing sales to our current customers and to developing new customers across our entire portfolio of specialty products. As part of this effort, we intend to continue to:

  •
  leverage our broad product portfolio by developing relationships with end-users with purchasing needs ranging across all areas of our product portfolio;

  •
  focus our business development efforts on identifying opportunities to offer our full portfolio of carbon and alloy based products to end-users, fabricators and engineering and construction firms;

  •
  penetrate the MRO distribution market. This distribution market has integrated supply contracts with end-users to supply primarily high-turnover commodity products. These contracts include the sourcing of specialty products and are an opportunity for us to provide products to these MRO suppliers for distribution to their end-users;

  •
  use customer feedback to enable us to provide meaningful product and service solutions through our inventory depth and breadth, our vendor relationships and our distribution capabilities; and

  •
  expand customer development opportunities with engineering and construction companies to capitalize on the broad range of products that we can provide to large capital projects.

        Expand Our International Presence.    The international specialty pipe and component market is substantially larger than the domestic market and provides significant potential growth opportunity for our business. Many of our domestic customers have international operations and may provide a built-in market for our products as we expand into select international markets. We have five field sales representatives dedicated to international business development, two outside international sales agents with whom we contract on an agency basis and eight multilingual on-site sales and service representatives focused solely on the international effort. For the year ended December 31, 2004, our sales to international customers grew by 317% to $16.5 million, as compared to the year ended December 31, 2003. The majority of these sales were to customers in Mexico, Western Europe, South America, Canada and Asia. For the combined nine months ended September 30, 2005, our sales to international customers were $28.2 million, as compared to $12.1 million for the nine months ended September 30, 2004. As of September 30, 2005, our international order backlog was approximately $4.0 million.

        Optimize Purchasing and Inventory Levels.    Our vendors often consider us to be a favored, and in some instances, single distribution channel for their specialty products. We aim to continue to build strong relationships with our vendors. While we have established favorable relationships with certain vendors, we continue to maintain secondary suppliers for all key products. During 2004 we consolidated our purchasing power significantly. For the fiscal year ended December 31, 2004, approximately 55% of our purchases were from our top ten vendors, as compared to 43% in 2003. By consolidating our purchasing power we have gained favored status with certain vendors in regard to lead times, discounts and payment terms. As we continue to strengthen our vendor relationships, we are able to devote increased resources to providing our customers with products that are of greater importance to their business and have fewer substitutes.

        Pursue Accretive Strategic Acquisitions.    From 1997 to 2002, we grew through a series of six acquisitions. In addition, we completed the acquisition of Western Flow Products in July 2005, and we are in negotiations with respect to the possible purchase of another company, each as described below under "Recent Developments." We continue to evaluate strategic acquisition opportunities in our core business as they become available, with a view to expanding our geographical reach to attract new customers and more effectively service existing customers. We believe our new business platform will afford quicker integration of any acquisition and facilitate the realization of cost synergies and the growth of sales and earnings.

History and Operating Initiatives

        We were founded in 1983 as Thomas Pipe and Steel, Inc. and were acquired in 1996 by an investor group. Since 1996, we have grown from a one location domestic distribution business in Baton Rouge, Louisiana with a limited product line to a leading global distributor with a diverse product offering and

17 locations—15 in the United States and two in Canada. We have achieved this growth through seven add-on acquisitions and three greenfield start-up locations.

        Our acquisitions have served to expand our geographic presence, addressable market and customer base, as well as to significantly broaden our product offering. We have extended our geographical reach from locations in Louisiana, Missouri and Texas in 1996 to Colorado, Florida, Pennsylvania, Illinois, North Carolina, California and Canada today. Likewise, our product offering has grown from specialty carbon steel pipe to include alloy pipe and carbon and alloy fittings and flanges. This broadened product offering makes us one of the few distributors to offer a complete line of specialty steel pipe and components. Through our acquisitions, we have also been able to broaden our target markets, substantially reducing the volatility associated with single end-use industry concentrations.

        Until 2003, the companies we acquired were not fully integrated with respect to management, business strategy, sales force coordination, marketing, inventory management, information systems and brand consolidation. We hired Mr. O'Leary, our President and Chief Executive Officer, as Chief Operating Officer in January 2003 to address operating issues and identify growth opportunities. We implemented new operating initiatives to integrate our acquired businesses, streamline our operating structure, cut costs, focus on specialty products and enhance sales and marketing. Among other things, we:

  •
  consolidated six subsidiaries under two newly created operating segments;

  •
  implemented a company-wide reporting system;

  •
  formalized an external business development team;

  •
  reduced full-time equivalent employees by approximately 32%; and

  •
  aligned our compensation structure with our new operating structure.

        Today, we are a fully integrated company with enhanced profitability. In fiscal 2004 we decreased operating costs (excluding bonus expenses) by $1.5 million, or 5.4% relative to operating costs for fiscal 2003.

        The table below identifies some of the significant events in our history:

Year	Significant Event
1983	Thomas Pipe and Steel, Inc. founded in Baton Rouge, Louisiana
1996	Thomas Pipe and Steel, Inc. acquired by an investor group
1997	Acquisition of Arrow Tubular Corporation, which becomes the St. Louis, Missouri location of Thomas Pipe and Steel
1998	Acquisition of Bartow Steel
1999	Acquisition of Radnor Alloys, Inc.
1999	Moved into newly acquired headquarters building in Baton Rouge, Louisiana
2000	Acquisition of Resource Pipe Company
2000	Changed our name to Edgen Corporation
2001	Acquisition of Pro Metals, Inc.
2002	Acquisition of Service Industrial Supply Co. (SISCO)
2002	Discontinued operations of Bartow Steel International and sold off its assets
2002	Formed Edgen Canada as the marketing arm for all Edgen products in Canada
2003	Hired Daniel J. O'Leary as Chief Operating Officer to address operating synergies and growth opportunities; promoted Mr. O'Leary to President and Chief Executive Officer
2003	Implemented operational initiatives, integrating prior acquisitions and organizing operations under our alloy products group and our carbon products group
2003	Divested steel service center operations of Thomas Pipe and Steel
2003	Implemented international sales effort
2005	Buy-out Transaction: sale to Edgen Acquisition Corporation (formed by JCP) and merger, with Edgen Corporation surviving the merger; related financing including issuance of Existing Notes
2005	Acquisition of Western Flow Products, Inc.

Recent Developments

Buy-out Transaction

        On December 31, 2004, we entered into a stock purchase agreement with our then existing stockholders and Edgen Acquisition Corporation, a corporation newly formed by JCP, pursuant to which Edgen Acquisition Corporation agreed to purchase all of our outstanding capital stock from our stockholders for an aggregate purchase price of approximately $124.0 million, which included the assumption and repayment of our indebtedness but excluded payment of fees and expenses. The acquisition closed on February 1, 2005 and was funded with proceeds to Edgen Acquisition Corporation from the issuance and sale of $105.0 million 9 7/8% senior secured notes due 2011 as well as an equity investment from funds managed by Jefferies Capital Partners and certain members of management of Edgen Corporation.

        Concurrently with the acquisition, Edgen Corporation entered into a new $20.0 million senior secured revolving credit facility, referred to as the revolving credit facility, and borrowed $2.7 million in loans thereunder.

        Also, immediately following these transactions, we merged with Edgen Acquisition Corporation. We were the surviving corporation in the merger and became liable for all obligations under the 9 7/8% senior secured notes due 2011 and borrowings under the revolving credit facility.

The Exchange Offer

        On July 21, 2005, we exchanged all of our $105.0 million 9 7/8% senior secured notes due 2011 for a like principal amount of registered publicly tradable 9 7/8% senior secured notes due 2011 having substantially identical terms.

Acquisition of Western Flow

        On July 15, 2005, we purchased 100% of the common stock of Western Flow for an aggregate purchase price of approximately 2.4 million Canadian dollars. The acquisition of Western Flow was funded with approximately $2.0 million of borrowings under our revolving credit facility and available cash.

        Western Flow is based in Edmonton, Alberta and is a specialty alloy pipe and components distributor primarily to the oil and gas, processing and power generation industries. We believe the acquisition of Western Flow has provided us with the opportunity for geographical expansion into the Canadian marketplace with a broader mix of products available to our already existing Canadian customers.

The Murray Transactions

        On November 29, 2005, our subsidiary, Edgen Carbon Products Group, L.L.C., entered into a purchase agreement with MIM UK to acquire all of the equity interests of MIM UK's U.S. subsidiary, MIM US, for an aggregate purchase price, including assumption of debt, of approximately $20.6 million. In connection with the MIM US Acquisition, PAL, a newly formed limited company organized under the laws of England and Wales by funds managed by JCP, has entered into a purchase agreement with Murray International Holdings Limited and the shareholders of MIM UK to acquire all of the equity interests of MIM UK.

        The closing of this offering will occur simultaneously with, and is contingent upon, receipt of a waiver under our revolving credit facility and the satisfaction or waiver of the conditions to the closing of the MIM US Acquisition. The closing of the MIM US Acquisition is contingent upon, among other things, receipt of a favorable opinion from an independent investment banking or appraisal firm as to the fairness to our company of the financial terms of the MIM US Acquisition and the satisfaction or waiver of certain conditions to the closing of the MIM UK Acquisition, including, among other things,

PAL entering into financing arrangements for the MIM UK Acquisition and credit facility commitments.

Murray International Metals, Inc.

        MIM US is a leading supplier of high yield and special grade structural steel to international oil and gas projects being engineered and managed by leading operators, engineering houses and offshore fabricators in the oil and gas industry primarily in North and South America. MIM US is based in Houston, Texas, and is presently a wholly owned subsidiary of MIM UK. MIM US offers a complete range of high-yield steel plate, shapes, and tubulars, to customers primarily in North and South America. We believe the MIM US Acquisition will expand our international presence throughout the Americas. For the fiscal year ended January 31, 2005, MIM US's sales were $29.6 million.

Formation of Holding Company

        Prior to the consummation of this offering, our shareholders organized a new holding company to hold all of the outstanding equity interests of us and PAL. The new holding company, which we refer to as "Holdings," is a Delaware limited partnership and is expected to be controlled by funds managed by JCP. Following the MIM UK Acquisition, MIM UK and our company will both be directly or indirectly wholly owned by Holdings. Additionally, certain members of our management will become officers of Holdings. In connection with the MIM UK Acquisition, Holdings will issue additional partnership interests to the funds managed by Jefferies Capital Partners, certain members of management of our company and MIM UK and the sellers of MIM UK.

Products

        We distribute specialty pipe, pipe components and fittings that are used in environments that require high performance characteristics. Our products are used in refining, petrochemical, power generation, mechanical construction, offshore production, platform construction and certain specific oil and gas applications. They are used for maintenance and repair projects, expansions of infrastructure and development projects. These products are generally highly engineered prime carbon or alloy steel and possess unique performance characteristics for extreme environments, such as the ability to withstand highly corrosive or abrasive materials, extremely high or low temperatures, and high pressure. We offer our customers a broad product offering, which includes over 14,000 SKUs, and a large inventory of currently over 50,000 tons of pipes and components in more than 5,000 sizes and grades, to consistently provide products that are not otherwise available on a quick-response basis in quantities that are usable by customers. The depth of our inventory and breadth of our products position us as a leading distributor of difficult-to-find, specialty pipes, fittings and flanges.

        In addition to our diverse inventory and technical product knowledge, we offer a wide range of cutting and finishing services to ensure that the materials are ready upon receipt by our customers. Our principal services include: cutting, welding, threading, coating, cleaning and painting to customer specifications.

        We principally distribute two categories of products: alloy products and carbon products.

        Alloy Products.    Alloy steel is composed of iron, carbon and one or more other elements (such as chromium, cobalt, nickel, molybdenum) that undergo a special heat treatment to achieve specific physical properties. The alloy products we sell are principally used in high-pressure, extreme temperature and high-corrosion applications, such as in heating, desulphurization, refrigeration and liquefied natural gas (LNG) units in the processing and refining industries, and in heat recovery steam generation (HRSG) units in the power generation industry. Substantially all of our alloy products are imported from Germany, Italy, South Korea or Japan.

        Carbon Products.    Our carbon products group primarily distributes prime carbon-based specialty pipes, fittings and flanges that are principally used in high-yield, high-tensile, abrasive applications such as the gathering and transmission of oil, natural gas and phosphates, conductor casing and structural supports for the off-shore drilling and production segment of the oil and gas industry. We purchase our carbon products from both domestic and international manufacturers.

        The following table summarizes our primary product offerings:

Summary of Primary Distributed Products

Product	Characteristics	Material	Qualities	Primary Applications
Alloy Products
Stainless	Seamless	12-16% chromium, 8- 12% nickel	Corrosion resistance	Refining, petrochemical and power
Duplex	Seamless	20% chromium	Higher corrosion resistance	Refining, petrochemical and power
ChromeMoly	Seamless	Chromium and molybdenum	High temperature and pressure tolerance	Refining, petrochemical and power
Nickel Alloys	Seamless	High nickel	High temperature and highest corrosion resistance	Refining, petrochemical and power
Carbon Products
Carbon	Welded and seamless	< 1% carbon	High and low pressure tolerance	Mechanical construction, certain processing
Large Diameter Carbon	Welded, thicker walled	< 1% carbon	High structural strength	Offshore production platform fabrication
High Yield Carbon	Welded or seamless, thinner walled	Carbon and alloys	Lighter weight, high bursting strength	Gathering and transmission pipelines

Vendors

        We have mutually beneficial, longstanding relationships with an established network of vendors. This extensive network of vendor relationships enables us to stock and distribute a considerable breadth of products. Although we concentrate our purchasing power on a select group of highly valued vendors, we have multiple sources for the products we distribute and are not dependent on any single manufacturer. Beginning in fiscal 2004, we have consolidated our purchasing power significantly. Since that time period, over 55% of our purchases were from our top ten vendors, as compared to 37% in 2003. For the combined nine months ended September 30, 2005, 61% of our purchases were with our top ten vendors. Consolidating our purchasing power has resulted in favored status with certain of our vendors in regard to lead times, discounts and payment terms. As we continue to strengthen our vendor relationships, we are able to devote increased resources to providing our customers with products that are of greater importance to their business and have fewer substitutes.

        Our two product groups each have employees who are responsible for making the inventory purchases for their respective groups. These employees are specialists in their product lines and are in continuous contact with our regional managers, sales personnel and customers in our various markets in order to anticipate demand. This enables them to place vendor orders, which often require six to nine months lead time to fill, in a timely manner. Our purchasing staff develops and evaluates our working relationships with vendors to ensure availability, quality and timely delivery of products. We use general economic indicators, inquiries, orders and continuous interaction with our customers to help us determine customer usage patterns, expected delivery dates and the nature of active projects in the market. Our company-wide management information system assists in evaluating historical usage, the inventory at each of our locations, and other purchasing data.

Customers

        We have a diverse base of over 2,000 customers from a variety of geographic locations and industries. They are generally large companies with recognized names in their respective industries. Our customers include, among others, oil and gas companies, processing and fabrication companies, power generation companies, and MRO distributors.

Management Information Systems

        As part of the integration of our acquired businesses and implementation of our operational initiatives in 2003, we upgraded our entire information technology infrastructure and put in place a company-wide management information system at a cost of approximately $4.0 million. We previously had operated with disparate information systems at various locations. In December 2003, all of our locations switched to the new system, making it possible for us to centrally manage the purchasing, accounts payable, accounts receivable and inventory for the entire company from our headquarters in Louisiana. This upgrade allows a complete sharing of information on a company-wide basis, and has positioned us to improve profitability through continued operational efficiencies, enhanced information flow, better management of our company in a real-time environment, and the capacity to accommodate continued growth.

Sales and Marketing

        We have developed a knowledgeable and experienced sales team, which has successfully cultivated and maintained strong relationships with customers of our products. We maintain a staff of approximately 69 on-site sales representatives that are responsible for quoting, negotiating, closing and performing any other task typically related to the filling of an order. Our 18 field sales representatives, who spend the majority of their time out of the office visiting current or potential business accounts, are tasked with generating new business and maintaining customer relationships. Additionally, we have two full-time customer service specialists that support the on-site and field sales representatives by identifying and resolving any potential customer issues, which allows our sales representatives to focus on processing orders and generating sales. We believe that we maintain excellent relationships with our sales representatives.

        Our sales and marketing efforts are focused on international as well as domestic markets, and in early 2004 we developed an international sales team. Of our total sales force, five field representatives are dedicated to international business development and nine multilingual on-site sales and service representatives are focused solely on international orders. To supplement these efforts, we also have two outside international sales agents with whom we contract on an agency basis.

        Our on-site sales force operates under a regional branch model. Field representatives are located at various branch locations and ultimately report to our vice president of business development, who is responsible for the business development efforts at both our alloy products group and our carbon products group. All but one of our fifteen inventory stocking facilities has a regional manager that is responsible for pricing, order placement, customer service and marketing strategy. The regional managers report directly to the presidents of their respective operating segments, who have final authority on sales and marketing issues. The regional branch model allows the presidents of the operating segments to have direct control over the management and implementation of our sales and marketing strategy.

Employees

        As of September 30, 2005 our workforce consisted of 236 full time employees, of which 73 were warehouse personnel, 87 were sales personnel and 76 were administrative personnel. We have a non unionized workforce and none of our full-time employees are covered by a collective bargaining agreement. In general we consider our employee relations to be good.

Competition

        Our products are sold in highly competitive markets. Companies in the steel pipe, tube, fittings and flanges industry compete primarily on price and ability to deliver products in a timely manner. Purchase decisions are also influenced by previous experience with a particular distributor and a distributor's ability to supply the full range of pipes, tubes and fittings. We have numerous competitors who compete with us for customers as well as approved vendor sources in the distribution of alloy and carbon specialty products. None of our competitors individually possesses a significant market share in the specialty products we distribute, as most do not offer the depth and breadth of products that we offer.

Properties

        We operate in 17 locations: 15 in the United States and two in Canada. Fourteen of our locations are inventory stocking facilities. We own facilities in Port Allen, Louisiana and Mulberry, Florida and the rest of the locations are leased. Our exclusive full-time sales agent in Scotland operates at a private residence in Edinburgh, Scotland, which is neither owned nor leased by us. Our corporate headquarters is located in an approximately 14,500 square-foot facility in Baton Rouge, Louisiana. The following table provides a summary of our facilities.

Summary of Leased and Owned Facilities

Location	Building (Sq. ft.)	Lease / Own	Facility Description
Baton Rouge, LA	14,497	Lease	Corporate headquarters
Baton Rouge, LA	3,028	Lease	Office
Baton Rouge, LA	7,560	Lease	Office / warehouse
Baton Rouge, LA(1)	12,250	Lease	Office / warehouse
Calgary, Alberta	170	Lease	Office
Charlotte, NC	12,550	Lease	Office / warehouse
Edmonton, Alberta	16,078	Lease	Office / warehouse
Edmonton, Alberta(2)	7,840	Lease	Office / warehouse
Henderson, CO	2,500	Lease	Office / yard
Houston, TX	17,750	Lease	Office / warehouse
Houston, TX	51,000	Lease	Office / warehouse
Houston, TX	26,600	Lease	Office / warehouse
Irwindale, CA	8,692	Lease	Office / warehouse
Mulberry, FL	46,816	Own	Office / warehouse
Mulberry, FL	NA	Lease	Yard
Odessa, TX	5,000	Lease	Office / yard
Port Allen, LA	9,500	Own	Office / warehouse
St. Charles, IL	22,000	Lease	Office / warehouse
St. Louis, MO	2,800	Lease	Office / yard
Westchester, PA	16,000	Lease	Office / warehouse

(1)
We no longer occupy this facility.

(2)
We no longer occupy this facility but currently sublease a portion thereof.

        All of our facilities have been continually maintained and we consider them to be in good repair. We currently do not expect to have any significant capital expenditures or upgrades in the near future. Our maintenance capital expenditures have averaged approximately $1.3 million over the past five years, and management anticipates annual capital expenditures of no more than $1.3 million per year for 2005 and 2006. None of our inventory stocking facilities is currently operating at or near capacity.

Legal and Environmental Matters

        We are from time to time a party to various claims and legal proceedings related to our business. There are no current material claims or legal proceedings pending against us that, in the opinion of our management, individually or in the aggregate, if determined adversely to us, would have a material adverse effect on our business, financial condition, results of operations or liquidity. Additionally, management is not aware of any legal issues that may have an adverse effect on us in the foreseeable future.

        Our operations are subject to various state and federal laws and regulations relating to environmental concerns. As with other companies engaged in like businesses, the nature of our operations expose us to the risk of liabilities or claims with respect to environmental matters, including those relating to the disposal and release of hazardous substances. In addition, our operations are also governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous chemicals in the workplace. Management believes that our operations are in substantial compliance with such laws and regulations.

        We have not made any material expenditures during the last three fiscal years in order to comply with environmental laws or regulations. Based on our experience to date, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity. However, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can we predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to such environmental claims.

Ownership Following Formation of Holdings

        Prior to the consummation of this offering, our shareholders will transfer all their equity interest in our company to Holdings in exchange for common and preferred partnership interests of Holdings and we will become a wholly-owned subsidiary of Holdings. The general partner of Holdings is expected to be a company wholly owned by funds managed by JCP. In general, the general partner of Holdings will have control over its business and affairs and its limited partners will not participate, as limited partners, in the business and affairs of Holdings.

        The preferred and common partnership interests of Holdings to be issued to our shareholders will be comparable, from an economic standpoint, to the shares of our common and preferred stock transferred by them to Holdings, although interests in Holdings will benefit from the ownership of both our company and MIM UK. As a result of the foregoing, immediately after the exchange of Edgen shares for partnership interests in Holdings, but before the issuance of the additional partnership interests described below, our directors, executive officers and 5% shareholders will have an economic interest in Holdings that is comparable to the economic interest our directors, executive officers and 5% shareholders currently have in our company, as reflected in the ownership table set forth above. Limited partnership interests of Holdings will be non-voting.

        In connection with the MIM UK Acquisition, (i) the funds managed by JCP that currently control our company will invest additional cash in Holdings in exchange for additional common and preferred partnership interests of Holdings, (ii) the seller of MIM UK will receive the equivalent of a approximately UK£4.0 million preferred partnership interest and approximately UK£1.0 million common partnership interest in Holdings, (iii) certain members of management of our company and MIM UK are expected to acquire additional common and preferred partnership interests of Holdings, and (iv) Holdings will invest these additional cash investments in PAL to enable it to acquire MIM UK. The issuance of these additional partnership interests of Holdings will alter the relative ownership of the partners of Holdings. However, following these transactions, the funds managed by JCP will continue to own a majority of the common and preferred interests of Holdings and will continue to control Holdings, and our management is expected to own approximately 11% of the common interests and 6% of the preferred interests of Holdings.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors are as follows:

Name	Age	Title
Daniel J. O'Leary	50	President, Chief Executive Officer and Director
David L. Laxton, III	55	Executive Vice President, Chief Financial Officer and Director
Robert L. Gilleland	65	President—Alloy Products Group
Craig S. Kiefer	51	President—Carbon Products Group
Nicholas Daraviras	32	Director
James L. Luikart	60	Director
Edward J. DiPaolo	52	Director

        Daniel J. O'Leary, 50, President, Chief Executive Officer and Director, has been involved in the steel pipe and distribution industries for 28 years. Mr. O'Leary joined us in January 2003 as our Chief Operating Officer and was promoted to President and Chief Executive Officer in August 2003. Mr. O'Leary was appointed to our board of directors upon consummation of the Buy-out Transaction in February 2005. Before joining our company, Mr. O'Leary served as President and Chief Operating Officer of Stupp Corporation, an independent manufacturer of electric-resistance welded custom steel line pipe, from 1995 to 2002. Prior to joining Stupp Corporation, he was Executive Vice-President and Chief Operating Officer of Maverick Tube Corporation from 1989 to 1995. He has also held management and executive positions with Red Man Pipe & Supply Company and Lone Star Steel Company. Mr. O'Leary is a former Vice-Chairman of the Committee on Pipe and Tube Imports and a member of the National Association of Steel Pipe Distributors. Mr. O'Leary is a graduate of the University of Tulsa with a B.S. in Education.

        David L. Laxton, III, 55, Executive Vice President, Chief Financial Officer and Director, has over 20 years experience in industrial distribution. Mr. Laxton joined us in December 1996 as Senior Vice President and Chief Financial Officer. Mr. Laxton became Executive Vice President and Chief Financial Officer in February 2005. Mr. Laxton was appointed as a director on August 25, 2005. Prior to joining Edgen, Mr. Laxton served as Chief Financial Officer of a distributor of tube fittings, controls and filtration products. Mr. Laxton has also held consulting positions with a big four accounting firm and with an investment banking firm. Mr. Laxton is currently Vice Chairman of American Gateway Bank and is the former president of the Baton Rouge Chapter of the National Association of Purchasing Management. Mr. Laxton has recently been named to the Advisory Committee to the School of Accounting at Louisiana State University, where he received a B.A. in History and an M.S. in Accounting.

        Robert L. Gilleland, 65, President of Alloy Products Group, has over 30 years of experience in the pipe and steel industry. Mr. Gilleland joined Edgen in 1998 as our Senior Vice President and General Manager. He was promoted to his current position in September 2003. Prior to joining Edgen, Mr. Gilleland was employed with LaBarge Pipe & Steel Company for 16 years. He was Executive Vice President and part owner in a leveraged buy-out of LaBarge Pipe & Steel Company in 1982. At LaBarge Pipe & Steel Company, Mr. Gilleland was responsible for inventory, purchasing and sales activities. Prior to joining LaBarge Pipe & Steel Company, Mr. Gilleland was employed with Edgcomb Metals Company, a subsidiary of Williams Companies, for 18 years. He holds a B.S. in Business Administration from Western Kentucky University.

        Craig S. Kiefer, 51, President of Carbon Products Group, has more than 30 years of experience in the industrial distribution market. Mr. Kiefer joined our company in April 2002 as the President of Service Industrial Supply Co. (SISCO). He was promoted to his current position in March 2003. Prior to joining Edgen, Mr. Kiefer was President and Chief Executive Officer of SISCO, which he formed in 1979 and which was acquired by Edgen in 2002.

        Nicholas Daraviras, 32, Director. Mr. Daraviras was appointed to our board of directors upon consummation of the Buy-out Transaction in February 2005. Mr. Daraviras is a Managing Director of JCP. He joined JCP in 1996. Mr. Daraviras also serves as a director of The Sheridan Group and various private companies in which JCP also has an interest. Mr. Daraviras graduated as a Wharton Scholar and received his B.S. and an M.B.A. from The Wharton School of the University of Pennsylvania.

        James L. Luikart, 60, Director. Mr. Luikart was appointed to our board of directors upon consummation of the Buy-out Transaction in February 2005. Mr. Luikart is Executive Vice President of JCP. Mr. Luikart joined JCP in 1995 after spending over twenty years with Citicorp, the last seven years of which were as Vice President of Citicorp Venture Capital, Ltd. Mr. Luikart also serves as a director of The Sheridan Group, W&T Offshore, Inc., and various private companies in which JCP also has an interest. Mr. Luikart received a B.A. in History magna cum laude from Yale University and an M.I.A. from Columbia University.

        Edward J. DiPaolo, 52, Director. Mr. DiPaolo was appointed to our board of directors on August 25, 2005, and had previously served on our board of directors from 2001 until the consummation of the Buy-out Transaction on February 1, 2005. Mr. DiPaolo has over 26 years in energy services through his employment with Halliburton Energy Services where he held several positions including Group Senior Vice President Global Business Development and Senior Vice President Global Business Development. In 2002, Mr. DiPaolo retired from Halliburton Energy Services. Mr. DiPaolo currently serves as a director of Natural Gas Systems, Inc., Boots & Coots International Well Control, Inc. and Innicor Subsurface Technologies Inc. and has served as director for privately held companies. Mr. DiPaolo received a B.S. in Agricultural Engineering from West Virginia University.

Committees of the Board

        Audit Committee.    Our Audit Committee consists of Messrs. Daraviras, Luikart and DiPaolo. Neither Mr. Daraviras nor Mr. Luikart is independent as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and none of Messrs. Daraviras, Luikaut or DiPaolo qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations.

        The principal duties and responsibilities of our audit committee are as follows:

  •
  to monitor our financial reporting process and internal control systems;

  •
  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

  •
  to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

        The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Director Compensation and Arrangements

        Currently, only one of our directors, Mr. DiPaolo, is entitled to receive any fees for serving as a director. We have agreed to pay to Mr. DiPaolo $20,000 in director fees annually. In each of 2003, 2004 and 2005, we paid Mr. DiPaolo's director fees of $20,000 to JNDI Corporation, a consulting corporation of which Mr. DiPaolo is the sole employee. In 2004, Mr. DiPaolo also received an additional $5,000 for serving on the operating committee of the board of directors. All of our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

Executive Compensation

        The following table sets forth certain information with respect to annual compensation for services in all capacities for fiscal years 2004, 2003 and 2002 paid to each of our executive officers who were serving as such at December 31, 2004.

Summary Compensation Table

Annual Compensation
Name and Principal Position					All Other Compensation
	Year	Salary	Bonus(3)	Other(4)
Daniel J. O'Leary(1) President and Chief Executive Officer	2004 2003	$275,000 208,000	$459,602 27,917	$14,400 12,000	$11,008 6,590	(5) (6)
David L. Laxton, III Executive Vice President and Chief Financial Officer	2004 2003 2002	225,000 217,350 217,350	376,038 — 90,000	14,400 14,400 14,400	$9,581 11,747 2,834	(6) (5) (7)
Robert L. Gilleland President—Alloy Products Group	2004 2003 2002	210,017 210,017 210,017	350,997 — 70,000	14,400 14,400 14,400	11,179 13,804 7,397	(6) (5) (7)
Craig S. Kiefer(2) President—Carbon Products Group	2004 2003 2002	180,000 150,000 150,000	300,830 — —	3,133 — 1,023	5,157 3,635 —	(6) (8)

(1)
Mr. O'Leary joined our company on January 13, 2003.

(2)
Mr. Kiefer joined our company on April 1, 2002.

(3)
See "—Employee Bonus Plan" below.

(4)
Represents automobile allowances made to such executive.

(5)
Includes matching contributions we paid to such executive's account under our 401(k) plan, club membership allowances, and premiums we paid in respect of term life insurance for such executive's benefit.

(6)
Includes matching contributions we paid to such executive's account under our 401(k) plan and club membership allowances.

(7)
Includes club membership allowances.

(8)
Includes matching contributions we paid to such executive's account under our 401(k) plan.

Employment Agreements

        We have employment agreements with each of our executive officers, Mr. O'Leary, Mr. Laxton, Mr. Gilleland and Mr. Kiefer. The agreements with Mr. O'Leary and Mr. Laxton were amended and restated effective as of the consummation of the Buy-out Transaction.

        The amended and restated agreement with Mr. O'Leary provides that he will be employed as our President and Chief Executive Officer at a base salary of $275,000. The amended and restated agreement with Mr. Laxton provides that he will be employed as our Executive Vice President and Chief Financial Officer at a base salary of $225,000. The agreement with Mr. Gilleland provides that he will be employed as the President of Edgen Alloy at a base salary of $210,017. The agreement with Mr. Kiefer provides that he will be employed as the President of Edgen Carbon Products Group LLC at a base salary of $180,000.

        The compensation for the executive officers, which varies for each executive as set forth above, may be increased by recommendation of our chief executive officer to our board of directors. Each employment agreement provides for an annual bonus based on a targeted EBITDA amount, as determined by our board of directors, which is subject to a downward working capital adjustment. The target bonus for each of the executive officers for 2004 was up to 100% of his base salary. Each agreement generally provides for four weeks of vacation and an automobile allowance, which varies by executive officer. Additionally, the employment agreements provide that we will pay premiums for term life insurance for Mr. O'Leary, Mr. Laxton and Mr. Kiefer.

        The agreements for Mr. O'Leary and Mr. Laxton are for a three year term commencing February 1, 2005, with automatic one-year extensions. Each of the other employment agreements with our executive officers is for a one-year term with automatic daily one year renewals, such that the employment agreements are always one full year from termination. The agreements may be terminated by us for the employee's disability, for cause (as defined in the agreements), or for any reason other than cause (with severance, payable upon termination other than for cause, generally ranging from an amount equal to the employee's annual base salary for one year to an amount equal to the employee's annual base salary for the remaining term under the agreement, plus the executive's full or pro-rata share of the annual bonus, if any).

Employee Bonus Plan

        With approval from our board of directors, we annually adopt an employee bonus plan based on a targeted pre-bonus EBITDA and minimum pre-bonus EBITDA. These targets are recommended by senior management and determined and approved by our board of directors. Every employee of ours has a target bonus associated with his or her position with our company and the target bonuses range from 10% to 100% of base salary. If EBITDA is less than or equal to the minimum EBITDA, then the employee is not entitled to any bonus. If, however, the EBITDA is greater than the minimum EBITDA, then the employee is entitled to receive a bonus in an amount equal to 2% of the employee's annual target bonus for each 1% of target EBITDA in excess of the minimum EBITDA. Employees continue to earn an additional 2% of the target bonus for each 1% that EBITDA exceeds the target EBITDA. All bonuses under this plan are paid on or before March 15 of the year following the year in which the bonus is earned.

Equity Incentive Plan

        We currently have an equity incentive plan, which authorizes the granting of awards to our employees of up to 300,000 shares of our common stock that are subject to restrictions on transfer until such time as they are vested. Vesting is based on either time or a combination of performance and time. Upon consummation of the Buy-out Transaction, we issued restricted stock grants for 281,564 shares of common stock to certain members of our management, including the following to our named executive officers: Mr. O'Leary, 93,855; Mr. Laxton, 40,223; Mr. Gilleland, 26,816; and Mr. Kiefer, 26,816.

        As a result of the formation of Holdings, we will become a wholly owned subsidiary of Holdings. In connection with the formation of Holdings, our equity incentive plan will be cancelled and will be replaced with a comparable equity incentive plan of Holdings, in which both employees of our company and employees of MIM UK are expected to participate. The terms of the Holdings equity plan are expected to provide employees substantially the same equity incentives as did our plan.

401(k) Plan

        We sponsor a defined contribution plan, or 401(k) plan, intended to qualify under section 401 of the Internal Revenue Code. Substantially all of our U.S. employees are eligible to participate in the 401(k) plan on the first day of the month in which the employee has attained 18 years of age and 90 days of employment. Employees may make pre-tax contributions of their eligible compensation, not to exceed the limits under the Internal Revenue Code. We match 50% of the employee's contributions, up to a maximum of 6% of the employee's eligible compensation. Any profit sharing contributions are discretionary in amount and occurrence (and are not limited to current or accumulated net profits). Employees may direct their investments among various pre-selected investment alternatives. Employer contributions to the 401(k) plan, including profit sharing contributions, fixed contributions and employer matching contributions, vest 25% after the second year of employment, 50% after the third year of employment, 75% after the fourth year of employment and 100% after the fifth year of employment.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety be reference to, all of the provisions of the corresponding agreements, including the definition of certain terms therein that are not otherwise defined in this offering circular.

Existing Notes

        Concurrently with the Buy-out Transaction, we issued $105.0 million aggregate principal amount of 9 7/8% senior secured notes due 2011, which we refer to as the Existing Notes. The Existing Notes are governed by an indenture dated February 1, 2005 by and among us, our subsidiaries that guarantee the Existing Notes and The Bank of New York, as Trustee and Collateral Agent. The terms of the Existing Notes are substantially identical to the terms of the notes offered hereby, which will be issued under the same indenture. See "Description of the Notes."

Revolving Credit Facility

        Concurrently with the closing of the Buy-out Transaction, we entered into a new $20.0 million revolving credit facility with GMAC Commercial Finance LLC ("GMAC CF") and borrowed approximately $2.7 million in loans thereunder. As of September 30, 2005, we had $14.0 million of indebtedness outstanding under the revolving credit facility. We expect to use approximately $6.9 million of the proceeds of this offering to repay indebtedness outstanding under the revolving credit facility. See "Use of Proceeds." We expect to seek a waiver under the revolving credit facility to permit this offering and the related transactions described herein. The offering is contingent upon receipt of this waiver.

        Availability.    Revolving advances are available from the lender in an aggregate principal amount of up to $20.0 million, subject to a borrowing base test based upon our eligible accounts receivable and eligible raw material and finished goods inventory. We will be able to repay and re-borrow such advances until the maturity date.

        Term.    Our revolving credit facility has an initial term of five years beginning on February 1, 2005.

        Guarantees and Security.    Our revolving credit facility is guaranteed by all of our domestic subsidiaries and is secured by a first priority security interest in all of our and our domestic subsidiaries' Working Capital Assets and secured by a second priority security interest in all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries). Pursuant to the terms of the intercreditor agreement described under "Description of the Notes—Collateral—Senior Intercreditor Agreement," the security interest on the collateral consisting of Working Capital Assets that secures the notes, the Existing Notes and related guarantees is contractually subordinated to the liens thereon securing the revolving credit facility, and the security interest, if any, on substantially all of our and our domestic subsidiaries' other assets (other than certain excluded assets such as our leasehold interests and the capital stock of our existing and future subsidiaries) that secure the revolving credit facility will be contractually subordinated to the liens thereon securing the notes, the Existing Notes and related guarantees.

        Interest.    Interest accrues on borrowings under our revolving credit facility at floating rates equal to, at our option:

  •
  the prime rate of interest announced by GMAC CF from time to time less 0.50% per annum; or

  •
  a Eurodollar rate based on LIBOR plus 1.50% per annum.

        Fees.    Our revolving credit facility is subject to certain customary fees including a fee of 0.50% per annum on the unused portion of the revolving credit facility.

        Prepayment.    We may prepay in full and terminate the lender's commitment under our revolving credit facility at any time, subject to payment of a prepayment fee on the total committed facility equal to 2% in the first year and 1% in the second year. Advances under the revolving credit facility are subject to mandatory prepayment in certain circumstances, including mandatory prepayments based upon the receipt of certain proceeds of asset sales other than the sale of inventory in the ordinary course.

        Covenants and Conditions.    Our revolving credit facility contains various affirmative and negative covenants customary for similar working capital facilities, which, among other things, limit the incurrence of additional indebtedness, the making of distributions, loans and advances, the entering into of transactions with affiliates and acquisitions, dispositions or mergers, the granting of loans and the sale of assets.

        Events of Default.    Our revolving credit facility contains customary events of default, including but not limited to:

  •
  non-payment of principal, interest or fees;

  •
  violations of certain covenants;

  •
  certain bankruptcy events;

  •
  inaccuracy of representations and warranties in any material respect; and

  •
  cross defaults with certain other material indebtedness and agreements, including without limitation, the indenture governing the notes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to Offering and Formation of Holdings

        The following table sets forth certain information regarding the ownership of our common and preferred stock prior to the offering and the formation and organization of Holdings.

        Our outstanding securities consist of approximately 2,681,564 shares of common stock and about 21,600 shares of Series A preferred stock, the terms of which are described in more detail below. To our knowledge, each of the stockholders listed below has sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Common Stock(1)		Preferred Stock(1)
	Number of Shares	Percent	Number of Shares	Percent
Principal Stockholders:
Funds managed by Jefferies Capital Partners(2)	2,161,000	80.6%	19,449	90.0%
Named Executive Officers and Directors:
Daniel J. O'Leary(3)	168,855	6.3%	675	3.1%
David L. Laxton(3)	75,223	2.8%	315	1.5%
Robert L. Gilleland(3)	56,816	2.1%	270	1.3%
Craig S. Kiefer(3)	56,816	2.1%	270	1.3%
Nicholas Daraviras(4)	—	—	—	—
James L. Luikart(4)(5)	—	—	—	—
All executive officers and directors as a group (6 persons)(3)	357,710	13.3%	1,530	7.2%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Consists of (a) 1,505,774 shares of our common stock held by ING Furman Selz Investors III L.P., 533,124 shares of our common stock held by ING Barings U.S. Leveraged Equity Plan LLC and 122,102 shares of our common stock held by ING Barings Global Leveraged Equity Plan Ltd. and (b) 13,552 shares of our preferred stock held by ING Furman Selz Investors III L.P., 4,798 shares of our preferred stock held by ING Barings U.S. Leveraged Equity Plan LLC and 1,099 shares of our preferred stock held by ING Barings Global Leveraged Equity Plan Ltd. ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. are private equity investment funds managed by JCP. Brian P. Friedman and Mr. Luikart are the managing members of the managers of these funds and may be considered the beneficial owners of the shares owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd., but each of Messrs. Friedman and Luikart expressly disclaim beneficial ownership of such shares, except to the extent of each of their pecuniary interests therein. The address for each of the funds managed by Jefferies Capital Partners is 520 Madison Avenue, 12th Floor, New York, New York 10022.

(3)
The address of such person is c/o Edgen Corporation, 18444 Highland Road, Baton Rouge, Louisiana 70809. The number of shares of common stock includes restricted stock grants for an aggregate of 187,710 shares of common stock, including 93,855 for Mr. O'Leary, 40,223 for Mr. Laxton, 26,816 for Mr. Gilleland and 26,816 for Mr. Kiefer. Holders of such shares of restricted stock have voting power, but not dispositive power, with respect to unvested shares.

(4)
The address of each of Mr. Daraviras and Mr. Luikart is c/o Jefferies Capital Partners, 520 Madison Avenue, 12th Floor, New York, New York 10022.

(5)
Does not include 2,161,000 shares of our common stock and 19,449 shares of our preferred stock owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. Mr. Luikart is a managing member of the manager of these funds and may be considered the beneficial owner of such shares, but he expressly disclaims such beneficial ownership of the shares owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd., except to the extent of his pecuniary interest therein.

Common Stock

        Our articles of incorporation provide that we may issue 5,000,000 shares of common stock, par value $0.01 per share, and as of November 29, 2005, 2,681,564 shares of our common stock are issued and outstanding. The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock.

Preferred Stock

        Our articles of incorporation provide that we may issue 100,000 shares of preferred stock par value $0.01 per share, 40,000 of which are designated as Series A 8 1/2% Cumulative Compounding Preferred Stock (Series A preferred stock) and 60,000 of which are undesignated. Our Series A preferred stock has a stated value of $1,000 per share. Our Series A preferred stock is entitled to annual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, and accrue at a rate of 8.5%, compounding annually. Dividends on the Series A preferred stock are payable in cash or in additional shares of our Series A preferred stock, at the discretion of our board of directors. Also at the discretion of our board of directors, our Series A preferred stock is redeemable upon a change of control or initial public offering (as such terms are defined in our articles of incorporation). As of November 29, 2005 there are about 21,600 shares of our Series A preferred stock issued and outstanding.

        Under the laws of Nevada, the vote of a majority of the outstanding shares of our preferred stock, voting as a separate class, is required to amend our articles of incorporation, either by amendment or by filing a certificate of designation, if the amendment would adversely affect the relative rights and preferences of the holders of the preferred stock. Except as described in the immediately preceding sentence or as otherwise required by law, our preferred stock is not entitled to vote.

        We may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Series A preferred stock (including the common stock) (referred to as junior stock) unless all cumulative dividends on the Series A preferred stock have been paid in full. Upon liquidation, dissolution or winding up of our company, holders of Series A preferred stock are entitled to receive out of the legally available assets of our company, before any amount shall be paid to holders of junior stock, an amount equal to $1,000 per share of Series A preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If the available assets are insufficient to pay the holders of the outstanding shares of our preferred stock in full, the assets, or the proceeds from the sale of the assets, will be distributed ratably among the holders.

Ownership Following Formation of Holdings

        Prior to the consummation of this offering, our shareholders will transfer all their equity interest in our company to Holdings in exchange for common and preferred partnership interests of Holdings and we will become a wholly-owned subsidiary of Holdings. The general partner of Holdings is expected to be a company wholly owned by funds managed by JCP. In general, the general partner of Holdings will have control over its business and affairs and its limited partners will not participate, as limited partners, in the business and affairs of Holdings.

        The preferred and common partnership interests of Holdings to be issued to our shareholders will be comparable, from an economic standpoint, to the shares of our common and preferred stock transferred by them to Holdings, although interests in Holdings will benefit from the ownership of both our company and MIM UK. As a result of the foregoing, immediately after the exchange of Edgen shares for partnership interests in Holdings, but before the issuance of the additional partnership interests described below, our directors, executive officers and 5% shareholders will have an economic interest in Holdings that is comparable to the economic interest our directors, executive officers and 5% shareholders currently have in our company, as reflected in the ownership table set forth above. Limited partnership interests of Holdings will be non-voting.

        In connection with the MIM UK Acquisition, (i) the funds managed by JCP that currently control our company will invest additional cash in Holdings in exchange for additional common and preferred partnership interests of Holdings, (ii) the seller of MIM UK will receive the equivalent of a approximately UK£4.0 million preferred partnership interest and approximately UK£1.0 million common partnership interest in Holdings, (iii) certain members of management of our company and MIM UK are expected to acquire additional common and preferred partnership interests of Holdings, and (iv) Holdings will invest these additional cash investments in PAL to enable it to acquire MIM UK. The issuance of these additional partnership interests of Holdings will alter the relative ownership of the partners of Holdings. However, following these transactions, the funds managed by JCP will continue to own a majority of the common and preferred interests of Holdings and will continue to control Holdings, and our management is expected to own approximately 11% of the common interests and 6% of the preferred interests of Holdings.

INDEPENDENT AUDITORS' REPORT

To Murray International Metals Limited

        We have audited the accompanying balance sheet of Murray International Metals Inc., (the "Company"), as of January 31, 2005, and the related statements of income, shareowner's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2005 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

September 16, 2005
Houston, Texas

MURRAY INTERNATIONAL METALS, INC.

BALANCE SHEET

	July 31, 2005	January 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$606,658	$1,136,654
Trade receivables, net of allowance for doubtful accounts of $82,000	760,625	5,673,765
Receivables—affiliated	25,315	—
Inventories	7,003,833	4,222,531
Deferred income taxes	190,599	218,349
Other current assets	894	12,220

Total current assets	8,587,924	11,263,519
NON CURRENT ASSETS:
Property and equipment—at cost	244,242	241,199
Less accumulated depreciation and amortization	(157,603)	(141,369)

Net property and equipment	86,639	99,830
Other non current assets	19,167	19,167

Total non current assets	105,806	118,997

TOTAL	$8,693,730	$11,382,516

LIABILITIES AND SHAREOWNER'S EQUITY
LIABILITIES:
Accounts payable:
Trade	$1,934,276	$3,597,635
Affiliated	44,166	917,612
Demand notes payable—affiliated	176,306	94,075
Short-term debt and current maturities of long-term debt	21,140	20,534
Accrued taxes	14,627	483,334
Accrued expenses and other current liabilities	203,043	248,158

Total current liabilities	2,393,558	5,361,348
Long-term debt	4,322	15,050

Total liabilities	2,397,880	5,376,398

COMMITMENTS AND CONTINGENCIES
SHAREOWNER'S EQUITY:
Common stock, $1 par value—10,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	49,000	49,000
Retained earnings	6,245,850	5,956,118

Total shareowner's equity	6,295,850	6,006,118

TOTAL	$8,693,730	$11,382,516

See notes to financial statements.

MURRAY INTERNATIONAL METALS, INC.

STATEMENTS OF INCOME

	Six Months Ended July 31,
			Year Ended January 31, 2005
	2005	2004
	(Unaudited)
NET SALES	$12,889,372	$15,134,657	$29,631,887
OPERATING COSTS AND EXPENSES:
Cost of goods sold	10,277,518	13,098,698	24,270,360
Selling, general, and administrative expenses	874,279	623,377	1,544,423
Depreciation and amortization	16,234	16,581	33,329

Total operating costs and expenses	11,168,031	13,738,656	25,848,112
OPERATING INCOME	1,721,341	1,396,001	3,783,775
OTHER INCOME AND EXPENSES:
Interest income	32,183	6,182	25,140
Gain (loss) on foreign currency transactions	87,560	—	(35,349)
Interest expense—Other	(12,329)	(1,859)	(11,958)

INCOME BEFORE INCOME TAX EXPENSE	1,828,755	1,400,324	3,761,608
INCOME TAX EXPENSE	(663,331)	(487,565)	(1,407,800)

NET INCOME	$1,165,424	$912,759	$2,353,808

See notes to financial statements.

MURRAY INTERNATIONAL METALS, INC.

STATEMENTS OF SHAREOWNER'S EQUITY

	Common Stock
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
BALANCE—January 31, 2004	1,000	$1,000	$49,000	$4,248,556	$4,298,556
Net income				2,353,808	2,353,808
Dividend paid				(646,246)	(646,246)

BALANCE—January 31, 2005	1,000	1,000	49,000	5,956,118	6,006,118
Net income				1,165,424	1,165,424
Dividend paid				(875,692)	(875,692)

BALANCE—July 31, 2005 (Unaudited)	1,000	$1,000	$49,000	$6,245,850	$6,295,850

See notes to financial statements.

MURRAY INTERNATIONAL METALS, INC.

STATEMENT OF CASH FLOWS

	Six Months Ended July 31,
			Year Ended January 31, 2005
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,165,424	$912,759	$2,353,808
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,234	16,582	33,329
Deferred income taxes	27,750	74,000	(10,461)
Changes in components of working capital:
Decrease (Increase) in accounts receivable	4,887,825	247,619	(4,519,192)
Decrease in demand notes receivable — affiliated		18,501	18,501
(Increase) in inventories	(2,781,302)	(620,223)	(2,978,950)
Decrease (Increase) in other current assets	11,326	2,146	(8,584)
(Decrease) Increase in accounts payable	(2,536,805)	198,174	4,031,281
(Decrease) Increase in accrued taxes	(468,707)	(4,176)	535,648
(Decrease) in accrued expenses and other current liabilities	(45,115)	(540,737)	(496,305)

Net cash provided by (used in) operating activities	276,630	304,645	(1,040,925)

CASH FLOWS FROM INVESTING ACTIVITIES—
Expenditure for property and equipment	(3,043)	(2,039)	(2,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(875,692)	(646,246)	(646,246)
Increase in demand notes payable — affiliated	82,231	140,424	94,075
Payments on long-term debt	(10,122)	(9,547)	(19,367)

Net cash used in financing activities	(803,583)	(515,369)	(571,538)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(529,996)	(212,763)	(1,614,502)
CASH AND CASH EQUIVALENTS—
Beginning of period	1,136,654	2,751,156	2,751,156

CASH AND CASH EQUIVALENTS—End of period	$606,658	$2,538,393	$1,136,654

CASH PAID DURING THE PERIOD FOR:
Interest			$14,719

Taxes			$750,000

See notes to financial statements.

MURRAY INTERNATIONAL METALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED JANUARY 31, 2005 AND SIX MONTHS ENDED JULY 31, 2005 (UNAUDITED)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Basis of Presentation—Murray International Metals, Inc. (the "Company"), was incorporated under the laws of the state of Texas on April 24, 1997 and is a wholly owned subsidiary of Murray International Metals Ltd. (MIM Ltd.), a United Kingdom-based company. The Company began operations in October 1997. The Company is a distributor of structural steel and steel tubular products to the offshore construction and energy-related industries in North and South America.

        Use of Estimates—The Company's financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions. These assumptions affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Amounts are recognized when it is probable that an asset has been impaired or a liability has been incurred and the cost can be reasonably estimated. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Highly liquid investments with maturities when purchased of three months or less are considered to be cash equivalents.

        Inventories—Inventories primarily consist of structural steel. Inventories are stated at the lower of cost or market value and are valued using the average-cost method.

        Property and Equipment—At July 31, 2005 and January 31, 2005, property and equipment, at cost, consisted of the following:

	July 31, 2005	January 31, 2005
Automobiles	$105,042	$105,042
Machinery and equipment	45,168	42,125
Furniture and fixtures	75,288	75,288
Other	18,744	18,744

Total	$244,242	$241,199

        Depreciation and amortization of property and equipment is provided using the straight-line method, with depreciation rates based upon estimated useful lives generally ranging from three to ten years. Management reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses are recognized based on the excess of the asset's carrying amount over its fair value. The Company's facilities are leased under non cancellable operating leases (see Note 6).

        Revenue Recognition—The Company recognizes revenue when products are shipped and the customer takes title and assumes risk of loss.

        Foreign Currency Transactions—The Company's functional currency is the U.S. dollar. Assets and liabilities denominated in another currency are revalued at the year-end exchange rates, and gains or losses from changes in exchange rates are recognized in the statement of income as gains or losses on foreign currency transactions.

2.    INCOME TAXES

        The Company utilizes the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred assets and liabilities.

        For the year ended January 31, 2005, the following is an analysis of the components of income tax expense:

Current:
U.S.	$(1,222,064)
State	(196,197)

(1,418,261)

Deferred:
U.S.	4,354
State	6,107

10,461

Income tax expense	$(1,407,800)

        For the year ended January 31, 2005, the following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate of 34 percent to the income tax expense reflected in the statements of income:

Tax expense at the statutory U.S. federal income tax rate	$(1,273,327)
Increase in income tax expense resulting from:
State income taxes—net of related federal tax benefit	(131,080)
Other	(3,393)

Income tax expense	$(1,407,800)

        The components of the Company's total net deferred tax asset for the year ended January 31, 2005 was as follows:

Deferred tax liability:
Book over tax basis differences in property and equipment	$(9,209)
Other	(555)

Net deferred tax liability	(9,764)

Deferred tax assets:
Allowance for doubtful accounts	36,048
Accrued liabilities	147,053
Inventory	45,012

Net deferred tax assets	228,113

Total net deferred tax asset	$218,349

3.    RELATED PARTY TRANSACTIONS

        Affiliated Purchases and Sales—The Company purchases products from related parties for sale to its customers and occasionally sells products to related parties. The amounts paid for such purchases and sales are based on an industry price list published by a non-affiliated party. Purchases from related parties amounted to $1,759,330 for the year ended January 31, 2005 and $154,856 and $791,270 for the six months ended July 31, 2005 and 2004, respectively. Sales to related parties amounted to $156,190 for the year ended January 31, 2005 and $32,591 and $44,333 for the six months ended July 31, 2005 and 2004, respectively. These amounts are included in the statement of income in cost of goods sold and net sales, respectively.

        Demand Notes Payable and Receivable, Affiliated—The Company has entered into a borrowing agreement with MIM Ltd. to obtain funds as needed. Borrowings under this agreement are secured by the general assets of the Company. The agreement carries a variable interest rate equivalent to the rate charged by the Bank of Scotland to MIM Ltd (5.75% at January 31, 2005). As of January 31, 2005 and July 31, 2005, the amount outstanding and payable under this agreement was $94,075 and $176,306, respectively.

4.    LONG-TERM DEBT

        The Company financed the purchase of certain vehicles with three year notes with interest rates ranging from 5.7% to 5.95%. Current maturities at January 31, 2005 was $20,534. The remaining amount of $15,050 is due in 2006.

5.    FINANCIAL INSTRUMENTS

        At January 31, 2005, the Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, affiliated demand notes payable, and short-term debt. The carrying amounts of these instruments approximate fair value due to their highly liquid nature.

        At January 31, 2005, a portion of the Company's financial instruments were denominated in foreign currencies. At January 31, 2005, the Company's demand notes payable, affiliated, of $94,075 was denominated in a currency other than the U.S. dollar.

        Reference is made to Note 1, "Summary of Significant Accounting Policies", for discussion concerning accounting for assets and liabilities denominated in foreign currencies.

6.    COMMITMENTS AND CONTINGENCIES

        Insurance—The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation, excess liability and a commercial property policy. The Company has not incurred claims or losses on any of these insurance policies.

        Employee 401(k) Retirement Plan—The Company participates in a 401(k) profit-sharing plan (the Plan) which covers eligible employees at least 21 years of age who have completed at least three months of service. The Plan allows for employee contributions through salary deductions up to 19 percent of total compensation, subject to the statutory limits. Employer matching contributions can be made at the discretion of the Company and were $14,018 for the year ended January 31, 2005.

        Leases—The Company's facilities and certain other real property are leased under non cancellable operating leases. Net aggregate future lease payments under these operating leases were $38,272 at January 31, 2005, payable as follows:

Years Ending January 31
2005	$36,356
2006	958
2007	958

        Rent expenses recognized for the year ended January 31, 2005, were $38,047. The office rental agreement will expire during 2005.

        The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

7.    FOREIGN CURRENCY FORWARD CONTRACTS

        To mitigate the Company's exposure to exchange rate movements on transactions denominated in foreign currencies, the Company enters into foreign currency forward exchange contracts. The Company also monitors its foreign exchange exposures to ensure the overall effectiveness of its foreign currency hedge positions. At January 31, 2005, the Company had no foreign currency forward exchange contracts outstanding.

8.    MAJOR CUSTOMERS

        For the year ended January 31, 2005, the following customers accounted for 10% or more of the Company's net sales: Gulf Marine Fabricators, Inc.—35%, Socominter Sociedade Comercial—21% and Dril-Quip, Inc.—10%. As of January 31, 2005, three customers accounted for approximately 19%, 19% and 23% of accounts receivable.

******

Excerpt of Company Overview

January 2005 Strategy:
Continue to manage inventory tightly to reduce working capital expenses

As of September 30, 3005:
YTD 2005 = 3.3 turns, compared to FY 2003 = 2.1 turns and FY 2004 = 2.8 turns

Diversified Revenue Base

For First Half 2005 (based on Edgen sales through September 30, 2005, pre-acquisition):

•
MRO Distribution = 27%
•
Process = 16%
•
Oil and Gas = 19%
•
Export = 13%
•
Other = 11%
•
Power = 8%
•
Fabrication = 6%

•
MRO Distribution
•
Just-in-time delivery of specialty products to MRO distributors who deliver to end-users

•
Process
•
Specialty alloy pipe and components in the chemical, petrochemical, mining and refinery applications

•
Oil and Gas
•
Heavy-wall structural pipe for production platforms
•
Gathering and transmission lines

•
Power Generation
•
Seamless carbon and alloy pipe for high pressure / temperature applications

•
Other
•
Construction and manufacturing

Capitalize on Business Development Opportunities

Edgen Strengths:

•
Alloy pipe, fittings and wide range of specialty components (MIM US has no alloy products)
•
Extensive Americas distribution network
•
Strong vendor and customer relationships (many different than MIM US)

MIM US Strengths:

•
Outstanding international reputation
•
Strong vendor and customer relationships with key suppliers that Edgen does not have

•
Specialty plate and structural products

Combined:

•
Integrate the selling of all products through a single sales force
•
Greater purchasing power with vendors
•
Edgen obtains specialty plate and structural product lines
•
More focused Americas management for MIM US
•
Opportunity to more fully penetrate oil and gas markets

Excerpt of Summary Investment Considerations

•
Focused on specialty products with niche applications primarily in the oil and gas, petrochemical, process and power generation industries
•
Leading global distributor of specialty alloy and carbon steel pipe, plate and components
•
Significant barriers to entry
•
LTM Adjusted EBITDA of $37.3 million with significant growth opportunity
•
Low risk, quantifiable growth opportunities
•
Continued expansion throughout the Americas
•
New products for Edgen's key markets
•
Focus on high margin opportunities
•
Acquisition of experienced sales staff from MIM US
•
Proven, experienced management team and financial sponsor
•
Strong credit profile

        Set forth below is a reconciliation of net income (loss) to EBITDA for the periods presented:

					LTM Ended September 30, 2005
				Nine Months Ended September 30, 2004
	2002 Historical	2003 Historical	2004 Historical		Pro Forma	Pro Forma As Adjusted
	(in thousands)
Statement of Operations Data:
Net Income (loss)	$(31,935)	$(4,659)	$16,209	$7,871	$6,849	$7,192
Cumulative effect of change in accounting principle	39,414	—	—	—	—	—
Loss from discontinued operations, net of income tax benefit	2,709	189	—	—	—	—
Income tax (benefit) expense	1,385	(4,195)	(3,211)	3,372	(5,428)	(5,227)
Interest expense, net	3,102	3,122	5,163	3,179	12,001	15,612
Depreciation and amortization	1,672	2,001	2,400	1,796	2,528	2,560

EBITDA(1)	$16,347	$(3,542)	$20,561	$16,218	$15,950	$20,137

        Set forth below is the calculation of Adjusted EBITDA for the periods presented:

					LTM Ended September 30, 2005
				Nine Months Ended September 30, 2004
	2002 Historical	2003 Historical	2004 Historical		Pro Forma	Pro Forma As Adjusted
	(in thousands)
EBITDA	$16,347	$(3,542)	$20,561	$16,218	$15,950	$20,137
EBITDA Adjustments
Buy-out Transaction related expenses(2)	—	—	—	—	11,998	11,998
Extraordinary employee bonuses(3)	—	—	3,600	1,024	3,600	3,600
Inventory purchase price allocation adjustment(4)	—	—	—	—	1,544	1,544
Restructuring savings and expenses(5)	—	5,200	—	477	—	—

Adjusted EBITDA(1)	$16,347	$1,658	$24,161	$17,719	$33,092	$37,279

Cash Interest Expense				$7,858	$11,207	$13,900

(1)
We define EBITDA as net income (loss) before cumulative effect of change in accounting principle, loss from discontinued operations net of income tax benefit, net interest expense, income taxes, and depreciation and amortization. We define adjusted EBITDA as EBITDA as adjusted for (1) Buy-out Transaction related expenses, (2) extraordinary employee bonuses, and (3) additional cost of sales related to an inventory purchase price allocation adjustment. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We find it a useful tool to assist us in evaluating performance and liquidity because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges. However, EBITDA and adjusted EBITDA, which do not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. EBITDA and adjusted EBITDA are not complete net cash flow measures or measures of liquidity because EBITDA and adjusted EBITDA do not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity's ability to fund these cash requirements. EBITDA and adjusted EBITDA are not measures of profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Also, because EBITDA and adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

(2)
Includes expenses directly related to the Buy-out Transaction on February 1, 2005, including fees paid to management, directors and the previous owners and related legal and other expenses. Management believes these expenses to be one-time nonrecurring costs.

(3)
The employee bonus pool achieved in 2004 was higher than expected due to strong business performance relative to our business plan. Management believes that the normalized employee bonus pool for 2004 would have been reduced by $3.6 million given a more comparable business plan compared to our 2004 performance results.

(4)
In connection with the Buy-out Transaction on February 1, 2005, purchase accounting was applied as of that date resulting in a purchase price adjustment of $1.9 million to write-up the fair value of our inventory. As this inventory is used, the purchase price adjustment is reduced resulting in an increase in cost of sales and a reduction in gross profit. For the period from February 1, 2005 to September 30, 2005, cost of sales was increased by $1.5 million related to this purchase price adjustment. Management believes this non-cash charge should not be considered in deriving our gross profits.

(5)
Includes full year effect of savings from workforce reduction, closed location and equipment lease cancellations, one-time costs associated with our Oracle management information systems purchase and implementation and one-time legal expenses.

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ABOUT THIS OFFERING CIRCULAR
FORWARD-LOOKING STATEMENTS
Summary
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET SEPTEMBER 30, 2005 (IN THOUSANDS)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (IN THOUSANDS)
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (IN THOUSANDS)
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share amounts)
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 (IN THOUSANDS)
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands, except share and per share amounts)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Summary of Primary Distributed Products
Summary of Leased and Owned Facilities
MANAGEMENT
Summary Compensation Table
DESCRIPTION OF CERTAIN INDEBTEDNESS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT AUDITORS' REPORT
MURRAY INTERNATIONAL METALS, INC. BALANCE SHEET
MURRAY INTERNATIONAL METALS, INC. STATEMENTS OF INCOME
MURRAY INTERNATIONAL METALS, INC. STATEMENTS OF SHAREOWNER'S EQUITY
MURRAY INTERNATIONAL METALS, INC. STATEMENT OF CASH FLOWS
MURRAY INTERNATIONAL METALS, INC. NOTES TO THE FINANCIAL STATEMENTS YEAR ENDED JANUARY 31, 2005 AND SIX MONTHS ENDED JULY 31, 2005 (UNAUDITED)